      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000



                                                      REGISTRATION NO. 333-36898

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                      SOVEREIGN SPECIALTY CHEMICALS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                             2891                            36-4176637
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                    No.)

                           225 WEST WASHINGTON STREET
                                   SUITE 2200
                            CHICAGO, ILLINOIS 60606
                                 (312) 419-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                             ---------------------

                                JOHN R. MELLETT
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      SOVEREIGN SPECIALTY CHEMICALS, INC.
                     225 WEST WASHINGTON STREET, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                                 (312) 419-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                    Copy to:

                              JOHN M. BIBONA, ESQ.

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                         NEW YORK, NEW YORK 10004-1980
                                 (212) 859-8000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                 STATE OF       I.R.S. EMPLOYER
NAME OF REGISTRANT              PRINCIPAL EXECUTIVE OFFICE     INCORPORATION   IDENTIFICATION NO.
------------------              --------------------------     -------------   ------------------
Pierce & Stevens Corp........  710 Ohio Street                 New York            16-0951610
                               Buffalo, NY 14203
                               (716) 856-4941

SIA Adhesives, Inc. .........  123 West Burtges Street         Delaware            31-1557383
                               Akron, OH 44311
                               (330) 374-2900

OSI Sealants, Inc. ..........  7405 Production Drive           Illinois            36-2361148
                               Mentor, OH 44060
                               (440) 255-8900

Tanner Chemicals, Inc. ......  9 Furman Hall Court             New Hampshire       02-0352196
                               Greenville, SC 29609
                               (864) 232-3893

---------------

 * The Standard Industrial Classification Code Number for each additional registrant is 2891.

PROSPECTUS


                   [SOVERIGN SPECIALTY CHEMICALS, INC. LOGO]

                                   SOVEREIGN

                           SPECIALTY CHEMICALS, INC.

                               EXCHANGE OFFER FOR
                                  $150,000,000
                   11 7/8% SENIOR SUBORDINATED NOTES DUE 2010
                             ---------------------

     We are offering to exchange 11 7/8% Senior Subordinated Notes due 2010, Series B, for our currently outstanding 11 7/8% Senior Subordinated Notes due 2010, Series A. The exchange notes are the same as the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture. The principal features of the exchange offer are as follows:


     - Expires 5:00 p.m., New York City time on June 27, 2000, unless extended.


     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except for certain transfer restrictions and certain rights under the registration rights agreement.

     - The exchange of outstanding notes for exchange notes pursuant to the exchange offer will be a tax-free event for United States federal tax purposes.

     - We will not receive any proceeds from the exchange offer.

     - We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

     Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.
                             ---------------------

INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


                  The date of this prospectus is May 26, 2000.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Summary.....................................................     1
Risk Factors................................................     8
Use of Proceeds.............................................    16
Capitalization..............................................    16
Selected Historical Financial Information...................    17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    18
Business....................................................    25
Management..................................................    34
Security Ownership by Certain Beneficial Owners and
  Management................................................    43
Certain Relationships and Related Transactions..............    44
Description of Our Credit Facility..........................    46
Description of Exchange Notes...............................    49
The Exchange Offer..........................................    92
Certain United States Federal Income Tax Consequences.......   102
Plan of Distribution........................................   107
Legal Matters...............................................   108
Experts.....................................................   108
Where You Can Find More Information.........................   108
Index to Financial Statements...............................   F-1


                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The federal securities laws allow us to incorporate by reference the information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus our annual report on Form 10-K for the fiscal year ended December 31, 1999 and our quarterly report on Form 10-Q for the quarter ended March 31, 2000. In addition, all reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and until all of the outstanding notes are exchanged for exchange notes are incorporated in this prospectus by reference and shall be a part of this prospectus from the date of filing of those reports and documents. These documents may contain important business and financial information about us that is not included in or delivered with this prospectus. Any statement contained in a report or document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed report or document that also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.



     We will provide, upon written or oral request, without charge, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Sovereign Specialty Chemicals, Inc., 225 West Washington Street, Suite 2200, Chicago, Illinois 60606, Attention: John R. Mellett, (312) 419-7100. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 20, 2000, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE BY WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.


                             ---------------------

     You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that

                                      (ii)
the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or, with respect to information incorporated by reference from reports or documents filed with the Securities and Exchange Commission, as of the date such report or document was filed. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus is based on information provided by us and other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes various documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. See "Where You Can Find More Information." In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the exchange notes, including the merits and risks involved.

     We are not making any representation to any purchaser of the exchange notes regarding the legality of an investment in the exchange notes by that purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the exchange notes.

                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements including statements relating to our strategy, expectations for the industry, capital requirements and hedging activities. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things

     - our anticipated growth and business strategies

     - our expected internal growth

     - our ability to integrate acquired businesses

     - anticipated trends and conditions in the specialty chemicals industry

     - our future capital needs

     - our ability to develop new technologies

     - our ability to control costs and maintain quality

     - our ability to compete

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                                      (iii)

                                    SUMMARY

     The following may not contain all of the information that is important to you. You should read this entire document carefully, including the "Risk Factors" and the financial statements and related notes, before making an investment decision. Unless otherwise indicated, industry data contained in this prospectus is as of December 31, 1998 and was derived from "The U.S. Adhesives Industry 1996-2006," a report prepared by The ChemQuest Group, Inc., an independent management consultancy specializing in the adhesives, sealants and coatings and automotive industries, as well as publicly available sources, which we have not independently verified but which we believe to be reliable.

                                  THE COMPANY


     We are a leading developer, producer and distributor of adhesives, sealants and coatings for use in four primary markets: industrial; flexible packaging; overprint coatings; and housing repair, remodeling and new construction. We focus on select value-added market niches in which we have established leadership positions and competitive advantages in product development, manufacturing and distribution. We believe that approximately 45% of our 1999 net sales were from applications in which we have the number one or two position in the United States. We frequently design our products in cooperation with our customers to meet unique specifications and to provide critical performance attributes to their products, resulting in a significant number of long-lived primary supplier relationships. For the year ended December 31, 1999 and the three months ended March 31, 2000, we had net sales of approximately $237.4 million, and $60.8 million.


     We were formed to acquire and consolidate specialty chemicals businesses in the U.S. adhesives, sealants and coatings segment. We have successfully expanded our business through six strategic acquisitions which we have integrated into our three business units: SIA Tanner, Pierce & Stevens and OSI Sealants. SIA Tanner manufactures high-performance specialty adhesives and coatings for automotive, aerospace, recreational vehicle, manufactured housing, air handling and transportation textile applications. Pierce & Stevens manufactures coating and adhesive products for overprint coating, flexible packaging and industrial applications. OSI Sealants manufactures branded caulks, sealants and adhesives for professional contractors and do-it-yourself applications. We plan to continue our growth through a combination of new product development, continued market penetration, strategic acquisitions and international expansion.

     The U.S. adhesives, sealants and coatings segment of the specialty chemicals industry is highly fragmented with over 500 companies, a significant majority of which we believe are small and regional. Total sales for U.S. adhesives, sealants and coatings grew from approximately $13.8 billion in 1986 to approximately $30.1 billion in 1998, representing a compound annual growth rate of 6.7%. Adhesives are replacing mechanical fasteners in many manufacturing processes, and adhesives and sealants can reduce weight and parts requirements and provide superior performance characteristics such as protection against corrosion and vibration. In addition, we expect international sales of adhesives, sealants and coatings to grow due to increased use in developing markets.

     On December 30, 1999, SSCI Investors LLC, an entity owned by an investor group led by AEA Investors Inc., acquired approximately 75% of our capital stock, with the balance owned by other investors, including our current management team. The aggregate purchase price for the transaction was $360.0 million, including the retained equity interest, assuming a balance sheet free of cash and indebtedness. AEA Investors Inc. is an international private equity firm supported by industrial families and chief executives of major corporations from around the world.

     Our principal place of business is located at 225 West Washington Street, Suite 2200, Chicago, Illinois 60606, and our telephone number is (312) 419-7100. For more information regarding our company, see "Business."

                                  THE OFFERING

     On March 29, 2000, we completed the offering of $150.0 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2010 exempt from registration under the Securities Act of 1933, as amended. We used the net proceeds of the offering to repay approximately $141.0 million of outstanding indebtedness under our credit facility and for general corporate purposes.

Outstanding notes..........  We sold the outstanding notes to J.P. Morgan
                             Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc., the initial purchasers, on March 29, 2000. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration rights
agreement..................  In connection with the sale of the outstanding notes, we and the guarantor subsidiaries entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement we agreed to

                             - file a registration statement for the exchange
                               offer and the exchange notes by May 28, 2000

                             - use our reasonable best efforts to cause that
                               registration statement to become effective under the Securities Act by September 25, 2000

                             - complete the exchange offer by October 25, 2000

                             If we do not meet one of these requirements, we must pay additional interest on the outstanding notes until we meet the requirement. We have also agreed to keep the registration statement for the exchange offer effective for at least 30 days (or longer, if required by applicable law) after the date for which notices of the exchange offer is mailed to holders of notes. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

                               THE EXCHANGE OFFER

     The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer" in this prospectus.

Securities offered.........  $150,000,000 aggregate principal amount of 11 7/8%
                             Senior Subordinated Notes due 2010, Series B.


Exchange offer.............  We are offering to exchange $1,000 principal amount of our 11 7/8% Senior Subordinated Notes due 2010, Series B, which have been registered under the Securities Act for each $1,000 principal amount of our currently outstanding 11 7/8% Senior Subordinated Notes due 2010, Series A. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 27, 2000. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that


                             - the exchange notes have been registered under the
                               federal securities laws and will not bear any legend restricting their transfer

                             - the exchange notes bear a Series B designation
                               and a different CUSIP number than the outstanding notes


                             - the holders of the exchange notes will not be
                               entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer

                             See "The Exchange Offer."


Transferability of exchange
    notes..................  We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement so long as you may accurately make the representations listed under "The Exchange Offer -- Transferability of the Exchange Notes." If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."



Expiration date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on June 27, 2000, unless we choose to extend the exchange offer.


Conditions to the
  exchange offer...........  Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if

                             - any action or proceeding is instituted or
                               threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries

                             - any law, statute, rule, regulation or
                               interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, that, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us, or


                             - any governmental approval has not been obtained,
                               that we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus


                             See "The Exchange Offer -- Conditions to the
                             Exchange Offer."

Procedures for tendering
    outstanding notes......  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

                             By executing the letter of transmittal, you will represent to us that, among other things

                             - you, or the person or entity receiving the
                               related exchange notes, are acquiring the exchange notes in the ordinary course of business

                             - neither you nor any person or entity receiving
                               the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws

                             - neither you nor any person or entity receiving
                               the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes

                             - neither you nor any person or entity receiving
                               the related exchange notes is an "affiliate" of Sovereign or the guarantors, as that term is defined under Rule 405 of the Securities Act, and

                             - you are not acting on behalf of any person or
                               entity who could not truthfully make these statements

                             See "The Exchange Offer -- Procedures for Tendering Outstanding Notes" and "Plan of Distribution."

Effect of not tendering....  Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange
                             Offer -- Effect of Not Tendering."


Interest on the exchange
notes and the outstanding
  notes....................  The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from March 29, 2000. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the notes.


Withdrawal rights..........  Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Federal tax consequences...  There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer.

Exchange agent.............  The Bank of New York, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the terms of the outstanding notes. We sometimes refer to the outstanding notes and the exchange notes together as the "notes." For a more complete description of the terms of the exchange notes, see "Description of Exchange Notes" in this prospectus.

Issuer.....................  Sovereign Specialty Chemicals, Inc.

Securities offered.........  $150,000,000 aggregate principal amount of 11 7/8%
                             Senior Subordinated Notes due 2010, Series B.

Maturity date..............  March 15, 2010.

Interest payment dates.....  March 15 and September 15 of each year, commencing
                             September 15, 2000.

Subsidiary guarantees......  Each of our domestic subsidiaries will jointly and severally guarantee the exchange notes on a senior subordinated basis. Future direct and indirect domestic subsidiaries, excluding specified unrestricted subsidiaries, will also be required to guarantee the exchange notes.

                             - the guarantees will be general unsecured
                               obligations of the guarantors and will be subordinate in right of payment to all existing and future guarantor senior debt, which includes the guarantees of the credit facility

                             - the guarantees will be equal in right of payment
                               to all of the guarantors' future senior
                               subordinated debt

                             - the guarantees will be senior in right of payment
                               to all of the guarantors' existing and future subordinated debt

                             See "Description of Exchange Notes -- Guaranties of the Notes."

  Ranking..................  The exchange notes will be unsecured and

                             - subordinate in right of payment to all of our
                               existing and future senior debt

                             - equal in right of payment to all of our future
                               senior subordinated debt

                             - senior in right of payment to all our existing
                               and future subordinated debt


                             As of May 15, 2000, our total combined outstanding senior debt was approximately $15.5 million. As of May 15, 2000, our available borrowing capacity under our credit facility was $113.9 million. See "Description of Exchange Notes -- Ranking" and "Description of Our Credit Facility."


Optional redemption........  Except as described below, we may not redeem the exchange notes prior to March 15, 2005. On or after that date, we may redeem some or all of the exchange notes, at any time at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, on the exchange notes, to the date of redemption.

Equity offering   optional
  redemption...............  Before March 15, 2003 we may, subject to specific requirements, redeem up to 35% of the notes issued under the indenture relating to the notes with the net proceeds of specified equity offerings at the redemption price described in this prospectus if at least 65% of the notes issued under the indenture relating to the notes remain outstanding after that redemption. See "Description of Exchange Notes -- Optional Redemption."

Change of control..........  Upon the occurrence of specified events, we will be required to make an offer to repurchase each holder's exchange notes at a price equal to 101% of principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Notes -- Offer to Purchase upon Change of Control."

Covenants..................  The indenture relating to the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to

                             - incur additional indebtedness

                             - incur liens on property or assets

                             - make acquisitions

                             - merge or consolidate with third parties

                             - make restricted payments and investments

                             - pay dividends and make distributions

                             - repurchase or redeem capital stock

                             - dispose of assets

                             - guarantee obligations

                             - engage in certain transactions with subsidiaries
                               and affiliates and otherwise restrict corporate activities

                             These covenants are subject to a number of important exceptions and qualifications. See "Description of Exchange Notes -- Certain Covenants."

Absence of a public market
  for the exchange notes...  The exchange notes are new securities, for which there is currently no established trading market, and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and may discontinue any market making with respect to the exchange notes at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote them.

                                  RISK FACTORS


     You should consider carefully all of the information contained in or incorporated into this prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 8 before investing in the exchange notes.

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following table presents our summary historical financial data at the dates and for the periods indicated. The historical data for the nine months ended December 31, 1996 are derived from the audited statements of our former parent, Sovereign Specialty Chemicals, L.P., and the data for the years ended 1997, 1998 and 1999 are derived from our audited financial statements. The data for the three months ended March 31, 1999 and 2000 are derived from our unaudited financial statements. The information set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The transactions resulting in the acquisition by SSCI Investors LLC of its approximately 75% ownership stake in our company were accounted for as a recapitalization.



                                                                                                       THREE MONTHS ENDED
                                   NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED     YEAR ENDED    -------------------------
                                     DECEMBER 31,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,     MARCH 31,
                                        1996(1)            1997           1998           1999          1999          2000
                                   -----------------   ------------   ------------   ------------   -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................       $37,792          $134,771       $211,335       $237,408      $ 55,766      $ 60,812
Cost of goods sold...............        26,637            92,889        144,039        162,550        37,880        41,302
                                        -------          --------       --------       --------      --------      --------
Gross profit.....................        11,155            41,882         67,296         74,858        17,886        19,510
Selling, general and
  administrative expenses........         9,613            30,272         46,010         47,486        11,848        13,176
Stock compensation expense.......            --                22            408            864            90            --
Special charges(2)...............            --                --             --         14,153            --            --
                                        -------          --------       --------       --------      --------      --------
Operating income.................         1,542            11,588         20,878         12,355         5,948         6,334
Interest expense, net............         1,666             9,080         14,712         15,076         3,462         4,176
Loss on sale of business.........            --                --          1,025             --            --            --
                                        -------          --------       --------       --------      --------      --------
Income (loss) before income taxes
  and extraordinary item.........          (124)            2,508          5,141         (2,721)        2,486         2,158
Income taxes(3)..................           (99)            1,315          3,494          4,218         1,106         1,221
                                        -------          --------       --------       --------      --------      --------
Income (loss) before
  extraordinary item.............           (25)            1,193          1,647         (6,939)        1,380           937
Extraordinary losses, net(4).....           281             1,409            176          1,055            --        (4,828)
                                        -------          --------       --------       --------      --------      --------
Net income (loss)................       $  (306)         $   (216)      $  1,471       $ (7,994)     $  1,380      $ (3,891)
                                        =======          ========       ========       ========      ========      ========
OTHER FINANCIAL DATA:
Depreciation and amortization....       $ 1,600          $  6,049       $  9,477       $ 10,965         2,451         3,076
Capital expenditures.............           688             1,834          4,472          6,280         2,180           780
Ratio of earnings to fixed
  charges(5).....................            --(6)            1.3x           1.3x            --(6)        1.7x          1.5x



                                                         DECEMBER 31,                  THREE MONTHS     THREE MONTHS
                                           ----------------------------------------       ENDED            ENDED
                                            1996       1997       1998       1999     MARCH 31, 1999   MARCH 31, 2000
                                           -------   --------   --------   --------   --------------   --------------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................  $   104   $  6,413   $  5,863   $ 17,005      $  6,053         $  9,483
Working capital..........................   11,936     29,618     29,739     17,311        31,091           40,034
Total assets.............................   69,960    242,759    225,804    257,839       234,547          254,765
Total indebtedness.......................   41,652    159,277    132,264    158,582       140,160          169,450
Stockholders' equity.....................   17,444     52,053     54,194     56,616        55,580           52,615


---------------

(1) Period from March 31, 1996, date of inception, through December 31, 1996.
(2) Special charges relating to the acquisition by SSCI Investors LLC on December 30, 1999 include $11.3 million in non-cash stock compensation expense related to accelerated vesting of incentive equity awards previously issued to certain members of management, $1.5 million in compensation expenses related to a disbursement made to employees under the Long-Term Incentive Plan of our former parent partnership, $0.8 million in cash bonuses related to the transaction and $0.6 million in transaction fees.
(3) Prior to our restructuring on July 31, 1997, we were composed of entities, including a limited partnership and a limited liability company, for which income taxes are "passed through" to their owners and, as a result, no income taxes are reflected prior to July 31, 1997. Effective July 31, 1997, our predecessor was merged with and into SIA Adhesives, Inc., a subchapter C corporation, and its business became subject to income taxes. As a result, income taxes have been reflected for the year ended December 31, 1997 for taxable earnings subsequent to the merger.
(4) Extraordinary loss relates to the write-off of deferred financing costs associated with the early extinguishment of debt.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest, amortization of deferred debt issuance costs and the portion of occupancy expense deemed representative of interest.
(6) Earnings were inadequate to cover fixed charges for the nine months ended December 31, 1996, and the year ended December 31, 1999 by $0.1 million and $2.7 million, respectively.

                                  RISK FACTORS

     You should consider carefully the following risks and all of the information set forth in this prospectus before participating in the exchange offer. Investment in the exchange notes, like an investment in the outstanding notes, entails the risks described below.

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON THE EXCHANGE NOTES AND OUR OTHER INDEBTEDNESS.


     We now have and will continue to have a significant amount of indebtedness. As of May 15, 2000, our total debt was $165.3 million. As of May 15, 2000, our available borrowing capacity under our credit facility was $113.9 million.


     Our current and future indebtedness could have important consequences to you. For example, it could

     - impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes

     - limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness

     - put us at a competitive disadvantage to less leveraged competitors

     - hinder our ability to adjust rapidly to changing market conditions

     - increase our vulnerability in the event of a business or general economic downturn

     - make it more difficult for us to satisfy our obligations with respect to the notes

     - increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged

     - limit, along with the financial and other restrictive covenants in our indebtedness, our ability to make investments or take other actions or borrow additional funds

     Our ability to repay or refinance our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs or raw material or product prices, the response of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We may not be able to implement our business strategy or the anticipated results of our strategy may not be realized.

     We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from incurring indebtedness, although the indenture does contain limitations on additional indebtedness. Based on our current level of operations, we believe that our cash flow from operations and our available financing will be adequate to meet our anticipated requirements for operating our business and servicing our debt. If, in the future, we cannot generate enough cash from operations to make scheduled payments on our indebtedness, we may be required to reduce or delay capital expenditures, refinance our indebtedness, obtain additional financing or sell assets. Our business may not be able to generate cash flow, and we may not be able to obtain funding sufficient or utilize other means to satisfy our debt service requirements.

THE EXCHANGE NOTES WILL BE JUNIOR TO OUR SENIOR DEBT AND THE GUARANTEES WILL BE JUNIOR TO GUARANTOR SENIOR DEBT, AND THESE OBLIGATIONS WILL BE EFFECTIVELY JUNIOR TO THE LIABILITIES OF OUR NONGUARANTOR SUBSIDIARIES WHICH MAY BE SIGNIFICANT.

     The exchange notes will be unsecured senior subordinated obligations and will be junior to all our existing and future senior indebtedness, including our credit facility. Each of our currently existing domestic subsidiaries will guarantee the exchange notes. These guarantees will be unsecured senior subordinated obligations and will be junior to all existing and future senior debt of the guarantors. The exchange notes will be effectively junior to all existing and future debt and other liabilities of our subsidiaries that are not guarantors, which include our foreign subsidiaries. As of May 15, 2000, we had outstanding $15.3 million of senior debt and the guarantors had outstanding $4.2 million of senior debt (other than their guarantees of our debt). At March 31, 2000 the nonguarantor subsidiaries had outstanding $3.4 million of total debt to third parties including trade payables.



     We also may incur significant additional senior indebtedness under the terms of our credit facility. For example, as of May 15, 2000, we had $113.9 million available under our credit facility which, if borrowed, would be senior indebtedness. If we become bankrupt, liquidate or dissolve, our assets would be available to pay obligations on the exchange notes only after our senior indebtedness has been paid. Similarly, if one of our guarantor subsidiaries becomes bankrupt, liquidates or dissolves, that subsidiary's assets would be available to pay obligations on its guarantee only after payments have been made on its senior indebtedness.



     In addition, our credit facility provides our existing and future foreign nonguarantor subsidiaries with borrowing capacity of up to $60 million. The credit facility and the indenture with respect to the exchange notes also permit these subsidiaries to incur additional indebtedness outside of the credit facility. See "Description of Our Credit Facility." Our credit facility and the indenture also provide for our ability to make loans to and investments in these subsidiaries. The exchange notes will effectively rank junior to all liabilities, including trade indebtedness, of these foreign nonguarantor subsidiaries. If one of our nonguarantor subsidiaries becomes bankrupt, liquidates or dissolves, that nonguarantor subsidiary's assets would be available to us, and ultimately the holders of the exchange notes, only after payments have been made on all of its liabilities. As of March 31, 2000, our foreign nonguarantor subsidiaries represented 2.8% of our assets and 3.8% of our net sales.


     If we fail to pay any of our senior indebtedness, we may make payments on the exchange notes only if either we first pay our senior debt or the holders of our senior indebtedness waive the payment default. Moreover, if any non-payment default exists under our senior indebtedness, we may not make any cash payments on the exchange notes for a period of up to 179 days in any 360-day period, unless we cure the non-payment default, the holders of the senior indebtedness waive the default or rescind acceleration of the indebtedness or we repay the indebtedness in full. In the event of a non-payment default we may not have sufficient assets to pay amounts due on the exchange notes. In addition, various events of default under our credit facility would prohibit us from making any payments on the exchange notes.

THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR CREDIT FACILITY IS SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS.

     In addition to being subordinated to all our senior indebtedness, the exchange notes will not be secured by any of our assets. However, the credit facility is secured by substantially all of our assets and the assets of our domestic subsidiaries. Additionally, the terms of the indenture and our credit facility permit us to incur additional secured debt. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders will have a prior claim on our assets. In that event, because the exchange notes will not be secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of the exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

THE OPERATING AND FINANCIAL RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS, INCLUDING OUR CREDIT FACILITY AND THE INDENTURE RELATING TO THE EXCHANGE NOTES, COULD NEGATIVELY AFFECT OUR ABILITY TO FINANCE OPERATIONS AND CAPITAL NEEDS OR TO ENGAGE IN OTHER BUSINESS ACTIVITIES.

     Our existing debt agreements contain covenants that restrict our ability and our subsidiaries' ability to

     - incur additional indebtedness

     - incur liens on property or assets

     - make acquisitions

     - merge or consolidate with third parties

     - make restricted payments and investments

     - pay dividends and make distributions

     - repurchase or redeem capital stock

     - dispose of assets

     - guarantee obligations

     - enter into sale and leaseback transactions

     - engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities

     In addition, our credit facility contains financial covenants, including

     - a total debt to EBITDA ratio

     - a senior debt to EBITDA ratio

     - a fixed charge coverage ratio

     - an interest expense coverage ratio

     Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facility or the indenture. If we default under our credit facility, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our available cash to repay the indebtedness under our credit facility or prevent us from making debt service payments on any other indebtedness we owe. If a default under the indenture occurs, the holders of the notes could elect to declare the notes due and payable. If the indebtedness under our credit facility or the notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding. We also may amend the provisions and limitations of our credit facility from time to time without the consent of the holders of exchange notes.

THE SUCCESS OF OUR ACQUISITION STRATEGY COULD BE ADVERSELY AFFECTED BY THE UNAVAILABILITY OF SUITABLE ACQUISITION CANDIDATES OR OUR INABILITY TO FINANCE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES.

     Our business strategy includes making acquisitions, but we can give you no assurance that suitable acquisition candidates will continue to be available or that we will be able to negotiate acceptable prices and terms. We expect to finance acquisitions primarily through the issuance of additional debt. However, we may not be able to obtain additional financing for future acquisitions. Also, our credit facility limits our ability to make acquisitions and to incur indebtedness. In addition, growth by acquisition involves risks such as

     - difficulties in integrating the operations and personnel of acquired companies

     - the potential loss of key employees and customers of acquired companies

     - diversion of our management's attention from ongoing business concerns

     If the execution of our acquisition strategy is unsuccessful, our ability to compete successfully with larger companies, or companies that are able to complete successful acquisitions in our industry, will be reduced.

WE MAY BE UNABLE TO IMPLEMENT SUCCESSFULLY OUR EXPANSION INTO FOREIGN MARKETS.

     Our business strategy includes increasing our international sales through increased sales and marketing activities in targeted regions, by entering into strategic alliances and through acquisitions of foreign businesses, joint ventures and/or other business combinations or arrangements. Our efforts to increase international sales may be adversely affected by, among other things

     - changes in foreign import restrictions and regulations

     - taxes

     - currency exchange rates

     - currency and monetary transfer restrictions and regulations

     - changes in U.S. law affecting foreign trade

     - economic and political changes in the foreign nations in which our products are sold

     One or more of these factors could have a material adverse effect on our business, financial condition or results of operations in the future.

THE ADHESIVES, SEALANTS AND COATINGS SEGMENT OF THE SPECIALTY CHEMICALS INDUSTRY IS HIGHLY COMPETITIVE.

     We compete with a wide variety of specialty chemical manufacturers. Some of our competitors are larger, have greater financial resources and are less leveraged than we are. As a result, these competitors may be better able to withstand a change in market conditions within the specialty chemical industry and throughout the economy as a whole. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can. Additionally, a number of our niche product applications are customized or sold for highly specialized uses. Competitors that have greater financial, technological, manufacturing and marketing resources than we do and that do not today market similar applications for these uses could choose to do so in the future. Increased competition could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND SIGNIFICANTLY ON OUR SENIOR MANAGEMENT TEAM.

     Our success depends in large part on the services of our senior management team including our Chairman, President and Chief Executive Officer, Robert B. Covalt. The loss of any of our key executives could materially adversely affect our company and seriously impair our ability to implement our business strategy. The employment agreements of most of our key executives expire on December 31, 2002 or December 31, 2003. With the exception of Robert B. Covalt, we do not maintain key person life insurance policies on any of our executive officers. Our ability to manage our anticipated growth will also depend on our ability to identify, hire and retain qualified management personnel. If we are unsuccessful in attracting and retaining qualified personnel, it could have a material adverse affect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES IN OUR
INDUSTRY.

     Our future business success will depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. If we cannot keep pace with the technological advances in the specialty chemicals industry, it could have a material adverse effect on our business, financial condition or results of operations.

WE RELY ON SUPPLIES OF A VARIETY OF SPECIALTY AND COMMODITY CHEMICALS IN OUR MANUFACTURING PROCESS.

     We use a variety of specialty and commodity chemicals in our manufacturing processes. These raw materials are generally available from numerous independent suppliers. We typically purchase raw materials on a contract basis. Some of the raw materials that we use are derived from propylene, crude oil derivatives and ethylene. There have been historical periods of rapid and significant movements in the prices of propylene, crude oil derivatives and ethylene both upward and downward. We generally pass changes in the prices of raw materials to our customers over a period of time. We cannot always do so, however, and any limitation on our ability to pass through any such price increases could have a material adverse effect on our business, financial condition or results of operations.

RISKS ASSOCIATED WITH THE OPERATION OF OUR MANUFACTURING FACILITIES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our revenues are dependent on the continued operation of our various manufacturing facilities. The operation of chemical manufacturing plants involves many risks including

     - the breakdown, failure or substandard performance of equipment

     - inclement weather and natural disasters

     - the need to comply with directives of, and maintain all necessary permits from, government agencies

     - raw material supply disruptions

     - labor force shortages, work stoppages or other labor difficulties

     - transportation interruptions

     The occurrences of material operational problems, including but not limited to the above events, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or with respect to various facilities of our company as a whole, during the period of the operational difficulties.

     Our operations are also subject to various hazards incident to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence at one of our locations may result in us being named as a defendant in lawsuits asserting potentially large claims. In addition, individuals could seek damages for alleged personal injury or property damage resulting from exposure to chemicals at our facilities. Although we maintain insurance policies that could provide some coverage for these claims, that coverage does not include all of these risks and is subject to limitations and, accordingly, may be inadequate.

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND ADVERSELY IMPACT OUR FINANCIAL POSITION.

     We are subject to extensive laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes, the remediation of contamination, and otherwise relating to health, safety and protection of the environment. Additionally, the operation of chemical manufacturing plants involves the risk of chemical spills and other discharges or releases of hazardous substances, including gases. Should this risk materialize, it may cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage, which could lead to claims under the environmental laws.

     There are conditions at our facilities that require environmental remediation. While we believe that any costs relating to this remediation that are not covered by indemnification or insurance will not be material, they could be. Environmental laws are constantly evolving and it is impossible to predict accurately the effect they may have upon our capital expenditures, earnings or competitive position in the future. Should environmental laws become more stringent, the cost of compliance would increase. If we cannot pass along future costs to our customers, any increases may have a material adverse effect on our business, financial condition or results of operations.

DEMAND FOR SOME OF OUR PRODUCTS IS CYCLICAL IN NATURE AND SUBJECT TO CHANGES IN GENERAL ECONOMIC CONDITIONS.

     A significant portion of our products are used in industries that experience cyclicality and are subject to changes in general economic conditions. Sales to the building and construction market are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Sales to the transportation industry are also cyclical in nature. Downturns in the building and construction market or the transportation industry could have a material adverse effect on our business, financial condition or results of operations.

PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Because many of our products provide critical performance attributes to our customers' products, the sale of these products entails risk of product liability claims. A successful product liability claim, or series of claims, against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

WE ARE CONTROLLED BY ONE PRINCIPAL SHAREHOLDER.

     The interests of our controlling shareholder may be in conflict with your interests as a holder of notes. We are 75% owned by SSCI Investors LLC. As a result, SSCI Investors LLC will be able to direct the election of the members of our board of directors and therefore direct our management and policies. Circumstances may occur in which the interests of SSCI Investors LLC, as an equity holder, could be in conflict with the interests of the holders of notes. For example, SSCI Investors LLC may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though those transactions might involve disproportionate risks to the holders of the notes.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES OF THE EXCHANGE NOTES.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims under the guarantees to the guarantor's other debt or take other action detrimental to holders of the guarantees of exchange notes. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees made by our subsidiaries could be voided or subordinated to other debts if, among other things

     - any subsidiary guarantor issued the guarantee to delay, hinder or defraud present or future creditors

     - any subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing such subsidiary guarantee and, at the time it issued its subsidiary guarantee, any subsidiary guarantor

        - was insolvent or rendered insolvent by reason of such incurrence

        - was engaged in a business or transaction for which such guarantor's remaining unencumbered assets constituted unreasonably small capital

        - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature

        - was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if, at the time it incurred the indebtedness,

     - the sum of its debts is greater than the fair value of all of its assets

     - the present fair saleable value of its assets was less than the amount that would be required in order to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature, or

     - it could not pay or is generally not paying its debts as they become due

WE MAY NOT BE ABLE TO REPURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

     Upon a change of control event, each holder of the notes will have the right to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. Our ability to repurchase the exchange notes upon a change of control event is limited by the terms of our debt agreements, including our credit facility. Upon a change of control event, we may be required to repay immediately the outstanding principal, and any accrued interest or any other amounts, owed by us under our credit facility. We may not be able to repay these amounts or obtain the necessary consents under our credit facility to repurchase the exchange notes. The source of funds for any purchase of exchange notes would be our available cash or cash generated from other sources. However, we may not have enough available funds or be able to generate the necessary funds upon a change of control to make any required repurchases of tendered notes. This may result in our having to refinance our outstanding indebtedness, which we may not be able to do on favorable terms or at all.


YOU MAY BE UNABLE TO SELL YOUR EXCHANGE NOTES IF A TRADING MARKET FOR THE EXCHANGE NOTES DOES NOT DEVELOP.


     The exchange notes will be new securities for which there is currently no established trading market, and none may develop. The initial purchasers of the outstanding notes have indicated to us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are under no obligation to do so. At their discretion, the initial purchasers could discontinue their market-making efforts at any time without notice. Accordingly, we cannot assure you that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system.

     The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OUTSTANDING NOTES

     In the event the exchange offer is completed, we will not be required to register any outstanding notes not tendered and accepted in the exchange offer. In that event, holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act, since the outstanding notes will continue to be subject to restrictions on transfer. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes. Following the exchange offer, none of the exchange notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to complete the exchange offer in accordance with the terms of the registration rights agreement) pursuant to the registration rights agreement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

     We used the net cash proceeds from the issuance of the outstanding notes to repay approximately $141.0 million of outstanding indebtedness under our credit facility. Of the $156.1 million principal amount then outstanding under our credit facility (which as of March 23, 2000, had a weighted average interest rate of 8.7%) prior to that issuance, approximately $127.4 million was incurred to finance the repurchase of $125.0 million principal amount of our 9 1/2% notes on March 6, 2000 pursuant to a change of control offer.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2000.



                                                                AS OF MARCH 31, 2000
                                                                     UNAUDITED
                                                               ----------------------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................          $  9,483
                                                                      ========
Total debt, including current maturities:
  New credit facility(1)....................................            15,098
  Notes(2)..................................................           148,932
  Other debt, including capital leases......................             5,420
                                                                      --------
     Total debt.............................................           169,450
                                                                      --------
          Total stockholders' equity(3).....................            52,615
                                                                      --------
          Total debt and stockholders' equity...............          $222,065
                                                                      ========


---------------

(1) The net proceeds from the issuance of the outstanding notes were used to repay all amounts outstanding under our Term A Loan Facility and our Term B Loan Facility and approximately $6.0 million outstanding under our Revolving Credit Facility. Upon these repayments, the Term B Loan Facility was terminated and we had $75.0 million of borrowing availability under the Term A Loan Facility and $35.5 million of borrowing availability under our $50.0 million Revolving Credit Facility.

(2) Reflects unamortized offering discount of approximately $1.0 million.

(3) Includes Common Stock, $.01 par value, 2,700,000 shares authorized and 1,436,239 shares issued and outstanding and Non-Voting Common Stock, $.01 par value, 2,100,000 shares authorized and 730,182 shares issued and outstanding.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table presents our selected historical financial data and that of our predecessors at the dates and for the periods indicated. The data for the years ended December 31, 1995 and the three months ended March 31, 1996 are derived from the audited financial statements of our predecessor, Sovereign Engineered Adhesives L.L.C. The data for the nine months ended December 31, 1996 are derived from the financial statements of Sovereign Specialty Chemicals, L.P., our former parent. The data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited financial statements. The data for the three months ended March 31, 1999 and 2000 are derived from our unaudited financial statements. The information set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The transactions resulting in the acquisition by SSCI Investors LLC of its 75% ownership stake were accounted for as a recapitalization.


                                PREDECESSOR                     SOVEREIGN SPECIALTY CHEMICALS, INC.
                          ------------------------   ----------------------------------------------------------
                                           THREE         NINE
                              YEAR        MONTHS        MONTHS           YEAR           YEAR           YEAR
                             ENDED         ENDED        ENDED           ENDED          ENDED          ENDED
                          DECEMBER 31,   MARCH 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                              1995         1996        1996(1)           1997           1998           1999
                          ------------   ---------   ------------    ------------   ------------   ------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $21,129       $ 5,410      $37,792         $134,771       $211,335       $237,408
Cost of goods sold......     13,734         3,580       26,637           92,889        144,039        162,550
                            -------       -------      -------         --------       --------       --------
Gross profit............      7,395         1,830       11,155           41,882         67,296         74,858
Selling, general and
 administrative
 expenses...............      5,633         1,603        9,613           30,272         46,010         47,486
Stock compensation
 expense................         --            --           --               22            408            864
Special charges(2)......         --            --           --               --             --         14,153
                            -------       -------      -------         --------       --------       --------
Operating income........      1,762           227        1,542           11,588         20,878         12,355
Interest expense, net...         --            --        1,666            9,080         14,712         15,076
Loss on sale of
 business...............                       --           --               --          1,025             --
                            -------       -------      -------         --------       --------       --------
Income (loss) before
 income taxes and
 extraordinary item.....      1,762           227         (124)           2,508          5,141         (2,721)
Income taxes(3).........        705            91          (99)           1,315          3,494          4,218
                            -------       -------      -------         --------       --------       --------
Income (loss) before
 extraordinary item.....      1,057           136          (25)           1,193          1,647         (6,939)
Extraordinary losses,
 net(4).................         --            --          281            1,409            176          1,055
                            -------       -------      -------         --------       --------       --------
Net income (loss).......    $ 1,057       $   136      $  (306)        $   (216)      $  1,471       $ (7,994)
                            =======       =======      =======         ========       ========       ========
OTHER FINANCIAL DATA:
Depreciation and
 amortization...........    $   901       $   191      $ 1,600         $  6,049       $  9,477       $ 10,965
Capital expenditures....        106           131          688            1,834          4,472          6,280
Ratio of earnings to
 fixed charges(5).......     441.5x        114.5x           --(6)          1.3x           1.3x             --(6)
BALANCE SHEET DATA (END
 OF PERIOD):
Cash....................    $     1       $     1      $   104         $  6,413       $  5,863       $ 17,005
Working capital
 (deficit)..............      1,786        (5,019)      11,936           29,618         29,739         17,311
Total assets............      9,394         9,612       69,960          242,759        225,804        257,839
Total indebtedness......         --            --       41,652          159,277        132,264        158,582
Stockholders' equity....      7,013         7,149       17,444           52,053         54,194         56,616


                             THREE MONTHS ENDED
                          -------------------------
                           MARCH 31,     MARCH 31,
                             1999          2000
                          -----------   -----------
                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............   $ 55,766      $ 60,812
Cost of goods sold......     37,880        41,302
                           --------      --------
Gross profit............     17,886        19,510
Selling, general and
 administrative
 expenses...............     11,848        13,176
Stock compensation
 expense................         90            --
Special charges(2)......         --            --
                           --------      --------
Operating income........      5,948         6,334
Interest expense, net...      3,462         4,176
Loss on sale of
 business...............         --            --
                           --------      --------
Income (loss) before
 income taxes and
 extraordinary item.....      2,486         2,158
Income taxes(3).........      1,106         1,221
                           --------      --------
Income (loss) before
 extraordinary item.....      1,380           937
Extraordinary losses,
 net(4).................         --        (4,828)
                           --------      --------
Net income (loss).......   $  1,380      $ (3,891)
                           ========      ========
OTHER FINANCIAL DATA:
Depreciation and
 amortization...........      2,451         3,076
Capital expenditures....      2,180           780
Ratio of earnings to
 fixed charges(5).......        1.7x          1.5x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash....................   $  6,053      $  9,483
Working capital
 (deficit)..............     31,091        40,034
Total assets............    234,547       254,765
Total indebtedness......    140,160       169,450
Stockholders' equity....     55,580        52,615


---------------
(1) Period from March 31, 1996, date of inception, through December 31, 1996.
(2) Special charges relating to the acquisition by SSCI Investors LLC on December 30, 1999 include $11.3 million in non-cash stock compensation expense related to accelerated vesting of incentive equity awards previously issued to certain members of management, $1.5 million in compensation expenses related to a disbursement made to employees under the Long-Term Incentive Plan of our former parent partnership, $0.8 million in cash bonuses related to the transaction and $0.6 million in transaction fees.
(3) Prior to our restructuring on July 31, 1997, we were composed of entities including a limited partnership and a limited liability company for which income taxes are "passed through" to their owners and, as a result, no income taxes are reflected prior to July 31, 1997. Effective July 31, 1997, our predecessor was merged with and into SIA Adhesives, Inc., a subchapter C corporation, and its business became subject to income taxes. As a result, income taxes have been reflected for the year ended December 31, 1997 for taxable earnings subsequent to the merger.
(4) Extraordinary loss relates to the write-off of deferred financing costs associated with the early extinguishment of debt.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of occupancy expense deemed representative of interest.
(6) Earnings were inadequate to cover fixed charges for the nine months ended December 31, 1996, and for the year ended December 31, 1999 by $0.1 million and $2.7 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, the consolidated financial statements and accompanying notes included in this prospectus.

GENERAL

     We have grown through the acquisition and integration of businesses in the highly fragmented U.S. adhesives, sealants and coatings segment of the specialty chemicals industry. From 1996 to 1999, we increased our annual net sales through acquisitions and internal growth from $43.2 million to $237.4 million. Approximately $27.4 million of this net sales increase is attributable to internal growth. We plan to continue our growth through a combination of new product development, continued market penetration, strategic acquisitions and international expansion.

     This table describes the acquisitions we made since our inception in March 1996.

                                          DATE OF
ACQUISITION                             ACQUISITION                APPLICATION
-----------                             -----------                -----------
Adhesives Systems Division of B.F.      March 1996    Specialty adhesives used primarily for
  Goodrich (renamed SIA Adhesives,                      automotive, aerospace and general
  Inc.)                                                 industrial applications
Pierce & Stevens Corp.                  August 1996   Specialty coatings and adhesives for
                                                        performance-oriented niche
                                                        applications
U.S. Adhesives, Sealants and Coatings   August 1997   Adhesives and sealants primarily
  Division of Laporte PLC(1)                            utilized for housing repair,
                                                        remodeling and construction and
                                                        industrial applications
Coatings and Adhesives Division of      June 1998     Specialty polyurethane formulations
  K.J. Quinn & Co., Inc.                                for adhesives and coatings
PL Adhesives & Sealants brand and       August 1998   Adhesives and sealants for consumer
  product line from ChemRex Inc.                        applications
Flexible packaging coating business of  April 1999    Radiation curable, water and solvent
  The Valspar Corporation Corporation                   products

---------------

(1) The companies acquired from Laporte PLC comprised Laporte Construction Chemicals North America, Inc., which was renamed OSI Sealants, Inc., Evode-Tanner Industries, Inc., which was renamed Tanner Chemicals, Inc., and Mercer Products Company, Inc., which was sold to Burke Industries, Inc. in April 1998. Mercer is a manufacturer of extruded vinyl flooring profiles and related products for the commercial and residential construction and renovation markets. We sold Mercer due to our strategy of focusing on adhesives, sealants and coatings.

     The results of acquired businesses have been included for all periods subsequent to their respective dates of acquisition.

     On December 30, 1999, SSCI Investors LLC, an entity owned by an investor group led by AEA Investors Inc., acquired approximately 75% of our outstanding capital stock directly from the former majority stockholder with the balance owned by other investors, including our current management team. Funding for the purchased stock was provided by equity financing from the investor group owning SSCI Investors LLC. Concurrently with the completion of the acquisition, we entered into our new credit facility and repaid all outstanding amounts under our former credit facility. Amounts drawn under our new credit facility were used to repay existing debt and not to finance the acquisition. The transactions resulting in the acquisition by SSCI Investors LLC of its approximately 75% stake in our company will be accounted for as a recapitalization. The transaction resulted in a change of controlling stockholder of the company;

however, generally accepted accounting principles do not require a change in carrying value of assets and liabilities and, as such, we continue to carry assets and liabilities at their historical carrying value.

     SSCI Investors LLC's acquisition of our stock constituted a change of control under the terms of the indenture relating to our 9 1/2% Senior Subordinated Notes due 2007 and, as a result, we were required to make an offer to purchase for cash any and all of our outstanding $125.0 million principal amount of 9 1/2% notes for 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. The repurchase was completed on March 6, 2000 with the repurchase of the entire $125.0 million principal amount of 9 1/2% notes for an aggregate purchase price of approximately $127.4 million which was financed with borrowings under our credit facility. We used proceeds from the issuance of the outstanding notes to repay amounts drawn under our credit facility for the repurchase of the 9 1/2% notes.

RESULTS OF OPERATIONS

     The following table presents the major components of the statement of operations on a historical basis and as a percentage of net sales.


                                      YEAR ENDED DECEMBER 31,                     THREE MONTHS
                       ------------------------------------------------------        ENDED
                             1997               1998               1999          MARCH 31, 2000
                       ----------------   ----------------   ----------------   ----------------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Net sales............  $134,771   100.0%  $211,335   100.0%  $237,408   100.0%  $60,812    100.0%
Cost of goods sold...    92,889    68.9%   144,039    68.2%   162,550    68.5%   41,302     67.9%
Selling, general and
  administrative
  expense............    30,294    22.5%    46,418    22.0%    62,503    26.3%   13,176     21.7%
Operating income.....    11,588     8.6%    20,878     9.9%    12,355     5.2%    6,334     10.4%



THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



     Net Sales. Net sales were $60.8 million for the first quarter of 2000, an increase of $5.0 million, or 9.0%, over 1999 net sales. Net sales increased in 2000 due to organic growth (approximately 4.4%) and growth through acquisitions (approximately 4.6%). Each of our business units achieved organic sales growth in the quarter. Contributors to this organic growth were increased sales of insulation coatings by SIA Tanner, adhesives for housing and construction applications sold through the do-it-yourself channel by OSI Sealants and flexible packaging, and overprint coatings by Pierce & Stevens.



     Cost of Goods Sold. Costs of goods sold was $41.3 million in the first quarter of 2000, an increase of $3.4 million, or 9.0%, over 1999. As a percentage of net sales, cost of goods sold remained constant at 67.9% for the first quarter of 2000 and 1999, respectively.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $13.2 million for 2000, an increase of $1.2 million, or 10.4% over 1999. As a percentage of net sales, selling, general and administrative expenses increased to 21.7% for 2000 from 21.4% in 1999. This percentage increase was due primarily to an increase in management fees paid to our principal investor for advisory and consulting services.



     Interest Expense. Net interest expense was $0.7 million higher in 2000 primarily due to higher average borrowings in the first quarter of 2000.



     Income Taxes. Income tax expense was $1.2 million and $1.1 million in the first quarter of 2000 and 1999, respectively.



     Income before extraordinary loss. Income before extraordinary loss for the quarter ended March 31, 2000 was $0.9 million compared to $1.4 million in the prior year. This decrease was primarily due to matters discussed above.

     Extraordinary Loss (net of tax benefit). The extraordinary loss of $4.8 million, net of the income tax benefit of $3.2 million, relates to the write off of unamortized deferred financing costs and the payment of the 1% premium relative to the repurchase of the 9 1/2% notes.



     Net Income (loss). Primarily as a result of the extraordinary loss recognized relative to the repurchase of the 9 1/2% notes, a net loss of $3.9 million was incurred in the first quarter of 2000 compared to net income of $1.4 million in the prior year.


  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net Sales. Net sales were $237.4 million for 1999, an increase of $26.1 million, or 12.3%, over 1998 net sales. The 1998 results include four months of sales from Mercer Products ($7.2 million), a business sold in April 1998. Excluding Mercer sales from 1998, net sales increased by 16.3% in 1999 due to organic growth (approximately 5.7%) and growth through acquisitions (approximately 10.6%). Each of our business units achieved organic sales growth in 1999. Strong contributors to this organic growth were increased sales of insulation coatings by SIA Tanner, adhesives for housing and construction applications sold through the do-it-yourself channel by OSI Sealants and flexible packaging and overprint coatings by Pierce & Stevens.

     Cost of Goods Sold. Cost of goods sold was $162.6 million for 1999, an increase of $18.5 million, or 12.9%, over 1998. As a percentage of net sales, cost of goods sold increased slightly to 68.5% for 1999 from 68.2% in 1998 primarily as a result of the lower margins associated with the phase-in of production of the PL(R) brand of adhesives and sealants and Valspar applications, partially offset by improvements in raw material costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses, including stock compensation expense but net of special charges, were $48.4 million for 1999, an increase of $1.9 million, or 4.2%, over 1998. As a percentage of net sales, selling, general and administrative expenses decreased to 20.4% for 1999 from 22.0% in 1998. This decrease was due primarily to maintaining corporate overhead costs relatively constant despite expanding net sales. Special charges of $14.2 million, comprised principally of equity-based incentive compensation, were incurred in 1999 in connection with the December 30, 1999 sale of a controlling equity interest in our company.

     Interest Expense. Net interest expense was $0.4 million higher in 1999 primarily due to higher average borrowings in 1999 as compared to 1998.

     Income Taxes. Income tax expense increased by $0.7 million or 20.7% despite the $2.7 million loss before income taxes and extraordinary item. This is due primarily to the increase in nondeductible stock compensation expense recognized in 1999.

     Income (loss) before extraordinary loss. Loss before extraordinary loss for the year ended December 31, 1999 was $6.9 million. This was primarily the result of special charges of $14.2 million.

     Extraordinary Loss (net of tax benefit). The extraordinary loss of $1.1 million, net of the income tax benefit of $0.7 million, relates to the write off of unamortized deferred financing costs due to the refinancing of our credit facility.


     Net Income (loss). As a result of the change in controlling stockholder of our company and resultant special charges and the extraordinary loss associated with writing off unamortized deferred financing costs due to the refinancing of the former credit facility, a net loss of $8.0 million was incurred for 1999 compared to net income of $1.5 million in 1998.


  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net Sales. Our net sales in 1998 were $211.3 million, an increase of $76.6 million, or 56.8%, over the comparable period in 1997. The increase is attributable primarily to the acquisition of OSI Sealants and Tanner Chemicals in August 1997, the K.J. Quinn & Co. coatings and adhesives business in June 1998 and the PL(R) brand of adhesives and sealants in August 1998, offset somewhat by the sale of Mercer in

April 1998. Excluding acquisitions, net sales increased by $5.6 million, or 6.4%. The sales increase was the result of increased sales of industrial and flexible packaging applications partially offset by declines in overprint coatings sales. Industrial sales increases were driven by increased share in recreation vehicle adhesives applications and continued strong levels of commercial aircraft production, offset by lower sales to automotive original equipment manufacturers due to design-outs. Sales for flexible packaging products increased due to the combined effects of market share gains in the United States and increased international sales.

     Cost of Goods Sold. Cost of goods sold was $144.0 million for 1998, an increase of $51.2 million, or 55.1%, over 1997. Gross margin improved to 31.8% in 1998 from 31.1% in 1997. Net of acquisitions, gross margin improved to 29.3% in 1998 from 28.7% in 1997. The improved margin in 1998 was primarily the result of an improvement in the product mix due to increased sales of construction adhesives and raw material savings from consolidation of purchasing.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses, including stock compensation expense, for 1998 were $46.4 million, representing a $16.2 million, or 53.6%, increase from 1997. As a percentage of net sales, selling, general and administrative expenses decreased slightly to 22.0% for 1998 from 22.4% in 1997. This decrease is due primarily to lower corporate overhead costs as a percentage of rapidly expanding net sales and other efficiencies offset partially by the full year impact of increased goodwill amortization associated with the purchase of OSI Sealants and Tanner Chemicals, non-recurring management severance expenses recorded in 1998 and the non-cash compensation expense on management incentive plans.

     Interest Expense, net. Interest expense, net was $14.7 million in 1998 representing a $5.6 million, or 62.0%, increase over the comparable period in 1997. This increase was the result of the full year's impact of increased debt incurred as a result of the purchase of OSI Sealants and Tanner Chemicals in August 1997, partially offset by the impact of repayment of a $30.0 million term loan in April 1998.

     Loss on Sale of Business. In April 1998, we sold our Mercer subsidiary to Burke Industries, Inc. Net proceeds from the sale were approximately $35.3 million. We recognized a book loss on the sale of approximately $1.0 million.

     Income Taxes. Income tax expense increased by $2.2 million to $3.5 million in 1998 over 1997 primarily due to the growth in pretax earnings resulting from acquisitions and the fact that prior to its restructuring on July 31, 1997, the consolidated entity was composed of various types of entities including a limited partnership and a limited liability company. Income tax liabilities for these entities generally "pass through" to their owners. Since the restructuring, Sovereign and its subsidiaries have filed consolidated federal income tax returns. The consolidated financial statements include pro forma income taxes for 1997, as if the companies had been subject to income taxes for all of 1997. See note 3 of the notes to the consolidated financial statements.

     Income before extraordinary loss. Income before extraordinary loss for 1998 was $1.6 million representing a $0.5 million increase from 1997. This increase was primarily the result of the factors discussed above. Excluding the loss on the sale of Mercer, net income before extraordinary loss for 1998 was approximately $2.6 million.

     Extraordinary Loss (net of tax benefit). The extraordinary loss of $0.2 million, net of income tax benefit of $0.1 million, relates to the write-off of deferred financing costs resulting from the early extinguishment of a $30.0 million term loan in April 1998.

     Net Income. Our net income was $1.5 million, representing a $1.7 million increase over 1997. This increase was primarily the result of the factors discussed above.

INFLATION

     We do not believe that inflation has had a material impact on net sales or income during any of the periods presented above. Our business could be affected by inflation in the future.

YEAR 2000 DISCLOSURE

     Many computer systems and other equipment with embedded technology use only two digits to define the applicable year and may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in failures or miscalculations causing disruptions of normal business activities and operations. We have actively addressed the Year 2000 issue. Our total cost of addressing all Year 2000 issues was less than $0.5 million, substantially all of which was incurred as of December 31, 1999 and has been expensed or capitalized, as appropriate. To date, as a result of these efforts, we have not experienced any significant functional problems related to the Year 2000 issue. In addition, to date, we have not experienced any significant Year 2000 issue with respect to vendors and/or third parties with whom we conduct business. While we believe that the identification of significant Year 2000 issues is unlikely at this time, there is an ongoing risk that Year 2000 related problems could still occur and we will continue to monitor the situation. In the event any Year 2000 issues arise, we have developed contingency plans to address them.

LIQUIDITY AND CAPITAL RESOURCES


     Net cash used in operating activities was $10.6 million in the first quarter of 2000. Adjusting the net loss for non-cash charges, such as depreciation and amortization, amortization of deferred financing costs and extraordinary loss results in positive cash flow of approximately $4.4 million. This cash flow from operations was offset by an increase in accounts receivable of $3.9 million, increases in prepaid and other assets of $2.5 million, and a net buildup of inventory levels of $1.1 million. In addition accrued expenses decreased by approximately $7.3 million in the quarter. The increases in accounts receivable are consistent with the percentage sales increases year over year. The increase in prepaid and other assets is due primarily to increases in income taxes receivable and amounts due from the former Parent Partnership. The decreases in accrued expenses relate primarily to the payments of approximately $2.3 million relative to the December 28, 1999 stock repurchase, $1.5 million in Long Term Incentive Plan payable and 1999 accrued bonuses.


     Net cash provided by operating activities was $11.0 million in 1999. Net loss adjusted for non-cash charges, such as depreciation and amortization, stock compensation expense, amortization of deferred financing costs and extraordinary loss was approximately $19.0 million of cash flow from operations. Accounts payable and accrued expenses increased by $1.2 million in 1999. These increases in cash flow from operations were offset by increases in accounts receivable of $4.8 million, and a net buildup of inventory levels of $5.3 million. The increases in accounts receivable are consistent with the percentage sales increases year over year from 1998, excluding Mercer which was sold in April 1998.

     Net cash provided by operating activities in 1998 totaled $13.6 million, which represented a $7.2 million increase over 1997. Net income adjusted for non-cash charges, such as depreciation, amortization, deferred income taxes and the loss on the sale of Mercer resulted in approximately $15.2 million of cash flow from operations. Net of 1998 acquisitions and the disposition of Mercer, accounts payable and other liabilities increased by $5.9 million in 1998. These increases to net cash by operating activities were partially offset by increases in accounts receivable and inventories of $7.4 million and $1.3 million. The increase in accounts receivable was due primarily to increased sales volume primarily due to 1998 acquisitions.


     Net cash used in investing activities was $0.7 million in the first quarter of 2000 and resulted from capital additions to property, plant and equipment.


     Net cash used in investing activities was $22.0 million in 1999 and resulted from capital additions to property, plant and equipment of $6.3 million and the acquisition in April 1999 of the flexible packaging coatings business of The Valspar Corporation.

     Net cash provided by investing activities in 1998 was $15.7 million. Capital additions to property, plant and equipment totaled $4.5 million in 1998. The sale of Mercer in April 1998 provided cash of $35.3 million and the acquisitions of the K.J. Quinn & Co. coatings and adhesives business in June 1998 and the PL(R) adhesives and sealants product line in August 1998 required cash of $15.1 million.

     We sold Mercer in April 1998 due to our strategy of focusing on adhesives, sealants and coatings. Mercer, a manufacturer of extruded vinyl flooring profiles and related products for the commercial and residential construction and renovation markets, was acquired in August 1997 as part of our purchase of OSI Sealants and Tanner Chemicals.

     In the June 1998 acquisition of the coatings and adhesives business of K.J. Quinn & Co., we paid cash and issued $2.8 million in notes payable to the previous owners.

     In August 1998, we acquired ChemRex Inc.'s PL(R) adhesives and sealants product line. PL(R) consists of solvent-based and polyurethane adhesives and sealants. We borrowed $6.2 million under a former credit facility to finance the acquisition which was subsequently repaid in full prior to December 31, 1998. Most of the production of the PL(R) applications was transferred to our Mentor, Ohio production facility in the first quarter of 1999.


     Net cash provided by financing activities was $3.8 million in the first quarter of 2000.


     Net cash provided by financing activities was $22.1 million in 1999. Net cash used in financing activities was $29.9 million in 1998. We used proceeds from the Mercer sale to repay our $30.0 million term loan in April 1998.


     Debt at March 31, 2000 consisted of $148.9 million principal amount of 11 7/8% notes, net of unamortized discount, $14.0 million drawn under our credit facility and $1.1 million drawn under a $1.5 million sub-facility obtained by our Singapore-based sales office. We also had approximately $5.5 million outstanding of other indebtedness, including capital leases.


     On December 28, 1999, we redeemed a portion of outstanding shares of common stock held by our former parent for an aggregate price of approximately $3.3 million.

     As of December 29, 1999, we entered into a management agreement with AEA Investors Inc. pursuant to which AEA Investors Inc. will provide us with advisory and consulting services. The management agreement provides for an annual aggregate fee of $999,999 plus reasonable out-of-pocket costs and expenses.

     On December 30, 1999, we repaid all outstanding amounts under our former credit facility and entered into a new credit agreement which then provided for aggregate borrowings of $200 million, including a (1) Revolving Credit Facility of $50.0 million, (2) Term A Loan Facility of $75.0 million and (3) Term B Loan Facility of $75.0 million. Borrowings under the Revolving Credit Facility are available on a fully revolving basis and may be used for general corporate purposes, including to a limited extent acquisitions. The Revolving Credit Facility will mature on December 30, 2005. Borrowings under the Term A Loan Facility may be used for general corporate purposes, including acquisitions, and commitments to lend under this facility terminate June 30, 2001 to the extent not then drawn. Borrowings under the Term B Loan Facility were available for general corporate purposes and were fully drawn on March 6, 2000 as part of the $127.4 million which we used to repurchase $125.0 million principal amount of 9 1/2% notes. On March 6, 2000 after making that repurchase, we had outstanding $60.0 million principal amount under the Term A Loan Facility, $75.0 million principal amount under the Term B Loan Facility and $20.0 million principal amount under the Revolving Credit Facility. In addition to this amount, we had approximately $6.6 million outstanding of other indebtedness. Net proceeds of the issuance of the outstanding notes on March 29, 2000 were approximately $144.8 million and were used to repay all amounts outstanding under the Term A Loan Facility and Term B Loan Facility and approximately $6.0 million outstanding under the Revolving Credit Facility. As of March 31, 2000, we had $75.0 million of borrowing availability under the Term A Loan Facility and $34.9 million of borrowing availability under our $50.0 million Revolving Credit Facility. Upon its repayment on March 29, 2000, the Term B Loan Facility was terminated. We may incur additional indebtedness to the extent that we complete any acquisitions.

     Interest payments on the amounts drawn under our credit facility, as well as our other indebtedness and obligations, represent significant obligations for us. Our remaining liquidity demands relate to capital expenditures and working capital needs. Our capital expenditures were approximately $0.8 million in the first quarter of 2000 and $6.3 million in 1999 and we currently anticipate our capital expenditures will be approximately $8.1 million in 2000 and approximately $8.6 million in 2001. While we are engaged in ongoing evaluations of, and discussions with, third parties regarding possible acquisitions, as of the date of this prospectus, we have no binding agreements or commitments with respect to any acquisitions. Exclusive of the impact of any future acquisitions, joint venture arrangements or similar transactions, we do not expect our capital expenditure requirements to increase materially in the foreseeable future.


     Our primary sources of liquidity are cash flows from operations and borrowings under our credit facility. Based on current and anticipated financial performance, we expect cash flow from operations and borrowings under our credit facility will be adequate to meet anticipated requirements for capital expenditures, working capital and scheduled interest payments, including interest payments on the amounts outstanding under the notes, our credit facility and our other indebtedness. However, our capital requirements may change, particularly if we should complete any additional material acquisition. Our ability to satisfy capital requirements will be dependent upon our future financial performance and ability to repay or refinance our debt obligations which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have not historically engaged in hedging or other derivative trading activities since our debt obligations were primarily fixed rate in nature and, as such, were not sensitive to changes in interest rates. While we repurchased the 9 1/2% notes on March 6, 2000 with variable rate borrowings under our credit facility that are sensitive to interest rates, that indebtedness was subsequently refinanced through the issuance of the outstanding notes which are fixed rate obligations. Our credit facility requires that, by June 30, 2000, at least 45% of our funded indebtedness be fixed-rate or subject to interest rate hedging agreements to reduce the risk associated with variable rate debt. We do not currently anticipate that the events that would give rise to the requirement that we enter into interest rate hedging agreements will occur. In addition, we may enter into foreign exchange currency hedging agreements in connection with foreign acquisitions, if any.

                                    BUSINESS

INTRODUCTION


     We are a leading developer, producer and distributor of adhesives, sealants and coatings for use in four primary markets: industrial; flexible packaging; overprint coatings; and housing repair, remodeling and new construction. We focus on select value-added market niches in which we have established leadership positions and competitive advantages in product development, manufacturing and distribution. We believe that approximately 45% of our 1999 net sales were from applications in which we have the number one or two position in the United States. We frequently design our products in cooperation with our customers to meet unique specifications and to provide critical performance attributes to their products, resulting in a significant number of long-lived primary supplier relationships. For the year ended December 31, 1999 and the three months ended March 31, 2000, we had net sales of approximately $237.4 million, and $60.8 million.


     We are headquartered in Chicago, Illinois, and were formed by Robert B. Covalt and other investors to acquire and consolidate specialty chemicals businesses in the adhesives, sealants and coatings segment. We have successfully expanded our business through six strategic acquisitions which we have integrated into our three business units: SIA Tanner, Pierce & Stevens and OSI Sealants. SIA Tanner manufactures high-performance specialty adhesives and coatings for automotive, aerospace, recreational vehicle, manufactured housing, air handling and transportation textile applications. Pierce & Stevens manufactures coating and adhesive products for overprint coating, flexible packaging and industrial applications. OSI Sealants manufactures branded caulks, sealants and adhesives for professional contractors and do-it-yourself applications. We plan to continue our growth through a combination of new product development, continued market penetration, strategic acquisitions and international expansion.

     The chart below depicts our organizational structure and principal applications of each business unit:

                                  [FLOW CHART]

- Structural transportation    - Overprint coatings           - Branded caulks, sealants
  adhesives                    - Flexible packaging             and adhesives for
- Automotive friction            adhesives                      construction/
  adhesives                    - Dualite(R) microspheres        repair/remodeling
- Industrial adhesives         - Hybond(R) contact adhesives
- Flame-retardant coatings     - Custom products
- Industrial polyurethane
  polymers
- Cryogenic grinding

     On December 30, 1999, SSCI Investors LLC, an entity owned by an investor group led by AEA Investors Inc., acquired approximately 75% of our capital stock, with the balance owned by other investors, including our current management team. The aggregate purchase price for the transaction was $360.0 million, including the retained equity interest, assuming a balance sheet free of cash and indebtedness. AEA Investors Inc. is an international private equity firm supported by industrial families and chief executives of major corporations from around the world.

INDUSTRY OVERVIEW

     We operate in one business segment: the production, manufacture and distribution of adhesives, sealants and coatings. The adhesives, sealants and coatings segment of the specialty chemicals industry is a large and growing global segment, which has exhibited strong stable growth. Total sales for the adhesives, sealants and coatings segment in the United States were approximately $30.1 billion in 1998. Adhesives are replacing mechanical fasteners in many manufacturing processes, and adhesives and sealants can reduce weight and parts requirements and provide superior performance characteristics such as protection against corrosion and vibration. In addition, we expect international sales of adhesives, sealants and coatings to grow due to increased use in developing markets.

     Adhesives, sealants and coatings are used in a wide range of products with applications in numerous categories, including

     - Industrial. Typical industrial applications include corrosion resistant industrial coatings, general assembly adhesives, fire-retardant textile coatings, coatings for electronic components and industrial lamination adhesives.

     - Consumer. Consumer applications include various consumer-applied adhesives such as white glues, caulks and sealants, architectural coatings and miscellaneous do-it-yourself sealing applications for bathtub and kitchen fixtures.

     - Automotive. Automotive applications include primers and top coats, body sealants, structural adhesives and interior and exterior trim adhesives.

     - Construction. Typical construction applications include contractor-applied architectural coatings, joint sealants and flooring and roofing adhesives.

     - Packaging. Packaging applications include portion packaging and flexible consumer packaging films and foils, seam sealers and container coatings.

     - Aerospace. Aerospace applications include commercial, military and general aviation coatings, composite bonding adhesives and structural epoxies.

     The U.S. adhesives, sealants and coatings segment is highly fragmented with over 500 companies, a significant majority of which we believe are small and regional. While smaller companies have successfully competed in market niches, the industry is expected to consolidate as companies seek to enhance operating efficiencies in new product development, sales and marketing, distribution, production and administrative overhead. Larger specialty chemicals companies also benefit through a greater diversification of end-use applications, customers, technologies and geography, reducing the impact of industry or regional cyclicality.

     Total sales for the U.S. adhesives, sealants and coatings segment grew from approximately $13.8 billion in 1986 to approximately $30.1 billion in 1998, representing a compound annual growth rate of 6.7%. Continued future growth is expected to result from the following factors:

     New Markets and More Stringent Demands of End-Users. Adhesives and sealants are increasingly being used in new applications, particularly in the transportation and construction sectors, as end-users desire simpler design and manufacture, lower costs, improved bonding, lower weight, and reduced vibration and corrosion. For example, in the bonding of automotive window glass to steel body panels, high-performance adhesives provide structural reinforcement to the adjacent steel panels, thus providing additional integrity to the car body. In highway construction, new, long-lasting sealants are replacing traditional bitumen, a traditional sealant used between adjacent slabs of concrete and other materials that exhibit poor longevity.

     New Materials. The growing use of nonferrous parts including aluminum and plastics in car bodies, appliances, buildings and other fabricated goods requires the use of adhesives that are specially formulated to bond dissimilar materials. On these substrates, traditional mechanical fasteners are frequently not suitable.

     International Sales. International sales of adhesives, sealants and coatings are also expected to grow due to increased use of these products internationally. Total worldwide sales for adhesives, sealants and coatings were approximately $83.7 billion in 1998. In 1998, the United States accounted for approximately 36% of worldwide sales, while Europe accounted for approximately 40% of worldwide sales and Japan accounted for approximately 11% of worldwide sales. Sales to the remainder of the world accounted for approximately 13% of total segment sales. Strong growth is expected in developing markets, particularly in the Far East, Eastern Europe and Latin America.

COMPETITIVE STRENGTHS

     We believe we have the following competitive strengths:

          Leadership Positions in Attractive Market Niches. We enjoy leadership positions in growing, value-added market niches as a result of our customer-driven product development, reputation for quality, high levels of customer service and brand name recognition. Our brand and trade names are particularly well recognized among our customers, and include Pierce & Stevens(TM), OSI(R), Pro-Series(R), PL(R), Polyseamseal(R), Miracure(R), Plastilock(R), Latiseal Dualite(R), Hybond(R), Proxseal(TM), Magic Seal(R) and Glaze'N Seal(R). We believe our leadership positions, technological expertise and strong customer relationships provide us with significant advantages in the development of new products and the penetration of new market niches.

          Technological Expertise. We are a technology leader within the markets we serve. Our current technology portfolio, comprising numerous customized and proprietary formulations with unique performance characteristics, provides us with a broad technological base to satisfy our customers' requirements. We continually leverage our technological expertise to develop new products and additional applications for existing product formulations. In addition, we have enhanced our technological expertise both through cooperative research and development efforts and joint technological alliances with world-class suppliers, customers and universities.

          Strong Customer Relationships. Our business teams work hand-in-hand with our customers to develop innovative, high-performance solutions to satisfy current and future needs. By directly involving customers in the product development process, we strengthen our relationships with them and are better able to develop products that will add value to their businesses. We sell our products to some of the world's largest companies, including Airbus Industrie, Baxter International Inc., The Boeing Company, General Motors Corporation, The Home Depot, Inc., Johns Manville Corporation, Lowe's Companies, Inc., Milliken & Company and The Stanley Works. Many of our industrial, overprint coatings and flexible packaging products have been certified through rigorous, customer-specific technical and regulatory approval processes. Once our products have been approved, our customers are often unwilling to switch to another supplier because of the significant costs involved. Our relationships with retailers and professional distributors of our housing repair, remodeling and construction products are strengthened by our broad product line, strong brands and reputation for quality. We have been doing business with 14 of our top 20 customers for over 10 years.

          Broad Product Offerings and Diverse Customer Base. We manufacture over 5,000 products that are sold through multiple distribution channels to over 5,000 customers for a wide variety of applications. In 1999, no single customer accounted for over 5% of our net sales, and our top 20 customers accounted for less than 30% of our net sales. This diversity of customers, products and distribution channels provides us with a broad base from which to increase sales and expand customer relationships, and reduces exposure to any particular customer, end market or geographic region.

          Proven Management Team. Our strong management team, led by Robert B. Covalt, averages over 22 years of experience in the specialty chemicals industry. Current members of management hold approximately 16% of our equity on a fully diluted basis. As part of our philosophy, management seeks to foster an entrepreneurial environment, which empowers employees and encourages and rewards individual initiative. This philosophy has been successful in generating top-line growth and improving profitability. Since inception, our management team has successfully executed and integrated six strategic acquisitions. From 1996 to 1999 we increased our annual net sales from $43.2 million to $237.4 million through acquisitions and internal growth.

BUSINESS STRATEGY

     Continued Focus on Niche Products in Attractive Markets. We will continue to develop product offerings for value-added, end-use applications with attractive growth prospects, including

     - structural adhesives

     - flame-retardant adhesives and coatings

     - food and medical packaging adhesives and coatings

     - environmentally friendly products

     Pursue Strategic Acquisitions. We have successfully grown through acquisitions and intend to pursue additional strategic acquisitions that will allow us to further increase sales in targeted markets. We believe that the high degree of fragmentation in the U.S. adhesives, sealants and coatings segment will continue to provide suitable acquisition candidates. Potential acquisition candidates will be evaluated based upon our ability to

     - expand our product line and customer relationships

     - enhance our product development capabilities

     - market products through new or expanded distribution channels

     - increase utilization of our available manufacturing capacity

     - generate cost savings

     - add to our technology portfolio

     - open new market opportunities

     Achieve Significant Operating Efficiencies. We believe we can continue to achieve operating efficiencies resulting in enhanced revenue opportunities, cost savings and improved cash flow through

     - cross-selling our products across the broader distribution and customer network that we have developed through our acquisitions

     - consolidating raw material and freight purchases to increase purchasing economies of scale

     - improving manufacturing and distribution operations

     - lowering working capital levels by optimizing SKU counts and inventory management

     Increase International Presence. We believe we have significant opportunities in international markets to increase sales to existing multinational customers, enter developing markets and establish new customer relationships. While sales of adhesives, sealants and coatings outside the United States in 1999 represented approximately $57.1 billion or 64% of the worldwide market, our sales outside the United States represented less than 11% of our total revenues for 1999 with most of those sales consisting of export shipments. In addition, international sales are expected to benefit from the increased use of adhesives, sealants and coatings in developing markets. We intend to expand our global sales, particularly in Europe, Southeast Asia and Latin America, by

     - increasing sales and marketing activities in targeted regions

     - entering into strategic alliances

     - pursuing targeted acquisitions

We have sales and technical offices in Singapore and the United Kingdom. We manage our sales and marketing activities in Latin America through our existing operations in Mexico.

APPLICATIONS

     The table below sets forth selected applications in each of our four primary categories.

CATEGORY                                                    SELECTED APPLICATIONS
--------                                                    ---------------------
Industrial...................................   Aerospace structural adhesives
                                                Automotive structural, friction and trim
                                                adhesives
                                                Commercial insulation adhesives and coatings
                                                Flame-retardant textile adhesives and
                                                coatings
                                                Panel lamination adhesives for recreational
                                                vehicles
                                                Power staple and nail gun cartridge adhesives
Flexible Packaging...........................   Blister packaging adhesives and coatings
                                                Food and product packaging adhesives and
                                                coatings
                                                Food packaging laminating adhesives
Overprint Coatings...........................   High gloss, scratch and abrasion resistant
                                                coatings
Housing Repair, Remodeling and                  Aluminum and vinyl siding sealants
  Construction...............................   Drywall and subflooring adhesives
                                                Tub and tile sealants
                                                Window and door sealants

     Industrial. Our industrial products consist primarily of high-performance, specialty adhesives and coatings for automotive, aerospace, manufactured housing and textile applications. We often develop structural adhesives in conjunction with the technical staff of our customers and these adhesives are used in many demanding automotive applications that include brake bonding and body panel assembly. Our aerospace bonding films are used to bond the composite tail structures in commercial aircraft and meet rigid performance requirements. In addition, we manufacture and market microspheres, including Dualite(R), a lightweight inert filler that can both reduce the weight and enhance the strength of products to which it is added. Our industrial customers include Airbus Industrie, Baxter International Inc., The Boeing Company, General Motors Corporation, Johns Manville Corporation, Milliken & Company and The Stanley Works.

     Flexible Packaging. We produce flexible packaging adhesives including: heat-activated lidding adhesives used to apply flexible paper or foil lids to plastic tubs used in the food industry, including individually packaged condiments, creamers and cream cheese tubs; film-to-film adhesives used to bond different types of plastic film, such as metalized and moisture barrier films used in snack food bags; foil or paper blister packaging for products such as pharmaceuticals, batteries, toys and tool accessories; and medical packaging adhesives.

     Overprint Coatings. We produce a variety of high quality, high gloss, scratch and abrasion resistant coatings used on paperback book and magazine covers, decorative packaging, annual reports, catalog covers, and playing and trading cards. We are a leading manufacturer of coatings for paperback book covers and trading cards. Overprint coatings customers include printers, custom coaters and magazine manufacturers.

     Housing Repair, Remodeling and Construction. Our housing repair, remodeling and construction products are primarily sealants and adhesives used in exterior and interior applications. We are a leader in aluminum and vinyl siding sealants as well as kitchen and bath sealants, offering ease of use, durability and color match capabilities. These products are marketed for do-it-yourself retail and professional applications. We offer a broad range of well-established branded products including PL(R) and Polyseamseal(R) for retail do-it-yourself applications and Pro-Series(R) and PL(R) for professional applications.

SALES AND MARKETING

     We operate an extensive sales and marketing network for our customers. This network consists of a direct sales force of over 50 professionals, as well as independent agents and distributors. This network works closely with customers to satisfy existing product needs and to identify new applications and product improvement opportunities. Our sales efforts are complemented by our product development and technical support staff, who work together with the sales force to develop new products based on customer needs. We augment our direct sales and marketing coverage through a network of distributors and independent agents who specialize in particular areas. This specialization allows our applications to gain access to a broader range of distribution channels and end users and further strengthens our brand names.

     Our sales and marketing efforts and customer relationships are enhanced by the numerous customer-specific technical approvals we have secured. These approvals typically involve significant customer time and effort and result in a strong competitive position for qualified products. Once qualified, products are often referenced in customer specifications or qualified product lists. These qualification processes also reinforce the partnership between us and our customers and can lead to additional sales and marketing opportunities.

RAW MATERIALS

     We use a variety of specialty and commodity chemicals in our manufacturing processes. These raw materials are generally available from numerous independent suppliers. We typically purchase strategic raw materials on a contract basis. Some of our raw materials are derived from propylene, crude oil derivatives and ethylene. There have been historical periods of rapid and significant movements in the price of propylene, crude oil derivatives and ethylene both upward and downward. We have historically been successful in passing on price increases to our customers over a period of time, but may not be able to do so in the future.

TECHNOLOGY

     We maintain a strong commitment to technology, with over 75 chemists and chemical engineers focused on the development of new products and processes. We work hand-in-hand with our business teams and customers to develop innovative, high-performance solutions to satisfy current and future needs. This methodology of involving the customer throughout the product development process enhances the creation of products that will add value to our customers' businesses.

     Over recent years we have focused our research and development efforts on the development of high performance, environmentally safe products. This effort has led to a broad range of technologies and applications, including

     - high temperature resistant, reactive hot melt used in industrial construction applications

     - reactive epoxy liquid used as structural bonding adhesive in truck bed assembly

     - acrylated epoxy ultraviolet/electron-beam curable systems used as coatings for multi-wall bags that allow bags to be stacked without slipping while greatly enhancing their appearance

     - pre-formulated dispersions that function as medical packaging adhesives, fiber locking binders, and food packaging lidding adhesives

     - advanced toughened epoxy systems used to bond composites and as surface films for composites in aircraft construction

     Our technical activities are further enhanced through alliances with key industry suppliers and large multinational customers. These include BASF AG, Baxter International Inc., The Boeing Company, The Dow Chemical Company, E.I. du Pont de Nemours and Company, and Johns Manville Corporation, among others.

     Our patents and qualified formulations, in combination with our customer integrated approach to product and application design, should enhance our ability to create a sustainable, competitive advantage in the next several years.

COMPETITION

     The adhesives, sealants and coatings segment of the specialty chemicals industry is highly competitive. This segment is highly fragmented, with over 500 manufacturers ranging from small regional companies to large multinational producers. No one company holds a dominant position on a national basis and very few compete across all levels of our product line. Our competitors include Ciba Specialty Chemicals, Cytec Industries Inc., GE Sealants and Adhesives (a unit of General Electric Company), H.B. Fuller Company, Imperial Chemical Industries PLC, Rohm & Haas Co. and RPM Incorporated. Competition is generally regional and is based on product quality, technical service for specialized customer requirements, breadth of product line, brand name recognition and price. Some of our competitors are larger, have greater financial resources and are less leveraged than we are. As a result, these competitors may be better able to withstand a change in market conditions within the specialty chemical industry and throughout the economy as a whole. These competitors may also be able to maintain significantly greater operating and financial flexibility than we can.

EMPLOYEES

     As of December 31, 1999, we had 686 employees, of whom 100 were members of unions under contracts which expire between 2001 and 2002. In April 1999, employees at our Akron facility conducted a two-day strike. This dispute was satisfactorily resolved. We believe that our relations with our employees are good.

ENVIRONMENTAL MATTERS

     We are subject to extensive laws and regulations pertaining to air emissions, waste water discharges, the handling and disposal of solid and hazardous wastes, the remediation of contamination, and otherwise relating to health, safety and protection of the environment. Our operations and the environmental condition of our real property could give rise to liabilities under these laws, which could result in material costs.

     In connection with our acquisitions, we have performed substantial due diligence to assess the environmental liabilities associated with acquired businesses and have negotiated contractual indemnifications, which, supplemented by commercial environmental insurance coverage designed for each acquisition, is currently expected to adequately address a substantial portion of known and foreseeable environmental liabilities. We do not currently believe that environmental liabilities will have a material adverse effect on our business, financial condition or results of operations. We cannot be certain, however, that indemnitors or insurers will in all cases meet their obligations or that the discovery of presently unidentified environmental conditions, or other unanticipated events, will not give rise to expenditures or liabilities that may have a material adverse effect.

     In connection with soil and groundwater contamination resulting from historic operations under prior ownership of our Greenville, South Carolina facility, in November 1994, the former owner of the business entered into a consent agreement with the South Carolina Department of Health and Environmental Control that requires the facility to complete investigation and remediation of soil and groundwater contamination at the site. These activities are currently projected to cost between approximately $3.0 million and $8.0 million. We are indemnified by the former owner with respect to this matter, excluding groundwater monitoring costs incurred after August 5, 2002, as well as certain other known and unknown pre-closing environmental liabilities, subject to an overall limit well in excess of the currently estimated cost of cleanup. The former owner has agreed to conduct and finance the investigation and remediation of this matter.

     Our facility located in Akron, Ohio is part of a larger industrial complex formerly operated by The B.F. Goodrich Company, the prior owner of SIA Adhesives, Inc. The B.F. Goodrich Company, as part of a voluntary cleanup agreement with the Ohio Environmental Protection Agency, is conducting an assessment of soil and groundwater contamination throughout the entire complex. In connection with our 1996 acquisition of SIA Adhesives, Inc., The B.F. Goodrich Company agreed to indemnify us with respect to this matter (as well as other known and unknown pre-closing environmental liabilities).

     In connection with the 1996 acquisition of Pierce & Stevens, our environmental due diligence detected conditions of subsurface contamination primarily associated with storage tank farms and at various other areas of the Pierce & Stevens facilities. Our current estimate of the total cost of investigation and remediation is approximately $1.5 million, but this amount could be significantly higher, depending upon the extent of contamination. In connection with the acquisition, The Sherwin-Williams Company agreed to indemnify us with respect to this and other environmental and non-environmental pre-closing liabilities, subject to a $9.0 million overall limit. In June 1998, The Sherwin-Williams Company paid us $2.7 million as indemnification for the tank farm replacement as well as a number of other environmental issues. Upon receipt of the funds, we recorded an environmental reserve in other long term liabilities and other current liabilities. To date, approximately $2.3 million has been spent to address these issues, and we currently maintain an environmental reserve of approximately $0.4 million. The June 1998 settlement expressly acknowledged that the settlement does not affect our right to indemnification for matters not addressed in the settlement.

     As is the case with manufacturers in general, if a release of hazardous materials occurs at real property owned or operated by us or our predecessors or at any off-site disposal location utilized by us or our predecessors, we may be held strictly, jointly and severally liable for cleanup costs and natural resource damages under the federal Comprehensive Environmental Response, Compensation, and Liability Act and similar environmental laws. We have been named potentially responsible parties under these laws for cleanup of approximately fifteen multi-party waste disposal sites, the liability for several of which has been resolved, subject to standard terms, including the ability to reopen the matter, found in these kinds of settlements. Due to what we currently believe is our relatively minor contribution of waste to these sites, we do not believe that our liability with respect to these sites will have a material adverse effect on our business, financial condition or results of operations. In addition, the agreements with former owners of our business include indemnification for these issues.

     The U.S. Environmental Protection Agency issued a notice of violation to our Carol Stream, Illinois facility alleging that the facility stored hazardous waste onsite for greater than 90 days during a 13-day period in 1997. Under a consent agreement finalized in September 1999, the facility agreed to pay a penalty of $50,000 and to install a cooling water tower, which is expected to cost approximately $145,000. The penalty has been paid and construction of the cooling tower began in December 1999. In addition, the consent agreement requires the facility to close its main hazardous waste accumulation area at an estimated cost between approximately $15,000 and $100,000.

     Some of our facilities may be subject to maximum achievable control technology requirements that are anticipated to become effective in 2003 for surface coating manufacturing processes under Title III of the Clean Air Act Amendments of 1990. We do not currently believe that capital expenditures relating to achieving compliance with these requirements or other environmental regulations will have a material adverse effect on our business, financial condition or results of operations. However, environmental laws are constantly evolving and we cannot predict accurately the effect they may have upon our capital expenditures, cash flow or competitive position in the future. Should these laws become more stringent, the cost of compliance would increase. If we cannot pass on future costs to our customers, such increases may have an adverse effect on our business, financial condition or results of operations.

BACKLOG

     Most orders for our products are received and shipped in the same month. Total backlog orders at December 31, 1999 were approximately $11.3 million. All 1999 backlog orders are expected to be filled within the current year. Backlog orders at December 31, 1998 were $2.2 million.

PRODUCTION

     The production of adhesives, sealants and coatings is a multi-stage process which involves extensive formulation, mixing and, in some cases, chemical synthesis. Following one or more of these processes, the product is packaged in totes, drums, pails, cartridges or other delivery forms for sale based upon the customer's requirements. Our principal manufacturing processes are blending, polymerization, extrusion and film coating. Blending consists of dissolving or dispersing various compounds in organic solvents or water. In polymerization, vinyl, acrylic and urethane polymers are synthesized in closed reactor systems. Extrusion consists of feeding formulated materials through an extruder to compound pressure sensitive and hot melt products. Film coating consists of transferring blended formulations onto release paper or polyethylene liners to produce thin films of pressure sensitive, hot melt and epoxy products. Many of our manufacturing processes can be performed at more than one of our facilities.

PROPERTIES

     We operate the manufacturing plants and facilities described in the table below. Management believes that our plants and facilities are maintained in good condition and are adequate for its present and estimated future needs.

     Listed below are the principal manufacturing facilities that we operate.

                                                     SQUARE
LOCATION                           OWNED/LEASED(1)   FOOTAGE          APPLICATION SERVED
--------                           ---------------   -------          ------------------
Akron, Ohio......................  Owned             214,300   Industrial
Mentor, Ohio.....................  Owned             175,000   Home Repair, Remodeling and
                                                                 Construction
Buffalo, New York................  Owned             165,000   Industrial, Overprint Coatings,
                                                                 Flexible Packaging
Greenville, South Carolina.......  Leased(2)         104,500   Industrial
Carol Stream, Illinois...........  Owned              81,800   Industrial, Overprint Coatings,
                                                                 Flexible Packaging
LaGrange, Georgia................  Owned              80,500   Home Repair, Remodeling and
                                                                 Construction
Kimberton, Pennsylvania..........  Owned              55,900   Industrial, Overprint Coatings,
                                                                 Flexible Packaging
Mexico City, Mexico..............  Leased(3)          24,400   Industrial, Overprint Coatings,
                                                                 Flexible Packaging
Seabrook, New Hampshire/
Salisbury, Massachusetts.........  Owned              21,800   Industrial, Flexible Packaging

---------------

  (1) All of our owned facilities are subject to mortgages pursuant to the credit facility. In addition, the Seabrook, New Hampshire/Salisbury, Massachusetts property is subject to mortgages relating to the financing of the acquisition of the property.

  (2) Lease expires December 31, 2008.

  (3) Lease expires December 31, 2004.

Our executive offices are located in Chicago, Illinois. We also have sales and technical offices in Singapore and the United Kingdom.

LEGAL PROCEEDINGS

     We are a party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of the matters in which we are currently involved will have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to: (1) each member of Sovereign's Board of Directors; (2) each executive officer of Sovereign; and (3) certain key managers of Sovereign and its subsidiaries.


NAME                                     AGE                         POSITION
----                                     ---                         --------
Robert B. Covalt.......................  68    Chairman, President, Chief Executive Officer and
                                               Director of Sovereign and Chairman and Director of
                                                 OSI Sealants, Pierce & Stevens, SIA Adhesives and
                                                 Tanner Chemicals
John R. Mellett........................  50    Vice President, Chief Financial Officer, Chief
                                               Accounting Officer and Treasurer of Sovereign, Pierce
                                                 & Stevens, SIA Adhesives, OSI Sealants and Tanner
                                                 Chemicals
Martyn Howell-Jones....................  62    Vice President -- International
Richard W. Johnston....................  53    Vice President -- Technology of Sovereign and
                                               Executive Vice President of Pierce & Stevens
Paul Gavlinski.........................  53    Vice President -- Manufacturing and Engineering of
                                                 Sovereign, Pierce & Stevens, SIA Adhesives, OSI
                                                 Sealants and Tanner Chemicals
Karen K. Seeberg.......................  48    Vice President -- Human Resources of Sovereign,
                                               Pierce & Stevens, SIA Adhesives, OSI Sealants and
                                                 Tanner Chemicals
Frederick A. Quinn.....................  54    President of Pierce & Stevens
Gerard A. Loftus.......................  45    President of SIA Adhesives and Tanner Chemicals
Peter Longo............................  40    President of OSI Sealants
Louis M. Pace..........................  29    Vice President -- Mergers & Acquisitions, Assistant
                                                 Secretary and Assistant Treasurer
Patrick W. Stanton.....................  32    Principal Accounting Officer
John L. Garcia.........................  43    Director
Karl D. Loos...........................  49    Director
John D. Macomber.......................  72    Director
Robert H. Malott.......................  73    Director
Thomas P. Salice.......................  40    Director
Norman E. Wells, Jr. ..................  51    Director


     Robert B. Covalt has served as our Chairman, President and Chief Executive Officer and as a director of our company since its inception in 1996. Mr. Covalt is Chairman and a director of each of our domestic subsidiaries. From 1979 to 1990, Mr. Covalt served as President of the Specialty Chemicals Group of

Morton International, Inc. During this period, Mr. Covalt grew Morton's specialty chemicals group from $175.0 million to $1.3 billion in sales and he completed 13 acquisitions ranging in size from $3.0 million to $170.0 million. From 1990 to 1993, Mr. Covalt was Morton's Corporate Executive Vice President. Prior to that time, Mr. Covalt served in various capacities in Morton's Chemical Division which he joined in 1956. Mr. Covalt serves on the board of directors of CFC International, Inc., a specialty chemical coating manufacturer. Mr. Covalt has a B.S. in Chemical Engineering, an honorary doctorate from Purdue University, and an M.B.A. from the University of Chicago.

     John R. Mellett has served as Vice President since March 1, 1999. Prior to joining our company, Mr. Mellett was Senior Vice President & Chief Financial Officer of USI Bath and Plumbing Products and its Zurn Industries, Inc. operations, a diversified supplier of bath, plumbing and HVAC products and services from 1995 to 1999. From 1992 to 1995, Mr. Mellett served as Senior Vice President & Chief Financial Officer of LeFebure Corporation, a supplier of equipment and services to financial institutions. Mr. Mellett is a Certified Public Accountant and holds a B.S. in Accounting from Miami University.

     Martyn Howell-Jones has served as our Vice President -- International since October 1996 pursuant to a consulting arrangement. Mr. Howell-Jones is responsible for our international sales and marketing efforts. Prior to joining our company, Mr. Howell-Jones was engaged as a consultant to National Starch and Chemical Company from June 1994 to September 1996, where he assisted in the development of National Starch and Chemical Company's international adhesives business. From 1966 to 1992, Mr. Howell-Jones was employed by Morton International, Inc. in its European specialty chemicals business. Mr. Howell-Jones holds a B.S. degree from London University.

     Richard W. Johnston has served as our Vice President -- Technology since March 1997 and as Executive Vice President of Pierce & Stevens since 1995. From 1992 to 1995, Mr. Johnston served as Vice President -- Technology of Pierce & Stevens. Prior to that time, Mr. Johnston served as Vice President of Pierce & Stevens' Canadian operations from 1988 to 1992. Mr. Johnston joined Pierce & Stevens in 1966 and has served in several technical capacities with expertise in coatings and adhesives technology. Mr. Johnston holds a B.S., M.S. and M.E.S. in Chemistry from the University of Waterloo, Canada.

     Paul Gavlinski has served as our Vice President -- Manufacturing and Engineering since February 1998 and Vice President -- Operations of Pierce & Stevens since September 1996. From 1995 to July 1996, Mr. Gavlinski served as President of Catalyst Development, a management consulting firm. Prior to that time, Mr. Gavlinski was Vice President--Manufacturing of Emulsion Systems Inc., a polymer manufacturing company. From 1969 to 1992, Mr. Gavlinski was employed by Morton International, Inc. in various chemical manufacturing capacities. Mr. Gavlinski holds a B.S. in Chemical Engineering from the University of Illinois.

     Karen K. Seeberg has been our Vice President -- Human Resources since February 1998. From January 1997 to February 1998, Ms. Seeberg was Director of Human Resources for Pierce & Stevens. From September 1992 to January 1997, Ms. Seeberg was Human Resources Manager for the Information System Division of Avery Dennison. From August 1982 to August 1992, Ms. Seeberg held human resource management positions with Federated Department Stores, Iroquois Industries, Inc. and British Petroleum. Ms. Seeberg holds a B.A. degree from State University of New York.

     Frederick A. Quinn has been President of Pierce & Stevens since March 1999. Mr. Quinn has been responsible for the identification and development of new strategic business opportunities within our company's business units. From September 1992 until June 1999, Mr. Quinn served first as Executive Vice President and from 1993 as President, Chief Operating Officer of K.J. Quinn & Co., Inc. From July 1988 until September 1992, Mr. Quinn was the North American Business Manager for the Thermoplastic Polyurethane Division of Morton International, Inc. From 1973 to July 1988, Mr. Quinn held various sales and marketing positions within K.J. Quinn & Co., Inc. Mr. Quinn holds a B.S. degree in International Relations and an M.B.A. from the University of Southern California.

     Gerard A. Loftus has served as President of Tanner Chemicals since February 1998 and President of SIA Adhesives since April 1996. From January 1995 to March 1996, Mr. Loftus served as General Manager of the Adhesive Systems Division of The B.F. Goodrich Company, the predecessor of SIA Adhesives. In 1994, Mr. Loftus served as the division business manager of the Adhesives Systems Division with responsibility for all sales, marketing and technical activities. From 1990 to 1994, Mr. Loftus was business manager of the aerospace products group of the Adhesives Systems Division. Upon joining the Adhesives Systems Division in 1986, Mr. Loftus served in a variety of capacities, including materials manager and controller. Mr. Loftus, who is a Certified Public Accountant., and holds a B.B.A. in Accounting from Ohio University and a Masters of Accountancy from Cleveland State University.

     Peter Longo has been President of OSI Sealants since 1991. From 1989 to 1991, Mr. Longo was Vice President of Operations of OSI Sealants. Mr. Longo has been employed by OSI Sealants for more than 20 years and has served in a variety of capacities, including sales and marketing. Mr. Longo attended Lakeland Community College.

     Louis M. Pace has been our Vice President -- Mergers & Acquisitions since March 1999 and has served as our Director of Mergers & Acquisitions since January 1998. From August 1996 to December 1997, he served as our Director of Corporate Development and Assistant Secretary. From 1995 to August 1996, Mr. Pace was an associate with First Chicago Equity Capital. Prior to that time, Mr. Pace was a member of First Chicago Corporation's First Scholar management training program where he was engaged in various financial capacities, including emerging markets, interest rate derivatives and analysis of equity capital investments. Mr. Pace holds a B.A. in Economics from Harvard University and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

     Patrick W. Stanton has served as our Principal Accounting Officer since September, 1998. From April 1998 to August 1998, he served as our Manager of Financial Planning and Control. From 1990 to March 1998, Mr. Stanton was with Arthur Andersen LLP. Mr. Stanton is a Certified Public Accountant and holds a B.S. in Accounting from Marquette University.

     John L. Garcia has been a Director since December 1999. For administrative purposes, Mr. Garcia has also served as Vice President, Assistant Treasurer, and Assistant Secretary since December 1999. Mr. Garcia is currently a Managing Director of AEA Investors Inc. From 1994 to 1999, Mr. Garcia was associated with Credit Suisse First Boston, where he served as Global Head of the Chemicals Group, a member of the European Investment Banking Department Management Committee and Head of the European Acquisition and Leveraged Finance and Financial Sponsors Group. Mr. Garcia is a Director of Acetex Corporation and Sterling Chemicals, Inc.

     Karl D. Loos has been a director since February 2000. Mr. Loos also served as a director from August 1996 until December 1999. Mr. Loos founded Garnett Consulting in 1996. From 1977 to 1996, Mr. Loos was employed at Arthur D. Little & Co in Boston, Massachusetts, most recently as Vice President and Managing Director of Process Industries Consulting and Director of the Strategic Planning practice. Mr. Loos received his undergraduate degree from Dartmouth College and an M.B.A. from Harvard Business School.

     John D. Macomber has been a Director since December 1999. Mr. Macomber has been a principal of JDM Investment Group since 1992 and is a Director of IRI International, Lehman Brothers Holdings Inc., Mettler-Toledo International Inc., Rand McNally & Company and Textron Inc. Mr. Macomber is the former Chairman and President of the Export-Import Bank of the United States, Chairman and Chief Executive Officer of Celanese Corporation and Senior Partner of McKinsey & Co.

     Robert H. Malott has been a director since December 1999. Prior to his retirement in 1997, Mr. Malott was Chairman of the Executive Committee of FMC Corporation from November 1991 through May 1997. Mr. Malott served as Chairman of the Board and Chief Executive Officer of FMC Corporation from 1973 to 1991. Mr. Malott is a former Director of FMC Corporation, Amoco Corporation and United Technologies Corporation.

     Thomas P. Salice has been a Director since December 1999. For administrative purposes, Mr. Salice has also served as Vice President, Assistant Treasurer, and Assistant Secretary since December 1999. He is President, Chief Executive Officer and a Director of AEA Investors Inc. and has been associated with AEA Investors Inc. since June 1989. Mr. Salice is also a Director of Waters Corporation and Mettler-Toledo International Inc.

     Norman E. Wells, Jr., has been a Director since December 1999. Prior to his retirement in 1999, Mr. Wells served as President and Chief Executive Officer of Easco Aluminum Inc. from November 1996 to December 1999. Mr. Wells was a Director of CasTech Aluminum Group Inc. from June 1992 to September 1996 and served as CasTech's President and Chief Executive Officer from March 1993 to September 1996.

BOARD COMMITTEE MEMBERSHIP

     Our board of directors has two standing committees: a compensation committee and an audit committee. The compensation committee of our board of directors is comprised of Messrs. Macomber, Salice and Wells. The audit committee is comprised of Messrs. Malott, Garcia and Wells.

DIRECTOR COMPENSATION

     Members of our board of directors are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending board of directors and committee meetings. Members of the board of directors who are also our officers or employees of AEA Investors Inc. do not receive additional compensation for being on the board of directors or its committees. Mr. Loos will receive a fee of $2,500 per meeting. Messrs. Macomber, Malott and Wells were given a one-time opportunity to purchase units in a partnership which owns all of the equity in SSCI Investors LLC upon their election to the board of directors but receive no compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following former directors served on the compensation committee of our board of directors prior to SSCI Investors LLC's purchase of approximately 75% of our capital stock: Charles A. Aldag, Karl D. Loos, Reeve B. Waud and Carol E. Bramson. All of these persons resigned from the board of directors in December 1999. In connection with SSCI Investors LLC's purchase of our stock, our board of directors was initially reconstituted to be comprised of Robert B. Covalt, John L. Garcia and Thomas P. Salice. These directors approved various actions with respect to the current compensation arrangements of our executive officers. Mr. Covalt is one of our officers. Messrs. Garcia and Salice are officers of Sovereign for administrative purposes only and are officers of AEA Investors Inc. Approximately 75% of our capital stock is owned by SSCI Investors LLC, which is owned by an investor group led by AEA Investors Inc. For a more detailed discussion of relationships between AEA Investors Inc. and Sovereign see "Certain Relationships and Related Transactions." As of February 2000, the compensation committee of our board of directors is comprised of John D. Macomber, Thomas P. Salice and Norman E. Wells.

EXECUTIVE COMPENSATION

     The table below summarizes compensation information for our Chief Executive Officer and each of the four other most highly compensated executive officers of our company and/or our domestic subsidiaries for services rendered during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                                     -----------------------------        OTHER        SECURITIES    ALL OTHER
                                     FISCAL                              ANNUAL        UNDERLYING     COMPEN-
                                      YEAR    SALARY($)   BONUS($)   COMPENSATION(1)   OPTIONS(#)   SATION($)(2)
                                     ------   ---------   --------   ---------------   ----------   ------------
Robert B. Covalt...................   1999    $291,644    $215,880            --         48,000     $16,756,469
  Chairman, President                 1998     259,500     154,470            --             --         335,022
  and Chief Executive Officer of      1997     250,000     140,158            --             --          17,512
  Sovereign, and Chairman of OSI
  Sealants, Pierce & Stevens, SIA
  Adhesives and Tanner Chemicals
John R. Mellett(3).................   1999    $166,677    $ 59,997       $30,000(4)      15,000     $ 2,250,862
  Vice President and Chief
    Financial                         1998          --          --            --             --              --
  Officer of Sovereign,               1997          --          --            --             --              --
  OSI Sealants, Pierce &
  Stevens, SIA Adhesives and
  Tanner Chemicals
Peter Longo(5).....................   1999    $193,428    $ 69,080            --          9,200     $   359,599
  President of OSI Sealants           1998     185,658      68,028            --             --           3,333
                                      1997      77,358      64,980            --             --           2,577
Frederick A. Quinn(6)..............   1999    $148,936    $ 56,908            --          9,500     $   443,958
  President of Pierce & Stevens       1998      67,209      12,918            --             --     $     5,342
                                      1997          --          --            --             --              --
Gerard A. Loftus...................   1999    $147,843    $ 56,175            --             --           3,763
  President of SIA Adhesives
  and Tanner Chemicals

---------------

(1) Except as set forth below, the aggregate amount of perquisites and other personal benefits for any of the executives named in the above table was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) For fiscal year 1999, represents matching and profit sharing contributions under our 401(k) plans in the amount of $3,200, $7,486, $8,200, $6,970 and
    $6,338 for Messrs. Covalt, Mellett, Longo, Quinn and Loftus, respectively, and payments made by our former parent partnership, Sovereign Specialty Chemicals, L.P., under its 1997 Stock Incentive Pool upon the sale of approximately 75% of Sovereign's equity to SSCI Investors LLC in the amount of $16,753,269, $2,243,376, $351,399, $436,988 and $258,390 to Messrs.
    Covalt, Mellett, Longo, Quinn and Loftus, respectively.

(3) Mr. Mellett became an employee of Sovereign in March 1999.

(4) Reflects payments made to Mr. Mellett in fiscal 1999 for temporary living accommodations and travel expenses.

(5) Mr. Longo became an employee of Sovereign in August 1997 upon Sovereign's acquisition of OSI Sealants.

(6) Mr. Quinn became an employee of Sovereign in June 1998 upon Sovereign's acquisition of Pierce & Stevens.

STOCK OPTIONS

     The table below sets forth information with respect to grants of options to purchase shares of our common stock during the year ended December 31, 1999 to the executives listed in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                            --------------------------------------------------     AT ASSUMED ANNUAL RATES
                            NUMBER OF     % OF TOTAL                                   OF STOCK PRICE
                            SECURITIES     OPTIONS                                      APPRECIATION
                            UNDERLYING    GRANTED TO    EXERCISE                     FOR OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED(#)   FISCAL YEAR    ($/SHARE)      DATE         5%($)          10%($)
----                        ----------   ------------   ---------   ----------   ------------   ------------
Robert B. Covalt..........   48,000(2)      31.20%       129.50      12/29/09     1,608,000      6,216,000
John R. Mellett...........   15,000(3)       9.75%       129.50      12/29/09       502,500      1,942,500
Peter Longo...............    9,200(3)       5.98%       129.50      12/29/09       308,200      1,191,400
Frederick A. Quinn........    9,500(3)       6.18%       129.50      12/29/09       318,250      1,230,250
Gerard A. Loftus..........    9,500(3)       6.18%       129.50      12/29/09       318,250      1,230,250

---------------

(1) Values are based on assumed rates of annual compounded appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed rates of appreciation are established by the Securities and Exchange Commission and do not represent our estimate or projection of future stock price.

(2) Mr. Covalt's options become exercisable with respect to 1/16th of the shares covered by these options on each March 31, June 30, September 30 and December 31, beginning March 31, 2000 and ending December 31, 2003. The options will become immediately exercisable in full in the event of a change in control of our company.

(3) The options become exercisable with respect to the shares covered by these options on December 30th in each of 2000, 2001, 2002, 2003 and 2004. The options will become immediately exercisable in full in the event of a change in control of our company.

     The following table sets forth information concerning the value of unexercised in-the-money options held for each of the executives listed in the Summary Compensation Table as of December 31, 1999.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                        OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      VALUE             YEAR-END(#)               FISCAL YEAR-END($)
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                        -----------   -----------   -------------------------   ----------------------------
Robert B. Covalt.........        0             0                0/48,000                         0/0
John R. Mellett..........        0             0                0/15,000                         0/0
Peter Longo..............        0             0                0/ 9,200                         0/0
Frederick A. Quinn.......        0             0                0/ 9,500                         0/0
Gerard A. Loftus.........        0             0                0/ 9,500                         0/0

---------------

(1) There was no public trading market for our common stock at December 31, 1999. Accordingly, these values of exercisable and unexercisable in-the-money options are based on the fair market value of our common stock at December 31, 1999, $100 per share, as determined by our board of directors, and the applicable exercise price per share.

MANAGEMENT INCENTIVE COMPENSATION PLAN AND EMPLOYMENT AGREEMENTS

     We believe that equity and performance-based plans and programs should constitute a major portion of management's compensation so as to provide significant incentives to achieve corporate goals. We have instituted the following plans and programs for this purpose.

  Management Incentive Compensation Plan

     We adopted our management incentive compensation plan effective January 1, 2000. Selected members of our management and corporate staff judged to have the greatest impact on our economic results are eligible to participate in this plan. Participants are eligible for cash bonus awards based on our financial performance, measured in terms of revenues and EBITDA, and on individual role-specific goals. Participants in this program are assigned a percentage of their base salary as their bonus target for the then current fiscal year. Awards may be higher or lower than the target bonus as our financial performance and/or the individual's performance is above or below the level expected to achieve the target bonus. Target bonuses range from 25% to 75% of base salary dependent upon position. However, no participant may earn a bonus for a specific year unless at least 90% of both the target EBITDA and revenue thresholds for that year have been attained. In addition, our chief executive officer may award participants bonuses supplemental to those earned under the plan for producing extraordinary results. The management incentive compensation plan is administered by our chief executive officer and vice president-human resources, under the general direction of the compensation committee of our board of directors.

  Employment Agreements

     We have entered into employment agreements with Messrs. Covalt, Mellett, Longo, Quinn and Loftus, effective December 29, 1999, providing for their employment in their current capacities. Pursuant to the agreements, Messrs. Covalt, Mellett, Longo, Quinn and Loftus are entitled to annual base salaries of $300,000, $200,000, $196,000, $155,000 and $150,000, respectively, and are eligible to receive an annual performance-based bonus of up to 75% in the case of Mr. Covalt, and 40% for the four other named executives, of the applicable executive's base salary determined in accordance with the terms of the bonus plan adopted by our board of directors for the calendar year. Additionally, each executive is eligible for a discretionary bonus as determined by the board of directors. Under their respective employment agreements, the executives received non-qualified stock options as described in the Option Grants in Last Fiscal Year Table above, and are entitled to participate in all health, welfare and other benefit plans we provide to our executives.

     The employment agreements for Messrs. Covalt and Mellett each provide for a term expiring on December 31, 2003 and for Messrs. Longo, Quinn and Loftus each provide for a term expiring December 31, 2002, in each case subject to automatic one-year renewal terms. If we terminate an executive's employment without cause (as defined in the employment agreements), or an executive resigns with good grounds (as defined in the employment agreements), we are required to

          (1) pay the executive any unpaid portion of his base salary earned through the date of termination or resignation,

          (2) continue to pay the executive his then current annual base salary during the one-year period following termination or resignation,

          (3) continue the executive's participation in employee benefit plans during the one-year period following termination or resignation, and

          (4) pay the executive a pro rata portion of his potential target annual bonus for the calendar year of termination if the executive resigns for good grounds. However, if we terminate the executive's employment without cause, the pro rata potential target annual bonus will be paid,

        - in the case of Mr. Covalt, at the discretion of the compensation committee of the board of directors, or

        - in the case of all other executives, at the discretion of the chief executive officer.

     All severance benefits and payments are conditioned on the executive's execution of a general release and his compliance with certain non-competition, non-solicitation and non-disclosure covenants.

  1999 Stock Option Plan

     In 1999, we adopted the Sovereign Specialty Chemicals, Inc. Stock Option Plan to provide for the grant of nonqualified stock options to our, and our affiliates', key employees and directors. The maximum number of shares of common stock underlying the options available for award under the stock option plan is 240,713 shares. Of these shares, 48,000, 15,000, 9,200, 9,500 and 9,500 were granted to Messrs. Covalt, Mellett, Longo, Quinn and Loftus, respectively. If any options terminate, or expire unexercised, the shares subject to such unexercised options are again available for grant under the stock option plan.

     The stock option plan will be administered by the compensation committee of the board of directors. Generally, the committee interprets and implements the stock option plan, grants options, exercises all powers, authority, and discretion of the board under the stock option plan, and determines the terms and conditions of option agreements, including the vesting provisions, exercise price, and termination date of options.

     Each option is evidenced by an agreement between us and an optionee. Unless determined otherwise by the committee, 20% of the shares subject to the option vest on each of the first five anniversaries of the grant date. Additionally, the committee may accelerate the vesting of any option grant. The option price is specified in each option agreement at an amount not less than the fair market value on the grant date, unless determined otherwise by the committee. All optionees are required to become parties to the management shareholders agreement, which are described under "Certain Relationships and Related Transactions," upon the grant of all options.

     In the event of a transaction that constitutes a change in control of Sovereign, as described in the stock option plan, unless determined otherwise by the compensation committee, all options become fully exercisable immediately prior to the date of the transaction, and we may cancel any options unexercised as of the change in control upon our payment to the holders of options the difference between the fair market value of the underlying stock and the option exercise price. In the event of specified transactions that result in holders of common stock receiving payments or securities in respect of, or in exchange for, their common stock that do not result in a change in control of our company, as described in the stock option plan, unless determined otherwise by the compensation committee, options remain subject to the terms of the stock option plan and the applicable option agreement, and thereafter upon exercise, optionees will be entitled to receive in respect of any option the same per share consideration received by holders of common stock at the time of the transaction. Options will in no event entitle the holder of the option to ordinary cash dividends payable upon the common stock issuable upon exercise of the options.

     In order to prevent dilution or enlargement of the rights of participants, the stock option plan provides that the aggregate number of shares subject to the stock option plan, any option, the purchase price to be paid upon exercise of an option and the amount to be received in connection with the exercise of any option will be automatically adjusted to reflect any stock splits, reverse stock splits or dividends paid in the form of common stock, and equitably adjusted as determined by the committee for any other increase or decrease in the number of issued shares of common stock resulting from the subdivision or combination of shares or other capital adjustments.

     Our board of directors may amend, alter, or terminate the stock option plan. Any board action may not adversely alter outstanding options without the consent of the optionee. The stock option plan will terminate ten years from its effective date, but all outstanding options will remain effective until satisfied or terminated under the terms of the stock option plan.

  Employee Stock Purchase Plan

     On January 26, 2000, we adopted the Sovereign Specialty Chemicals, Inc. Employee Stock Purchase Plan. Under the stock purchase plan eligible employees purchased 7,045 shares of our voting common stock at $100.00 per share.

     The compensation committee will administer the stock purchase plan. Generally, the compensation committee will determine which employees are eligible to participate in the stock purchase plan, interpret the plan, determine the number of shares and purchase price for common stock sold under the plan and make all other determinations under the plan.

     If the number of outstanding shares of common stock has increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of our company through any reorganization, merger, recapitalization, reclassification, stock split, stock consolidation or similar transaction, appropriate and proportionate adjustments will be made in the number and/or kind of shares which are subject to stock purchase rights awarded under the stock purchase plan and in the purchase price applicable to such outstanding rights and in the number and kind of shares which may be sold under the stock purchase plan.

     We may, at any time, suspend, amend or terminate the stock purchase plan. No amendment or termination may, however, amend, alter or impair the rights of any participant with respect to shares of common stock previously purchased under the stock purchase plan. Unless terminated earlier, the stock purchase plan will terminate on April 30, 2000.

     Common stock acquired under the stock purchase plan will be purchased pursuant to subscription agreements which define the rights and limitations of holders of the shares. A management subscription agreement will be used for grants to employees who have entered into the management shareholders agreement, which are described in "Certain Relationships and Related Transactions," and are governed by the terms of the management shareholders agreement. An employee subscription agreement will be used for grants to other employees. A summary of the employee subscription agreement is provided below.

     The employee subscription agreement provides for (1) restrictions on transfer, (2) the right of SSCI Investors LLC, in a sale of 50% or more of its ownership interest in the company to compel holders of shares of common stock acquired under the stock purchase plan to sell a proportionate number of shares and (3) rights for holders of shares of common stock acquired under the stock purchase plan to participate in certain sales by SSCI Investors LLC.

     The agreement provides further that, if we terminate for cause the employment of a holder of shares purchased under the stock purchase plan, then we will have the opportunity to purchase all of the holder's shares of common stock purchased under the stock purchase plan at the lower of (1) the price paid for the shares and (2) the then current fair market value of the shares. If the holder's employment is terminated other than by us for cause, then we will have the opportunity to purchase all of his or her shares at 100% of their then current fair market value.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of our voting common stock by each person known by us to beneficially own more than five percent of our voting common stock and by our directors, certain executive officers and key managers, individually, and as a group.

     As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for the computation of the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for the computation of the ownership percentage of any other person. Our non-voting common stock is convertible into voting common stock, unless the holder or its affiliate is prohibited by law or regulation from holding our voting common stock. As a result, certain holders of our non-voting common stock are deemed to hold the voting common stock into which their non-voting common stock may be converted.

     In the table below, unless otherwise noted, the address of the person is care of our company.

                                                                                 PERCENTAGE
                                                              NUMBER OF SHARES   OF SHARES
                                                              ----------------   ----------
FIVE PERCENT SECURITY HOLDERS
SSCI Investors LLC(1).......................................    1,624,815.75        81.9%
Robert B. Covalt(2).........................................      133,837.25         9.3%
OFFICERS AND DIRECTORS
Robert B. Covalt(2).........................................      133,837.25         9.3%
John R. Mellett.............................................       13,322.04           *
Martyn Howell-Jones.........................................        8,495.02           *
Richard W. Johnston.........................................        5,200.23           *
Paul Gavlinski..............................................        4,126.46           *
Karen K. Seeberg............................................        2,347.57           *
Frederick A. Quinn..........................................        5,000.00           *
Gerard A. Loftus............................................        5,136.23           *
Peter Longo.................................................       10,651.63           *
Louis M. Pace...............................................        2,169.65           *
Patrick W. Stanton..........................................          349.61           *
John L. Garcia(3)...........................................              --           *
Karl D. Loos................................................        1,801.16           *
John D. Macomber............................................              --           *
Robert H. Malott............................................              --           *
Thomas P. Salice(3).........................................              --           *
Norman E. Wells, Jr. .......................................              --           *
All executive officers, key managers and directors as a
  group (18 persons)........................................      192,436.85        13.4%

---------------

 *  Represents beneficial ownership of less than one percent.
(1) Includes 547,636.50 shares of non-voting common stock. The address for SSCI Investors LLC is c/o AEA Investors Inc., Park Avenue Tower, 65 East 55th Street, New York, New York 10022. The general partner of a partnership that wholly owns SSCI Investors LLC is a wholly owned subsidiary of AEA Investors Inc. AEA Investors Inc. disclaims beneficial ownership of the shares owned by SSCI Investors LLC, except to the extent of its pecuniary interest therein.
(2) Includes 47,544.61, 642.76, and 642.76 shares of common stock held by Tregooden Partners, L.P., Nautical Partners, L.P. and Serendipity Partners, L.P., respectively, which may be deemed to be beneficially owned by Mr. Covalt. Includes 3,000 shares of common stock issuable upon exercise of options granted to Mr. Covalt that are exercisable as of March 31, 2000.
(3) Does not include shares beneficially owned by SSCI Investors LLC. Messrs. Garcia and Salice are each limited partners in SSCI Investors L.P., the partnership which owns SSCI Investors LLC and are officers and directors of AEA SSC Investors Inc., the general partner of SSCI Investors LP. Mr. Salice is also president, chief executive officer and a director of AEA Investors Inc. Mr. Garcia is also a managing director of AEA Investors Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1998, Sovereign Specialty Chemicals, L.P., our former parent, accrued approximately $2.8 million notes receivable from management. The notes receivable represented a portion of management's purchase price of its equity in our former parent. These loans were repaid in 1999.

     On December 28, 1999, we redeemed shares of outstanding common stock held by our former parent for an aggregate price of approximately $3.3 million.

     In connection with the acquisition of approximately 75% of our common stock by SSCI Investors LLC, we entered into an arrangement with our former parent pursuant to which it agreed to indemnify us for any liability in excess of $2.5 million in the aggregate that is determined to be payable under an outstanding note we issued in connection with an acquisition. Our obligations under this note have been settled, subject to execution of definitive settlement documentation, for an amount less than this indemnification threshold. In addition, our former parent has agreed to provide indemnification to us in respect of various tax matters pursuant to an agreement with SSCI Investors LLC.

     In connection with the acquisition of approximately 75% of our common stock by SSCI Investors LLC, our former parent repaid to us approximately $970,000 in intercompany receivables.

     Affiliates of J.P. Morgan Securities Inc. currently own 63,330.71 shares of our voting common stock and 182,545.5 shares of our non-voting common stock. J.P. Morgan Securities Inc. acted as our financial advisor in connection with SSCI Investors LLC's acquisition of our capital stock. J.P. Morgan Securities Inc. is also the joint lead arranger, a joint book-running manager and documentation agent for our credit facility.

     See also "Management -- Management Incentive Compensation Plan and Employment Agreements" for a description of the arrangements between us and our stockholders who are employees.

     In connection with SSCI Investors LLC's acquisition of approximately 75% of our common stock, we, SSCI Investors LLC and several members of our management entered into a shareholders agreement under which SSCI Investors LLC has agreed that, prior to the completion of an underwritten public offering of our common stock, SSCI Investors LLC will vote all shares of common stock owned or controlled by it, and will take all necessary or desirable actions within its control to (1) elect Robert B. Covalt, a director of our company and to cause Mr. Covalt to hold the position of Chairman of the Board and Chief Executive Officer of our company and Chairman of the Board of each domestic subsidiary for so long as the Covalt Family Group, as defined in the shareholders agreement, owns at least 5% of the outstanding shares of our common stock and (2) cause at least two members of the board of directors to be members of the investor group led by AEA Investors Inc. who are not also officers or employees of AEA Investors Inc. The obligation to elect Mr. Covalt to be a director and have the titles described above will terminate in specified instances when Mr. Covalt is no longer employed by our company. The management shareholders agreement also
(1) imposes certain transfer restrictions on the management parties, (2) subjects employee parties to the right of SSCI Investors LLC, in a sale of 50% or more of its ownership interest in our company, to compel other shareholders to sell a proportionate number of shares, (3) provides rights to management to participate in sales by SSCI Investors LLC, (4) provides for a call option on employees' option and subsequently acquired shares in specified termination events, (5) provides that employee parties may request that the Company purchase some of their stock in specified events, and (6) provides employee parties with piggyback registration rights under specified circumstances.

     We have also entered into a shareholders agreement with SSCI Investors LLC and our remaining (non-employee) shareholders. This shareholders agreement provides for (1) board observer rights for 10% shareholders, (2) restrictions on transfer, (3) the right of SSCI Investors LLC, in a sale of 50% or more of its ownership interest in our company to compel other shareholders to sell a proportionate number of shares, (4) rights for other shareholders to participate in sales by SSCI Investors LLC, (5) preemptive rights to 5% shareholders to purchase new issuances, (6) information rights, and (7) piggyback registration rights.

     We entered into a management agreement with AEA Investors Inc. pursuant to which AEA Investors Inc. will provide us with advisory and consulting services. The management agreement provides for an annual aggregate fee of $999,999 plus reasonable out-of-pocket costs and expenses.

     In connection with our employee stock purchase plan, we repurchased 7,045 shares of voting common stock from AEA Investors Inc. at $100.00 per share. All shares repurchased were sold to our employees pursuant to the stock purchase plan at the same price per share.

                       DESCRIPTION OF OUR CREDIT FACILITY

NEW CREDIT FACILITY

     The following is a summary of the material terms of our new credit facility entered into as of December 29, 1999, and as amended and restated on April 6, 2000, with the lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., each as a joint lead arranger and a joint book-running manager, and The Chase Manhattan Bank, as administrative agent. The following summary is qualified in its entirety by reference to our credit facility. A copy of the credit agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

  Structure

     Prior to the completion of the offering of our outstanding notes, the credit facility provided for aggregate borrowings of $200.0 million, and consisted of (1) a Revolving Credit Facility of $50.0 million, (2) a Term A Loan Facility of $75.0 million and (3) a Term B Loan Facility of $75.0 million. Upon completion of the offering of the outstanding notes, we repaid all amounts outstanding under the Term B Loan Facility and it was terminated. As a result, our credit facility currently provides for aggregate borrowings of up to $125.0 million. The Revolving Credit Facility provides for a $20.0 million letter of credit subfacility and a $20.0 million swing line subfacility, drawings under which reduce the amount available under the Revolving Credit Facility. A portion of the swing line subfacility is multicurrency and permits us and our subsidiaries to borrow U.S. dollars, Canadian dollars, Singapore dollars, Pounds Sterling or Euros.

  Availability

     Availability under the credit facility is subject to various conditions precedent typical of syndicated loans. Borrowings under the Revolving Credit Facility are available on a fully revolving basis and may be used for general corporate purposes, including to a limited extent acquisitions. The Revolving Credit Facility will mature on December 30, 2005. Borrowings under the Term A Loan Facility may be used for general corporate purposes, including acquisitions, and commitments to lend under this facility terminate on June 30, 2001, to the extent not then drawn. Both we and our foreign subsidiaries may use availability under the Term A Loan Facility and Revolving Credit Facility.

     As of March 31, 2000, after giving effect to the issuance of the outstanding notes and the application of the net proceeds to repay all amounts outstanding under the Term A Loan Facility and Term B Loan Facility and approximately $6.0 million outstanding under the Revolving Credit Facility, the Term B Loan Facility was terminated, and we had $75.0 million of borrowing availability under the Term A Loan Facility and $34.9 million of borrowing availability under our $50.0 million Revolving Credit Facility.

  Interest

     Borrowings under the credit facility bear interest payable quarterly, at a rate per annum equal, at our option, to either (1) the higher of (a) the current base rate as offered by The Chase Manhattan Bank or (b) 1/2 of 1% per annum above the federal funds rate plus, in either case, an applicable margin or (2) a eurodollar rate plus an applicable margin. The applicable margin will be based on our ratios of total debt to EBITDA and senior debt to EBITDA determined as of June 30, 2000 and periodically thereafter and varies for Revolving Credit Facility borrowings and for loans under the Term A Loan Facility, from 1.75% to 2.50% for eurodollar rate loans and from 0.75% to 1.5% for base rate loans.

  Maturity and Amortization

     Loans under the Term A Loan Facility and the Revolving Credit Facility mature on December 30, 2005. Scheduled repayments of amounts outstanding under the Term A Loan Facility, including portions used for acquisitions by foreign subsidiaries, begin on September 30, 2001 and through December 31, 2003 amount to 50% of the amount outstanding under the Term A Loan Facility on June 30, 2001, with the remaining 50% to be paid in equal quarterly payments through December 30, 2005.

  Commitment Reductions and Repayments

     Subject to some exceptions, we are required to make mandatory prepayments upon receipt of proceeds of certain insurance awards, assets sales or equity sale proceeds, debt issuance proceeds, and a specified percentage of annual excess cash flow. Mandatory prepayments under the Term A Loan Facility will be applied first to amortization payments scheduled for the 12 month period after the prepayment event and second to the remaining scheduled amortization payments. Additionally, we may prepay the loans at any time without premium or penalty (except for prepayments of eurodollar loans, as to which breakage costs may be payable).

  Fees

     The credit facility requires us to pay customary commitment, letter of credit and other fees.

  Security and Guarantees

     Our obligations under the credit facility are

     - secured by a first priority security interest in substantially all of our assets, including 100% of the capital stock of our currently owned, or later created or acquired, direct and indirect domestic subsidiaries, but limited to 66% of the capital stock of our currently owned or later created or acquired first tier foreign subsidiaries

     - guaranteed by each of our direct and indirect domestic subsidiaries, and each such guarantee will be secured by a first priority security interest in substantially all of such guarantor's assets, including 100% of the capital stock of its currently owned, or later created or acquired, direct and indirect domestic subsidiaries, but limited to 66% of the capital stock of its currently owned or later created or acquired first tier foreign subsidiaries

     The obligations of our foreign subsidiaries under the credit facility will be

     - secured, to the extent it would not cause adverse consequences under local law or applicable tax rules, by a first priority security interest in substantially all of the assets of the subsidiary borrower including 100% of the capital stock of its currently owned, or later created or acquired, direct and indirect subsidiaries

     - guaranteed, to the extent it would not cause adverse consequences under local law or applicable tax rules, by each of the foreign borrower's direct and indirect subsidiaries, and each guarantee will be secured, subject to similar exceptions for adverse consequences, by a first priority security interest in substantially all of the assets of each guarantor

     - guaranteed by us and each of our direct and indirect domestic subsidiaries, and each guarantee will be secured by a first priority security interest in substantially all of each guarantor's assets including 100% of the capital stock of our currently owned, or later created or acquired, direct and indirect domestic subsidiaries, but limited to 66% of the capital stock of our currently owned or later acquired first tier foreign subsidiaries

  Covenants and Conditions

     The credit facility includes covenants that restrict our ability to

     - incur additional indebtedness

     - incur liens on property or assets

     - make acquisitions

     - merge or consolidate with third parties

     - make restricted payments and investments

     - pay dividends and make distributions

     - repurchase or redeem capital stock

     - dispose of assets

     - guarantee obligations

     - enter into sale and leaseback transactions

     - prepay debt

     - amend certain agreements, including the Indenture

     - make capital expenditures

     - organize non-wholly owned subsidiaries

     - engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities

     In addition, the credit facility requires us to comply with specified financial ratios and tests including maintenance of specified total debt to EBITDA ratios, senior debt to EBITDA ratios, fixed charge coverage ratios and interest expense coverage ratios.

  Events of Default

     The credit facility includes customary events of default, including

     - non-payment of principal, interest or fees

     - violation of covenants after customary cure periods

     - inaccuracy of representations and warranties

     - cross-default to other material agreements and indebtedness

     - bankruptcy

     - material judgments

     - ERISA matters

     - invalidity of loan documentation or security interest

     - change of control

                         DESCRIPTION OF EXCHANGE NOTES

     The exchange notes will be issued under the indenture dated as of March 29, 2000 among Sovereign, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the exchange notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939.

     The following is a summary of the material provisions of the indenture and does not purport to be complete. We urge you to read the indenture because it defines your rights as a Holder of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For definitions of capitalized terms used in the following summary, see "-- Certain Definitions." For purposes of this section, the term "Company" means Sovereign Specialty Chemicals, Inc. without any of its Subsidiaries and the term notes means the outstanding notes and the exchange notes.

GENERAL

     The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company has appointed the Trustee to serve as registrar and paying agent under the indenture at its offices at 101 Barclay Street, New York, NY 10286. No service charge will be made for any registration of transfer or exchange of the exchange notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING


     The exchange notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, equal in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At March 31, 2000, the Company had $19.5 million of Senior Indebtedness and/or Guarantor Senior Indebtedness outstanding. All debt incurred under the Senior Credit Facility is and will be Senior Indebtedness of the Company, is and will be guarantied by each of the Guarantors on a senior basis and is and will be secured by substantially all of the assets of the Company and the Guarantors.


MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The notes will be limited to $200.0 million aggregate principal amount, of which $150.0 million were issued in the offering of the outstanding notes. Up to $150.0 million of exchange notes may be issued in the exchange offer. To the extent exchange notes are issued in the exchange offer, the amount of outstanding notes will be reduced by a like amount. The notes will mature on March 15, 2010. Additional amounts may be issued in one or more series from time to time (the "Additional Notes"), subject to certain limitations described under "Certain Covenants -- Limitation on Indebtedness." Cash interest on the notes will accrue at a rate of 11 7/8% per annum and will be payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 2000, to the holders of record of notes at the close of business on March 1 and September 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from March 29, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2005, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                                                               REDEMPTION
YEAR                                                             PRICE
----                                                           ----------
2005........................................................    105.938%
2006........................................................    103.958%
2007........................................................    101.979%
2008 and thereafter.........................................    100.000%

     In addition, at any time and from time to time on or prior to March 15, 2003, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes issued under the indenture (calculated after giving effect to the original issuance of Additional Notes, if any) with the net cash proceeds of one or more Equity Offerings by the Company, at a redemption price in cash equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% original aggregate principal amount of the notes issued under the indenture (calculated after giving effect to the original issuance of Additional Notes, if any) must remain outstanding immediately after giving effect to each such redemption (excluding any notes issued under the indenture and held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering of the Company.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of an Equity Offering by the Company, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

SUBORDINATION OF THE NOTES

     The payment of the principal of, premium, if any, and interest on the notes is subordinated in right of payment, to the extent and in the manner provided in the indenture, to the prior payment in full in cash of all Senior Indebtedness.

     Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under "Satisfaction and Discharge of Indenture; Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the notes, or any payment by the Company to acquire any of the notes for cash, property or securities, or any distribution by the Company with respect to the notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the notes, whether pursuant to the terms of the notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the notes, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter.

     Notwithstanding anything in the subordination provisions of the indenture or the notes to the contrary:

          (1) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given;

          (2) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect; and

          (3) not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days.

     No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

     The failure to make any payment or distribution for or on account of the notes by reason of the provisions of the indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the notes. See "Events of Default" below.

     By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the notes.

     At the time of the issuance of the notes, borrowings under the Senior Credit Facility and approximately $4.5 million of capital lease obligations and other debt are expected to be the only outstanding Senior Indebtedness or Guarantor Senior Indebtedness. Subject to the restrictions set forth in the indenture, in the future the Company may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes.

GUARANTIES OF THE NOTES

     The indenture provides that each of the Guarantors will unconditionally guaranty on a joint and several basis (the "Guaranties") all of the Company's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The Guarantors are also guarantying all obligations of the Company under the Senior Credit Facility, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facility (except for certain stock in Foreign Subsidiaries). The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guaranty or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guaranty shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in the Senior Credit Facility and in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

     The indenture provides that each of the Company's Subsidiaries (other than Foreign Subsidiaries) on the Issue Date and each of the Company's Subsidiaries (excluding Unrestricted Subsidiaries and Foreign Subsidiaries) formed or acquired thereafter are required to be Guarantors, provided that Foreign Subsidiaries shall also be required to be Guarantors to the extent such Foreign Subsidiaries guarantee Indebtedness of the Company or of any Subsidiary which is not a Foreign Subsidiary in a principal amount equal to or greater than $25.0 million in the aggregate for all Foreign Subsidiaries. The Company shall cause each Restricted Subsidiary issuing a Guaranty after the Issue Date to:

          (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guaranty all of the Company's Obligations under the notes and the indenture on the terms set forth therein; and

          (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications).

Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of this indenture) be a Guarantor for all purposes of the indenture.

     The indenture provides that if:

          (1) the notes issued under the indenture are defeased in accordance with the terms of the indenture; or

          (2) subject to the requirements of the first paragraph under "Certain Covenants -- Merger, Sale of Assets, Etc.," all or substantially all of the assets of any Guarantor or all of the Equity Interests of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and (A) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants -- Disposition of Proceeds of Asset Sales" or (B) the Company delivers to the Trustee an Officers' Certificate representing that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants -- Disposition of Proceeds of Asset Sales" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guaranty obligations in respect of the indenture and the notes.

     The Guaranties will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guaranty will be subordinated and junior in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of such Guarantor to substantially the same extent as the notes are subordinated to all existing and future Senior Indebtedness of the Company.

     Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants -- Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guaranty obligations in respect of the indenture and the notes and any Unrestricted Subsidiary (other than a Foreign Subsidiary) whose Designation is revoked pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the second paragraph under this "Guaranties of the Notes" section.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     In the event of the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the notes of such occurrence in the manner prescribed by the indenture and shall, within 20 days after the Change of Control Date (or, at the Company's option, prior to such Change of Control Date), make an Offer to Purchase all notes then outstanding, and shall purchase all notes validly tendered, at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that any Offer to Purchase made prior to any Change of Control Date shall be made only in the reasonable anticipation of such Change of Control, and provided, further, that the Company shall not purchase any notes tendered pursuant to such Offer to Purchase if such Change of Control does not occur.

     If a Change of Control occurs which also constitutes an event of default under the Senior Credit Facility, the lenders under the Senior Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Senior Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the notes with respect to such assets.

     If an Offer to Purchase is made, the Company may not have available funds sufficient to pay for all of the notes that might be tendered by Holders of notes seeking to accept the Offer to Purchase. If the Company fails to repurchase all of the notes tendered for purchase, such failure will constitute an Event of Default under the indenture. See "Events of Default" below.

     If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

          (3) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary); or

          (4) make any Investment (other than Permitted Investments) in any Person (other than in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(any such payment or any other action (other than any exception thereto) described in (1), (2), (3) or (4) above is each a "Restricted Payment"), unless:

          (I) no Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (II) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "-- Limitation on Indebtedness" below; and

          (III) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of:

             (A) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

             (B) the aggregate net cash proceeds received by the Company either
        (i) as capital contributions to the Company after the Issue Date or (ii) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus

             (C) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus

             (D) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

             (E) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below, the Company's proportionate interest in an amount equal to the excess of (i) the total assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (ii) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), plus

             (F) to the extent not included in the computation of Consolidated Net Income, the amount of cash dividends or cash distributions (other than to pay taxes) received from any Unrestricted Subsidiary since the Issue Date, minus

             (G) the greater of (i) $0 and (ii) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below.

     The foregoing provisions will not prevent:

          (1) (A) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the indenture or
     (B) the payment of any dividend or distribution on a pro rata basis to holders of minority Equity Interests in a Restricted Subsidiary out of the net income from the Issue Date of such Restricted Subsidiary;

          (2) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of (or the payment of a dividend or distribution to Holdings out of the net cash proceeds of) the substantially concurrent issue and sale

     (other than to a Restricted Subsidiary) of, other Equity Interests of the Company (other than Disqualified Equity Interests, in the case of any such purchase, redemption, retirement or other acquisition of Qualified Equity Interests); provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (III)(B) of the preceding paragraph (and were not included therein at any time);

          (3) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of:

             (A) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (III)(B) and (III)(C) of the preceding paragraph (and were not included therein at any time) or

             (B) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the notes;

          (4) any Investment to the extent that it is funded with the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause
     (III)(B) of the preceding paragraph (and were not included therein at any time);

          (5) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment, or otherwise held pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement or dividends by the Company to Holdings to effect the same in respect of its Equity Interests held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment, or otherwise held pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement not to exceed $2.0 million per fiscal year; provided that if the full $2.0 million is not utilized in any fiscal year, such unutilized portion may be so utilized in any subsequent fiscal year; and provided, further, that in no fiscal year shall such payments exceed $6.0 million;

          (6) Restricted Payments not to exceed $4.0 million in the aggregate since the Issue Date;

          (7) payments to Holdings and/or AEA to pay general and administrative expenses of Holdings and/or AEA not to exceed $375,000 in any fiscal year plus actual fees, expenses and indemnity payments incurred by its officers and directors;

          (8) any purchase or repayment of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if:

             (A) in the case of a Change of Control, the Company shall have complied with all of its obligations under the covenant described under "Offer to Purchase upon Change of Control" and purchased all the notes tendered pursuant to the Offer to Purchase required thereby prior to purchasing or repaying such Subordinated Indebtedness or

             (B) in the case of an Asset Sale, the Company shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described under "-- Disposition of Proceeds of Asset Sales,"; provided that (a) in either case the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such

        Subordinated Indebtedness shall not be greater than the price (stated as a percentage of principal amount) of the notes pursuant to any Offer to Purchase and (b) in the case of an Asset Sale, the aggregate amount of such Subordinated Indebtedness that the Company may purchase or repay shall not exceed the amount of Unutilized Net Cash Proceeds, if any, remaining after the Company has purchased all notes tendered pursuant to such Offer to Purchase;

          (9) the payment of principal and interest on the Junior Subordinated Seller Notes in accordance with the terms thereof; and

          (10) payments to Holdings in an amount necessary to permit the payment by Holdings of principal on the Contingent Note in accordance with the terms thereof; provided that (i) the contingency that would give rise to any obligations in respect of the Contingent Note shall have been satisfied in accordance with its terms on or prior to December 31, 2000 and (ii) Holdings immediately uses such amount for such purpose;

provided, however, that in the case of each of clauses (2), (3), (5), (7), (8) and (10) no Default shall have occurred and be continuing or would arise therefrom.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (5), (6), (8) and (10) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (2), (3), (4), (7) and (9) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

     Limitation on Indebtedness. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests, except for Permitted Indebtedness; provided, however, that (1) the Company and any Restricted Subsidiary may Incur Indebtedness (other than Disqualified Equity Interests) and (2) the Company may issue Disqualified Equity Interests if, in any such case, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Consolidated Coverage Ratio of the Company would be greater than 2.0 to 1.0.

     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (1) Indebtedness of $150.0 million principal amount under the notes, the Guarantees and the indenture;

          (2) Existing Indebtedness;

          (3) Indebtedness of the Company and any Guarantor pursuant to the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed (A) the sum of (i) the greater of (a) $50.0 million and (b) the sum of 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP plus 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to revolving loans thereunder plus (ii) $75.0 million with respect to term loans, additional revolving loans or other loans Incurred on or prior to March 31, 2002, provided that, in the case of this subclause (A)(ii), at the time of and after giving pro forma effect to any Incurrence of such Indebtedness and the application of the proceeds therefrom, the Consolidated Leverage Ratio of the Company would be less than or equal to 5.15:1.00 less (B) amounts Incurred and outstanding pursuant to clause (4) below; provided that the calculation under subclause (A)(i)(b) shall exclude the net book value of accounts receivable sold to or financed through any Accounts Receivable Subsidiary and the net book value of the accounts receivable and inventory of Foreign Subsidiaries to the extent of Indebtedness Incurred by any Foreign Subsidiary pursuant to clause (11)(A) below;

          (4) Indebtedness Incurred on or prior to March 31, 2002 by Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed $60.0 million, provided that, at the time of and after giving pro forma effect to any Incurrence of such Indebtedness and the application of the proceeds therefrom, the Consolidated Leverage Ratio of the Company would be less than or equal to 5.15:1.00 less amounts Incurred and outstanding pursuant to clause (3)(A)(ii) above in excess of $15.0 million;

          (5) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and Indebtedness of the Company owed to and held by any Restricted Subsidiary, which Indebtedness is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the indenture and the notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (5) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (5) to a Person (other than the Company or any Restricted Subsidiary), and (ii) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (6) the Guaranties and guaranties by the Company or any Restricted Subsidiary of Indebtedness permitted to be Incurred under this covenant to the extent such Indebtedness could have itself been Incurred by such Person;

          (7) Hedging Obligations of the Company and the Restricted
     Subsidiaries;

          (8) Indebtedness of the Company or any Restricted Subsidiary consisting of Purchase Money Indebtedness, Capital Expenditures Indebtedness and Capitalized Lease Obligations (and refinancings thereof) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (8), does not exceed the greater of (A) 10.0% of Consolidated Net Tangible Assets at the time of Incurrence and (B) $25.0 million;

          (9) Indebtedness of the Company or a Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clause (1) or clause (2) or, after March 31, 2002, subclause (A)(ii) of clause (3) and clause (4) of this paragraph of this covenant; provided, however, that:

             (A) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness or Disqualified Equity Interests being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith,

             (B) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

             (C) Indebtedness that is pari passu with the notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests and Disqualified Equity Interests may only be refinanced with other Disqualified Equity Interests; and

             (D) refinancing Indebtedness incurred by a Restricted Subsidiary which is not a Guarantor may only be used to refinance Indebtedness of a Restricted Subsidiary which is not a Guarantor;

          (10) in addition to the items referred to in clauses (1) through (9) above and clauses (11) through (12) below, Indebtedness of the Company or any Restricted Subsidiary
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     (including any Indebtedness under the Senior Credit Facility that utilizes this subparagraph (10)) having an aggregate principal amount not to exceed $15.0 million at any time outstanding;

          (11) Indebtedness of Foreign Subsidiaries (which may be Incurred under the Senior Credit Facility or otherwise) (A) in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) 85% of the net book value of the accounts receivable of such Foreign Subsidiaries in accordance with GAAP and (b) 50% of the net book value of the inventory of such Foreign Subsidiaries in accordance with GAAP (provided that the calculation under this clause (A) shall exclude the net book value of accounts receivable and inventory sold to or financed through any Accounts Receivable Subsidiary) or (B) representing guaranties of Indebtedness of another Foreign Subsidiary incurred pursuant to subclause (A) of this clause (11); and

          (12) unsecured Indebtedness Incurred by the Company to former employees in connection with the purchase or redemption of Equity Interests of the Company not to exceed in the aggregate $2.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above (other than Indebtedness under the Senior Credit Agreement outstanding on the Issue Date, which will be deemed to have been Incurred under clause (3)) or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

     Limitation on Layering. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the notes and expressly rank subordinate in right of payment to any other Indebtedness of the Company; provided, that the foregoing restriction shall not apply to distinctions between categories of Indebtedness that exist solely by reason or Liens of Guaranties arising or created in respect of some but not all such Indebtedness.

     The Company shall not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guaranty of such Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness of such Guarantor; provided, that the foregoing restriction shall not apply to distinctions between categories of Indebtedness that exist solely by reason or Liens of Guaranties arising or created in respect of some but not all such Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (A) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (B) make loans or advances to, or guaranty any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (C) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

          (1) the Senior Credit Facility, or any other agreement of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, renewed, replaced or refinanced;

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

          (2) applicable law;

          (3) any instrument of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to any Restricted Subsidiary, or the properties or assets of any Restricted Subsidiary, other than the Acquired Person;

          (4) customary non-assignment provisions in leases, licenses or contracts;

          (5) Purchase Money Indebtedness and Capitalized Lease Obligations for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired;

          (6) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (6) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto;

          (7) refinancing Indebtedness permitted under clause (9) of the second paragraph of "Limitation on Indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

          (8) the indenture;

          (9) contained in any other indenture governing debt securities that are no more restrictive than those contained in the indenture;

          (10) customary restrictions in any instrument governing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described above under "Limitation on Indebtedness"; provided that the aggregate Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date such Indebtedness is Incurred of all Foreign Subsidiaries subject to such restrictions shall not exceed 30% of the Consolidated EBITDA for such four quarter period of the Company; provided, further that Consolidated EBITDA shall be calculated after giving effect on a pro forma basis to any transactions which would require adjustment pursuant to the calculation described under the definition of "Consolidated Coverage Ratio" as if such transaction had occurred on the first day of such four quarter period; or

          (11) any restriction contained in any security agreement or mortgage securing Indebtedness of any Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage.

     Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the indenture (a "Designation") only if:

          (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (2) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

          (3) assuming the effectiveness of such Designation, the Designation and an Investment (other than a Permitted Investment (except for Investments described in clauses (10) and (11) of the definition of "Permitted Investments")) in an amount (the "Designation Amount") equal to the Fair

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

     Market Value of the Company's aggregate Investment in such Subsidiary on such date could be made in compliance with the first paragraph of "Limitation on Restricted Payments" above.

     Neither the Company nor any Restricted Subsidiary shall at any time (A) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guaranty, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (B) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (C) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guaranty given solely to support the pledge by the Company or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Liens (other than Permitted Liens) against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Specified Indebtedness unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the notes and all other amounts due under the indenture, and in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Guaranty of the notes and all other amounts due under the indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the notes or such Guarantor's Guaranty, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

     Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless:

          (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

          (2) at least 75% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets to be used in a Related Business, (C) Equity Interests in any Person which thereby becomes a Wholly Owned Restricted Subsidiary whose assets consist primarily of properties and capital assets used in a Related Business or (D) "earn out" or similar rights providing for a cash payment contingent upon operating results or the financial condition of the business and/or Person subject to such Asset Sale.

     The amount of any (A) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of

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

determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (B) notes, securities or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     The Company or such Restricted Subsidiary, as the case may be, may:

          (1) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness;

          (2) commit in writing to acquire, construct or improve properties and capital assets to be used in a Related Business and so apply such Net Cash Proceeds within 365 days after the receipt thereof; or

          (3) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof or commence an offer or otherwise become obligated to repay Pari Passu Debt not exceeding the Pari Passu Debt Pro Rata Share;

provided that the Company or such Restricted Subsidiary may use up to $15.0 million of aggregate Net Cash Proceeds from Asset Sales for any purpose not prohibited by the indenture.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied or committed within 365 days of such Asset Sale as described in clause (1), (2) or (3) or the proviso of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day, make an Offer to Purchase all outstanding notes up to a maximum principal amount (expressed as a multiple of $1,000) of notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $15.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph.

     With respect to any Offer to Purchase effected pursuant to this covenant, among the notes, to the extent the aggregate principal amount of notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such notes shall be purchased pro rata based on the aggregate principal amount of such notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of notes tendered by the Holders of the notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the notes for any general corporate purposes. Upon the completion of an Offer to Purchase pursuant to this covenant, the amount of unutilized Net Cash Proceeds shall be reset to zero.

     In the event that the Company makes an Offer to Purchase the Exchange Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Each Holder shall be entitled to tender all or any portion of the notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

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

     Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless:

          (1) either (A) the Company shall be the Surviving Person or (B) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

          (2) immediately thereafter, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to any such transaction including the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

          (4) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

     Notwithstanding the foregoing clause (3) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     No Guarantor (other than a Guarantor whose Guaranty is to be released in accordance with the terms of its Guaranty and the indenture as provided in the third paragraph under "Guaranties of the Notes" above) shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless
(A) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (B) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guaranty of the notes and the performance and observance of every covenant of the indenture and the Registration Rights Agreement to be performed or observed by such Guarantor; (C) at the time of and immediately after such Disposition, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, no Default or Event
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

of Default shall have occurred and be continuing; and (D) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the notes, the indenture and the Registration Rights Agreement or of such Guarantor under its Guaranty, the indenture and the Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company shall be discharged from its Obligations under the indenture and the notes or such Guarantor shall be discharged from its Obligations under the indenture and its Guaranty.

     Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party; and

          (2) if such Affiliate Transaction or series of related Affiliate Transactions (other than any such Affiliate Transactions between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary or an Accounts Receivable Subsidiary in the ordinary course of business) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no independent directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

     In addition, any Affiliate Transaction (other than an Affiliate Transaction between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary or an Accounts Receivable Subsidiary in the ordinary course of business) involving aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million will also require a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

          (1) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

          (2) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law;

          (3) any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (as renewed or amended from time to time in a manner not adverse to the Holders of notes);

          (4) the issue and sale by the Company to its stockholders of Qualified Equity Interests;

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

          (5) any Restricted Payments made in compliance with "Limitation on Restricted Payments" above;

          (6) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

          (7) the Incurrence of intercompany Indebtedness permitted pursuant to clause (5) of the second paragraph of "Limitation on Indebtedness" above;

          (8) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

          (9) the payment to AEA of fees in an aggregate amount not to exceed $1.6 million in any fiscal year, the reimbursement of reasonable out-of-pocket expenses incurred by AEA and payments to AEA in respect of indemnification obligations under existing agreements or agreements permitted to be entered into in accordance with the indenture, in each case in connection with its performance of services pursuant to the Management Agreement;

          (10) shareholders and registration rights agreements among the Company and its shareholders; and

          (11) any transaction in the ordinary course of business or approved by a majority of the disinterested directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity primarily engaged in a Related Business.

     Limitation on the Sale or Issuance of Preferred Equity Interests of Restricted Subsidiaries. The Company shall not sell any Preferred Equity Interest of a Restricted Subsidiary, and shall not cause or permit any Restricted Subsidiary to issue any of its Preferred Equity Interests or sell any Preferred Equity Interests of another Restricted Subsidiary (other than to the Company or a Wholly Owned Restricted Subsidiary or to the directors as director's qualifying shares to the extent required by applicable law, or if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary).

     Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) (each, an "Exchange Act Report") or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, at any time prior to the consummation of the exchange offer required pursuant to the Registration Rights Agreement when the Company is not subject to such Section 13(a) or 15(d), the information which would be required in an Exchange Act Document is included in a public filing of the Company under the Securities Act at the applicable Required Filing Date, such public filing shall fulfill the filing requirement with the SEC with respect to the applicable Exchange Act Document.

     The Company shall also in any event:

          (1) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted (or, prior to the consummation of the exchange offer required pursuant to the Registration Rights Agreement, when the Company is not subject to Section 13(a) or 15(d) of the Exchange Act), information and data of a similar nature, and

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          (2) if, notwithstanding the preceding clause (1), filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder.

     In addition, for so long as any notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the indenture:

          (1) failure to pay principal of (or premium, if any, on) any note when due (whether or not prohibited by the provisions of the indenture described under "Subordination of the Notes" above);

          (2) failure to pay any interest on any note when due, continued for 30 days or more (whether or not prohibited by the provisions of the indenture described under "Subordination of the Notes" above);

          (3) default in the payment of principal of or interest on any note required to be purchased pursuant to any Offer to Purchase required by the indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the indenture described under "Subordination of the Notes" above);

          (4) failure to perform or comply with any of the provisions described under "Certain Covenants -- Merger, Sale of Assets, etc." above;

          (5) failure to perform any other covenant, warranty or agreement of the Company under the indenture or in the notes or of the Guarantors under the indenture or in the Guaranties continued for 30 days or more after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the outstanding notes;

          (6) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of greater than $10.0 million individually or in the aggregate that have resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Significant Restricted Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness;

          (7) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Significant Restricted Subsidiaries in an amount of greater than $10.0 million (net of any amounts covered by reputable and creditworthy insurance or bonding companies) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (8) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries; or

          (9) other than as provided in or pursuant to any Guaranty or the indenture, any Guaranty ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guaranty (other than by reason of a release of such Guarantor from its Guaranty in accordance with the terms of the indenture and such Guaranty).

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights
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

or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

     If an Event of Default with respect to the notes (other than an Event of Default with respect to the Company described in clause (8) of the first paragraph of this section) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to the Trustee and the Company, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the indenture or the notes to the contrary will become immediately due and payable; provided, however, that so long as the Senior Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Company described in clause (8) of the first paragraph of this section), the notes shall not become due and payable until the earlier to occur of (A) five Business Days following delivery of written notice of such acceleration of the notes to the agent under the Senior Credit Facility and (B) the acceleration (ipso facto or otherwise) of any Indebtedness under the Senior Credit Facility. If an Event or Default specified in clause (8) of the first paragraph of this section with respect to the Company occurs under the indenture, the notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes.

     Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in clause (6) above shall have occurred and be continuing, such declaration of acceleration of the notes and such Event of Default shall be automatically annulled and rescinded and be of no further effect if the Indebtedness that is the subject of such Event of Default has been discharged or paid in full or such Event of Default shall have been cured or waived by holders of such Indebtedness and if such Indebtedness or such Event or Default shall have been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness and written notice of such discharge, cure or waiver and rescission, as the case may be, shall have been given to the Trustee within 60 days after such declaration of acceleration in respect of the notes by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the Company of such events is provided to the Trustee and no other Event of Default shall be occurred which has not been cured or waived during such 60-day period.

     Any such declaration with respect to the notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding notes upon the conditions provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

     The indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the notes outstanding, give the Holders of the notes thereof notice of all uncured Defaults or Events of Default thereunder known to it. Except in the case of a Default or an Event of Default in payment with respect to the notes or a Default or Event of Default in complying with "Certain Covenants -- Merger, Sale of Assets, etc." above, the Trustee may withhold such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the notes.

     No Holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations

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

do not apply to a suit instituted by a Holder of such a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the indenture and as to any default in such performance. The Company is also required to notify the Trustee within 30 days of becoming aware of a Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The indenture will be discharged and the Company's and the Guarantors' substantive obligations in respect of the notes will cease when either:

          (1) (A) all notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable,
     (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

          (2) the Company has deposited or caused to be deposited with the Trustee, in trust for the benefit of the holders of the notes, all sums payable by it on account of principal of, premium, if any, and interest on all notes (except lost, stolen or destroyed notes which have been replaced or paid) or otherwise, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at the Stated Maturity or redemption date, as the case may be; and

          (3) complying with certain other requirements set forth in the indenture.

     In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (8) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of the Company deposits with the Trustee all sums payable by it on account of principal of, premium, if any, and interest on all notes or otherwise (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the notes and the Guarantors' Guaranty thereof) by:

          (1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining Indebtedness on such notes;

          (2) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; and

          (3) complying with certain other requirements set forth in the indenture.

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

     In addition, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (8) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the notes and the Guarantors' Guaranty thereof) by:

          (1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining Indebtedness on the notes;

          (2) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the indenture, to such effect; and

          (3) complying with certain other requirements set forth in the indenture.

     The Company may make an irrevocable deposit pursuant to these provisions only if at such time it is not prohibited from doing so under the subordination provisions of the indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

     The indenture, the notes and the Guaranties will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by the Company, the Guarantors, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes); provided, however, that no such modification or amendment to the indenture may, without the consent of the Holder of each note affected thereby:

          (1) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such note or the indenture in a manner materially adverse to the Holders of the notes;

          (2) reduce the principal amount (or the premium) of any such note;

          (3) reduce the rate of or extend the time for payment of interest on any such note;

          (4) change the currency of payment of principal of (or premium) or interest on any such note;

          (5) impair the right of the Holders of notes to institute suit for the enforcement of any payment on or with respect to any such note or any Guaranty in respect thereof;

          (6) reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any Default in respect thereof;

          (7) waive a Default in the payment of principal of, interest on, or redemption payment with respect to, the notes (except a rescission of acceleration of the notes by the Holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

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

          (8) modify the ranking or priority of any note or the Guaranty in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the indenture, in any case in any manner adverse to the Holders of the notes;

          (9) modify the provisions of any covenant (or the related definitions) in the indenture requiring the Company to make an Offer to Purchase following an event or circumstance which may give rise to the requirement to make an Offer to Purchase in a manner materially adverse to the Holders of notes affected thereby otherwise than in accordance with the indenture; or

          (10) release any Guarantor from any of its obligations under its Guaranty or the indenture otherwise than in accordance with the indenture.

     The Holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all Holders of notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the indenture. Subject to certain rights of the Trustee, as provided in the indenture, the Holders of a majority in aggregate principal amount of the notes, on behalf of all Holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each note that is affected.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means any Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and engaged solely in (1) purchasing, financing and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (2) the sale or financing of such accounts receivable or interest therein and (3) other activities incident thereto.

     "Acquired Indebtedness" means Indebtedness of a Person (1) assumed in connection with an Acquisition from such Person or (2) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (1) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company

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

or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or (2) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Additional Interest" has the meaning provided in the Registration Rights Agreement.

     "AEA" means AEA Investors Inc., a Delaware corporation, or any legal successor thereto as a result of a reorganization thereof that does not involve any change in control thereof.

     "Affiliate" of any specified person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that (i) only for purposes of compliance with the covenant described under "Certain Covenants -- Transactions with Affiliates", beneficial ownership of 15.0% or more of the then outstanding Equity Interests of a Person shall be deemed to be control; and (ii) no individual, other than a director of the Company or an officer of the Company with a policy making function, shall be deemed an Affiliate of the Company or any of its Subsidiaries, solely by reason of such individual's employment, position or responsibilities by or with respect to the Company or any of its Subsidiaries.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of:

          (1) any Equity Interest of any Restricted Subsidiary;

          (2) any material license, franchise or other authorization of the Company or any Restricted Subsidiary;

          (3) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or

          (4) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings).

     For the purposes of this definition, the term "Asset Sale" shall not include:

          (A) any transaction consummated in compliance with "Certain
     Covenants -- Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain Covenants -- Limitation on Liens" above; provided, however, that any transaction consummated in compliance with "Certain Covenants -- Merger, Sale of Assets, etc." above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and the Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction;

          (B) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary;

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

          (C) any transaction consummated in compliance with "Certain Covenants -- Limitation on Restricted Payments" above;

          (D) sales of accounts receivable for cash at fair market value;

          (E) any sale, conveyance or transfer of accounts receivable in the ordinary course of business to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company;

          (F) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $500,000;

          (G) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment;

          (H) in the ordinary course of business, the license of patents, trademarks, copyrights and know-how to third Persons;

          (I) a Restricted Payment that is permitted by the "Limitation on Restricted Payments" covenant; and

          (J) the sale, conveyance, transfer or disposition by the Company or a Restricted Subsidiary (1) constituting or pursuant to a Permitted Lien or
     (2) of Equity Interests in an Unrestricted Subsidiary.

     "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

     "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or the State of Illinois are not required to be open.

     "Capital Expenditure Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary (whether consisting of Capital Lease Obligations, Purchase Money Indebtedness or otherwise) incurred (x) for the purpose of refinancing all or any part of the purchase price, cost of construction or improvement of any fixed or capital assets used in a Related Business and (y) no later than 180 days after the date of such acquisition or the date of completion of such construction or improvement.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means:

          (1) U.S. dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is utilized by the Company or any of the Restricted Subsidiaries in the ordinary course of its business;

          (2) securities issued or directly and fully guarantied or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof);

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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

          (5) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within one year after the date of acquisition;

          (6) any money market deposit accounts issued or offered by a financial institution meeting the qualifications specified in clause (3) above;

          (7) investments in funds investing primarily in investments of the type (1) through (6); and

          (8) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management not exceeding a dollar equivalent amount of $1,000,000 in the aggregate principal amount outstanding at any time.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

          (1) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of the Company or, so long as Holdings owns a majority of the Voting Equity Interests of the Company, Holdings (or, for so long as Holdings is a limited liability company, its managing member);

          (2) the Company consolidates with, or merges with or into, another Person (other than a Guarantor which is a Wholly Owned Restricted Subsidiary) or the Company or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or a Guarantor which is a Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; or

          (3) following the first public offering of Voting Equity Interests of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Change of Control Date" has the meaning set forth under "Offer to Purchase upon Change of Control" above.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal

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

quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Interest Expense for such Four Quarter Period; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period,

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased, retired or otherwise discharged (a "Discharge") any Indebtedness since the beginning of such Four Quarter Period that no longer remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness, including with the proceeds of any new Indebtedness, as if such Discharge (and Incurrence of new Indebtedness, if any) had occurred on the first day of such Four Quarter Period,

          (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have disposed of any business or group of assets in any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

          (4) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and

          (5) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period.

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     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings and any cost savings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, minus any non-cash item increasing Consolidated Net Income during such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) Consolidated Income Tax Expense for such period;

          (2) Consolidated Interest Expense for such period;

          (3) depreciation expense for such period;

          (4) amortization expense for such period; and

          (5) all other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or a reserve for cash disbursements in any future period (other than non-cash, non-recurring items related to restructuring operations (including severance payments) of the Company or any Restricted Subsidiary ("restructuring charges"); provided that any cash disbursements relating to any such restructuring charges shall (notwithstanding GAAP or any other provision of the indenture) without duplication, reduce Consolidated EBITDA when made)).

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of:

          (1) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the net cost under Hedging Obligations relating to interest, (b) the interest portion of any deferred payment obligation, (c) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (d) all capitalized interest and all accrued interest, but excluding (I) amortization of fees and expenses incurred in connection with Company entering into a new credit agreement at the time of the acquisition by Holdings of approximately 75% of the Company's capital stock or the offering of the notes, (II) interest expense on deferred compensation or customer deposits and (III) amortization of deferred financing costs, discounts and other non-cash interest expense;

          (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

          (3) dividends and distributions in respect of Disqualified Equity Interests of the Company (other than dividends or distributions consisting solely of Qualified Equity Interests) during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Leverage Ratio" means, on any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis
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

outstanding on such date to (ii) the aggregate amount of Consolidated EBITDA for the then most recent Four Quarter Period; provided, however, that

          (1) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have disposed of any business or group of assets in any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period,

          (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such Four Quarter Period and

          (3) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings and any cost savings relating thereto the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below);

          (2) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company except that subject to the limitations contained in (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause);

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

          (4) any gain or loss realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

          (5) any extraordinary gain or loss;

          (6) the cumulative effect of a change in accounting principles;

          (7) all deferred financing costs written off in connection with the early extinguishment of Indebtedness under the Company's former credit agreement that was repaid and terminated on December 30, 1999, the Company's 9 1/2% notes due 2007, the Senior Credit Facility or the notes as recorded on the statement of operations in accordance with GAAP;

          (8) non-recurring charges related to any Acquisition by the Company or any Restricted Subsidiary occurring after the Issue Date as recorded on the statement of operations in accordance with GAAP;

          (9) non-cash, non-recurring charges as recorded on the statement of operations in accordance with GAAP;

          (10) unrealized gains or losses in respect of Hedge Agreements permitted by clause (6) of the "Limitation on Indebtedness" covenant as recorded on the statement of operations in accordance with GAAP; and

          (11) unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and permitted to be Incurred under the "Limitation on Indebtedness covenant as recorded on the statement of operations in accordance with GAAP;

provided that in the case of clauses (7), (8), (9), (10) and (11) such amount or charge shall be net of any tax or tax benefit to the Company or any of its consolidated Subsidiaries resulting therefrom.

     "Consolidated Net Tangible Assets" means, with respect to any Person, the total assets minus unamortized deferred tax assets, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles, in each case on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

     "Contingent Note" means the $7.5 million subordinated note issued by the Holdings to Sovereign Specialty Chemicals, L.P., payable upon the acquisition of all or substantially all of the assets described therein and upon the conditions described therein as in effect on the Issue Date.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (1) any Indebtedness outstanding under the Senior Credit Facility and (2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $15.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

     "Designation" has the meaning set forth under "Certain
Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Designation Amount" has the meaning set forth under "Certain Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale,
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

assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the maturity date of the notes; provided that any Equity Interest that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Equity Interests upon the occurrence of an "asset sale" or "change of control" occurring prior to the maturity date of the notes shall not constitute Disqualified Equity Interests if
(1) the "asset sale" or "change of control" provisions applicable to such Equity Interest are not more favorable in any respect to the holders of such Equity Interests than the terms applicable to the notes and described under the captions "Offer to Purchase upon Change of Control" and "Certain
Covenants -- Disposition of Proceeds of Asset Sales" and (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered in respect of any Offer.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Equity Offering" means, with respect to the Company, (1) an underwritten primary public or private offering of Qualified Equity Interests of the Company or (2) a purchase of Qualified Equity Interests of the Company which results in net cash proceeds to the Company of at least $25.0 million by any Person which
(A) has a common equity market capitalization in excess of $500 million and (B) is engaged in a Related Business.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Existing Indebtedness" means any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date until such amounts are repaid; provided that Existing Indebtedness shall not include Indebtedness repurchased or repaid with the proceeds of the offering of the notes.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "Guarantor" means (1) each of the Subsidiaries of the Company (other than Foreign Subsidiaries) as of the Issue Date and their respective successors, and
(2) each other Restricted Subsidiary, formed, created or acquired before or after the Issue Date, required to become a Guarantor after the Issue Date pursuant to "Guaranties of the Notes" above.

     "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date:

          (1) all Obligations of such Guarantor under the Senior Credit
     Facility;

          (2) all Hedging Obligations of such Guarantor;

          (3) to the extent that it may constitute Indebtedness, Obligations of such Guarantor under stand-by letters of credit; and

          (4) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guaranty of the notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

     Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include:

          (A) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes;

          (B) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor;

          (C) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

          (D) Indebtedness evidenced by such Guarantor's Guaranty of the notes;

          (E) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor;

          (F) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and

          (G) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor.

     "guaranty" means, as applied to any obligation, (1) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guaranty shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Guaranty" means the guaranty of the notes by each Guarantor under the indenture.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (3) foreign currency or commodity hedge, exchange or similar protection agreements (agreements referred to in this definition being referred to herein as "Hedging Agreements").

     "Holder" means the registered holder of any note.

     "Holdings" means SSCI Investors LLC, a Delaware limited liability company, and its successors.

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

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guaranty or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed;

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding (A) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or (C) other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

          (5) every Capital Lease Obligation of such Person;

          (6) every net obligation under Hedging Agreements of such Person;

          (7) every obligation of the type referred to in clauses (1) through
     (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guarantied or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and

          (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1) through (7) above.

     Indebtedness:

          (A) shall never be calculated taking into account any cash and cash equivalents held by such Person;

          (B) shall not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and
     (3) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;

          (C) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination;
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

          (D) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Preferred Equity Interest of any Restricted Subsidiary; and

          (E) shall not include obligations under performance bonds, performance guaranties, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the "Limitation on Indebtedness" covenant of the indenture, Indebtedness arising solely by reason of the existence of a Lien permitted under the "Limitation on Liens" covenant of the indenture to secure other Indebtedness permitted to be Incurred under the "Limitation on Indebtedness" covenant of the indenture will not be considered to be incremental Indebtedness.

     "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

     "interest" means, with respect to the notes, the sum of any cash interest and any Additional Interest on the notes.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guaranty or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer. Investments shall not include loans and advances made to employees to the extent such loan or advance is used to purchase Qualified Equity Interests from the Company (provided that any such purchase shall be excluded from clause (III)(B) of the first paragraph of "-- Certain Covenants --

Limitation on Restricted Payments" until such loan or advance has been repaid in cash by such employee).

     "Issue Date" means the original issue date of the notes.

     "Junior Subordinated Seller Notes" means the $3.0 million aggregate principal amount 8% Note due 2002 issued by the Company held by Laporte plc, the $900,000 aggregate principal amount Note due 2000 issued by Pierce & Stevens held by K.J. Quinn & Co., Inc., and the related obligation to pay $100,000 to K.J. Quinn & Co. Inc. under the noncompetition agreement entered into by K.J. Quinn & Co., Inc.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Management Agreement" means the Management Agreement dated as of March 9, 2000, between AEA and the Company, as amended or renewed to the extent permitted under the indenture.

     "Maturity Date" means March 15, 2010.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

          (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

          (2) taxes paid or payable as a result thereof;

          (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

          (5) cash payments attributable to Persons owning an interest in the assets subject to the Asset Sale.

     "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at his address appearing in the register for the notes on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 5 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall

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

contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include:

          (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer);

          (2) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring the Company to make the Offer to Purchase);

          (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase; and

          (4) any other information required by applicable law to be included therein.

     The Offer shall contain all instructions and materials necessary to enable such Holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the notes registered in the name of such Holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

          (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each Holder electing to tender all or any portion of a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the note the Holder tendered, the certificate number of the note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;
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

          (11) that (a) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such notes and (b) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such note without service charge, an exchange note or notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Officer" means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or the Assistant Secretary of the Company and which complies with the provisions of the indenture.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Pari Passu Debt" means Indebtedness of the Company or any Guarantor that neither constitutes Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, or Subordinated Indebtedness.

     "Pari Passu Debt Pro Rata Share" means the amount of the applicable Net Cash Proceeds obtained by multiplying the amount of such Net Cash Proceeds by a fraction, (1) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Net Cash Proceeds to repay or make an offer to purchase or repay and (2) the denominator of which is the sum of (a) the aggregate principal amount of all notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Offer to Purchase with respect to which the Company is required to use the applicable Net Cash Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Holder" means AEA and its current and future employees, stockholders, directors and officers, Robert B. Covalt and the officers of the Company, (i) trusts for the benefit of such Persons or the spouses, issue, parents or other relatives of such Persons, (ii) entities controlling or controlled by such Persons and (iii) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person.

     "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants -- Limitation on Indebtedness" above.

     "Permitted Investments" means:

          (1) Cash Equivalents;

          (2) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (3) loans and advances to employees made in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

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

          (4) Hedging Obligations;

          (5) bonds, notes, debentures or other securities received as a result of Asset Sales in compliance with "Certain Covenants -- Disposition of Proceeds of Asset Sales" above and any "earn out" or similar right permitted under "Certain Covenants -- Disposition of Proceeds of Asset Sales";

          (6) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including compensation, employee benefit or indemnity arrangements with any such officer, director or employee) and consistent with past business practices;

          (7) Investments in existence or made pursuant to written commitments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification complies with the terms of the indenture;

          (8) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests of the Company;

          (9) any Investment consisting of a guaranty by a Guarantor of Senior Indebtedness or any guaranty permitted under clause (6) of the second paragraph of "Limitation on Indebtedness" above;

          (10) Investments in Persons primarily engaged in a Related Business in an aggregate amount not to exceed $15.0 million;

          (11) Investments in the form of the sale (on a "true sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash, in each case in the ordinary course of business;

          (12) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the indenture not at any time exceeding, in the case of all such notes and similar obligations, the amount of $5 million;

          (13) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company or any Restricted Subsidiary consistent with past practice as of the Issue Date; and

          (14) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

     "Permitted Junior Securities" means any securities of the Company or any other Person that are:

          (1) equity securities without special covenants; or

          (2) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the indenture and
     (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

     "Permitted Liens" means:

          (1) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

          (2) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

          (3) Liens existing on the Issue Date;

          (4) Liens securing only the notes;

          (5) Liens in favor of the Company or any Restricted Subsidiary;

          (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (7) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

          (8) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business;

          (9) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "Certain Covenants -- Limitation on Indebtedness" above and (IV) such Liens attach within 180 days of such purchase, construction, installation, repair, addition or improvement;

          (10) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

          (11) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

          (12) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (13) Liens securing money borrowed (or any securities purchased therewith) which is (or are, in the case of securities) set aside at the time of the Incurrence of any Indebtedness permitted to be Incurred by "Certain Covenants -- Limitation on Indebtedness" above in order to prefund the payment of interest on such Indebtedness;

          (14) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a credit or depository institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (15) Liens evidenced by UCC financing statements regarding operating leases permitted by the indenture or in respect of consigned goods;

          (16) Liens consisting of judgment or judicial attachments liens (including prejudgment attachment); provided that the enforcement of such Liens is effectively stayed or payment of which is covered in full (subject to customary deductibles) by insurance or which do not otherwise result in an Event of Default;

          (17) Liens securing debt of Foreign Subsidiaries to the extent such Indebtedness is permitted by "Certain Covenants -- Limitation on Indebtedness" above;

          (18) any encumbrances or restriction (including any put and call arrangements) with respect to the Equity Interests of any joint venture agreement to which the Company or any of its Restricted Subsidiaries is a party;

          (19) Liens securing Hedging Agreements permitted under the indenture; and

          (20) Liens to secure Indebtedness or other obligations of any Receivables Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

     "Registration Rights Agreement" means the Registration Rights Agreement to be dated as of March 29, 2000.

     "Related Business" means (1) those businesses in which the Company or any of the Restricted Subsidiaries is engaged on the date of the indenture, or that are reasonably related, ancillary, incidental or complementary thereto and (2) any business (the "Other Business") which forms a part of a business (the "Acquired Business") which is acquired by the Company or any of the Restricted Subsidiaries if the primary intent of the Company or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Senior Credit Facility" means the Credit Agreement, dated as of December 29, 1999, between the Company, the lenders named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger, Joint Book Manager and Syndication Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger, Joint Book Manager and Documentation Agent and The Chase Manhattan Bank, as Administrative Agent, including any deferrals, renewals, extensions, replacements (which need not be in lieu of a corresponding reduction in commitments under the aforementioned Credit Agreement), refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of commitments thereunder), whether by or with the same or any other lender, creditor, or any one or more group of lenders or group of creditors (whether or not including any or all of the financial institutions party to the aforementioned Credit Agreement), and including related notes, guaranty and note agreements and other instruments and agreements executed in connection therewith.

     "Senior Indebtedness" means, at any date,

          (1) all Obligations of the Company under the Senior Credit Facility;

          (2) all Hedging Obligations of the Company;

          (3) all Obligations of the Company under stand-by letters of credit;
     and

          (4) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company, unless and for so long as such Indebtedness has been pledged to secure Obligations under the Senior Credit Facility; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the notes; (e) Indebtedness of the Company that is expressly pari passu with or subordinate or junior in right of payment to any other Indebtedness of the Company; (f) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease

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

     Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

     "Significant Restricted Subsidiary" means, at any date of determination:

          (1) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (A) for the most recent fiscal year of the Company accounted for more than 5.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (B) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and

          (2) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (6), (7) or (8) of "Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (1) of this definition.

     "Specified Indebtedness" means (1) any Indebtedness of the Company or any Guarantor that is Pari Passu Debt or Subordinated Indebtedness or (2) any Indebtedness of any Restricted Subsidiary that is subordinated to any other Indebtedness of such Restricted Subsidiary, provided, however, that Specified Indebtedness shall never include any Obligation arising under the Senior Credit Facility or otherwise constituting Guarantor Senior Indebtedness or Senior Indebtedness.

     "Stated Maturity," when used with respect to any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, the Junior Subordinated Seller notes and any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the notes or such Guarantor's Guaranty, as the case may be.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Unutilized Net Cash Proceeds" has the meaning set forth in the third paragraph under "Certain Covenants -- Disposition of Proceeds of Asset Sales" above.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

BOOK-ENTRY; DELIVERY AND FORM

     Exchange notes will be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Global Securities") which will be registered in the name of a nominee of The Depository Trust Company ("DTC") and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

     The Global Securities. We expect that pursuant to procedures established by DTC

          (1) upon deposit of the Global Securities, DTC or its custodian will credit on its internal system portions of the Global Securities which shall be comprised of the corresponding respective amount of the Global Securities to the respective accounts of persons who have accounts with such depositary and

          (2) ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants).

     Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Securities will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Noteholders may hold their interests in a Global Security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such Global Securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.

     Payments of the principal, premium, interest and other amounts on the notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner of the notes represented by the Global Securities. None of we, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal, premium, interest or other amounts on the notes represented by the Global Securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such

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

participants. Transfers between participants in DTC will be effected in accordance with DTC rules and procedures and will be settled in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount of as to which such participant or participants has or have given such direction.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of we, the trustee or the paying agent will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Interests in the Global Securities will be exchanged for physical delivery of certificates ("certificated securities") only if

          (1) DTC is at any time unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days or

          (2) an event of default under the indenture has occurred and is continuing with respect to the notes. Upon the occurrence of either of the events described in the preceding sentence, we will cause the appropriate certificated securities to be delivered, which certificated securities will, if applicable, bear legends restricting the transfer of the securities.

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

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the outstanding notes to J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc., the initial purchasers, on March 29, 2000. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we and the guarantor subsidiaries entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

     The registration rights agreement requires us to

     - file with the Securities and Exchange Commission a registration statement for the exchange offer and the exchange notes on or before May 28, 2000

     - use our reasonable best efforts to cause the registration statement filed for the exchange offer and the exchange notes to be declared effective by the Securities and Exchange Commission on or before September 25, 2000

     - complete the exchange offer on or before October 25, 2000

     These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at the rate of 0.25% per year until the applicable requirement has been met. We must pay an additional 0.25% per year for each 90 days that a requirement has not been met. However, we will not be required to pay more than 1.0% per year in additional interest on the outstanding notes. Immediately following the completion of a requirement, any additional interest with respect to that particular requirement will cease to accrue. We have also agreed to keep the registration statement for the exchange offer effective for at least 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

     Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, we will be required to file a "shelf" registration statement for a continuous offering by the holders of the outstanding notes if

     - because of any change in law or applicable interpretations thereof by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer as contemplated by the registration rights agreement

     - any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes by January 23, 2001

     - any of the initial purchasers of the outstanding notes so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer

     - any applicable law or interpretation thereof by the staff of the Securities and Exchange Commission does not permit any holder of outstanding notes to participate in the exchange offer

     - any holder of outstanding notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes (other than due solely to the status of a holder (other than an initial purchaser) as an affiliate of Sovereign or the guarantors within the meaning of the federal securities laws, and other than any state securities law restrictions which,

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

       individually or in the aggregate, do not materially adversely affect the ability of any such holder to resell the securities held by such holder), or

     - we so elect

     If we are required to file a shelf registration statement, we will be required to use our reasonable best efforts to keep the registration statement effective for two years, subject to some exceptions. Additionally, under specific circumstances we will have the ability to suspend the availability of the shelf registration statement for up to two periods of 45 consecutive days (except for the consecutive 45-day period immediately prior to maturity of the notes). Other than as described above, no holder will have the right to require us to file a shelf registration statement or otherwise register such holder's notes under the federal securities laws.

     The registration rights agreement also provides that we


     - shall make available for a period of 180 days after the completion of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes, and


     - shall pay all expenses incident to the exchange offer and will indemnify holders of the notes (including any broker-dealer) against specified liabilities, including liabilities under the Securities Act. A broker-dealer that delivers a prospectus to purchasers in connection with such resales will be subject to some of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights)

     A holder who sells notes pursuant to a shelf registration statement generally will be required to provide us with specific information, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

     This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See "Where You Can Find More Information."

TRANSFERABILITY OF THE EXCHANGE NOTES

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission in several no-action letters issued to third parties, we believe that you, or any other person receiving such notes, may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if

     - you, or the person or entity receiving such notes, are acquiring the exchange notes in the ordinary course of business

     - neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws

     - neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes

     - neither you nor any such person or entity is an "affiliate" of Sovereign or the guarantors, as such term is defined under Rule 405 under the Securities Act, and

     - you are not acting on behalf of any person or entity who could not truthfully make these statements

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

     To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

     Any holder of the outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes

     - will not be able to rely on the interpretation of the staff of the Securities and Exchange Commission set forth in the no-action letters described above

     - will not be able to tender notes in the exchange offer, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made pursuant to an exemption from those requirements

     Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the Securities and Exchange Commission. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; ACCEPTANCE OF TENDERED NOTES


     Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 27, 2000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.


     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that

     - the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer

     - the exchange notes bear a Series B designation and a different CUSIP number from the outstanding notes, and

     - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer

     The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.


     As of the date of this prospectus, $150.0 million aggregate principal amount of notes was outstanding. We have fixed the close of business on May 25, 2000 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     We shall be deemed to have accepted validly tendered notes when, and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

     Holders who tender exchange notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading "-- Solicitation of Tenders; Fees and Expenses." However, we will not pay any taxes incurred in connection with a holder's request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See "-- Transfer Taxes" in this section below.

EXPIRATION DATE; EXTENSIONS; AMENDMENT


     The exchange offer will expire at 5:00 p.m., New York City time, on June 27, 2000, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered notes or, if any of the conditions described below under the heading "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.


INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from March 29, 2000. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

     Interest on the notes is payable semi-annually on each September 15 and March 15, commencing on September 15, 2000.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal

     - have the signatures guaranteed if required by the letter of transmittal, and

     - mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date

To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

     By executing the letter of transmittal you will make to us the representations set forth in the first paragraph under the heading "-- Transferability of the Exchange Notes."

     All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, YOU SHOULD USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW FOR SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU. YOU SHOULD NOT SEND ANY NOTE, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENT TO US.

     If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

GUARANTEE OF SIGNATURES

     Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an "eligible guarantor institution"

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Securities Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

SIGNATURE ON THE LETTER OF TRANSMITTAL; BOND POWERS AND ENDORSEMENTS

     If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes listed in the letter of transmittal, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

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

     If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an "agent's message" in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. Upon receipt of such holder's acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an "agent's message" to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that

     - DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation

     - the participant has received and agrees to be bound by the terms of the letter of transmittal, and

     - we may enforce such agreement against such participant.

     In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

DETERMINATION OF VALID TENDERS; SOVEREIGN'S RIGHTS UNDER THE EXCHANGE OFFER

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by the us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

     Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied

     - you must effect your tender through an "eligible guarantor institution," which is defined above under the heading "-- Guarantee of Signatures"

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below, and


     - the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery


     The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

WITHDRAWAL RIGHTS


     Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on June 27, 2000. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must


     - specify the name of the person having tendered the notes to be withdrawn

     - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder, and

     - specify the name in which any such notes are to be registered, if different from that of the registered holder

     Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "-- Procedures for Tendering Outstanding Notes."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries,

     - any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us, or


     - any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus


     If we determine in our sole discretion that any of the conditions are not satisfied, we may

     - refuse to accept any notes and return all tendered notes to the tendering holders

     - extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their notes, or

     - waive such unsatisfied conditions of the exchange offer and accept all properly tendered notes which have not been withdrawn

     These conditions are for the sole benefit of us and the guarantors and may be asserted or waived by us at any time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights. These rights will be ongoing and may be asserted by us at any time.

     In addition, we will not complete the exchange offer if any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes. In any such event, we must make every reasonable effort to obtain the withdrawal of any stop order at the earliest possible moment.

EFFECT OF NOT TENDERING

     To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder's ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading
"-- Purpose of the Exchange Offer."

     Accordingly, the notes not tendered may be resold only

     - to our company or our subsidiaries

     - pursuant to a registration statement which has been declared effective under the Securities Act

     - for so long as the notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, or

     - pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Sovereign and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Sovereign and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller's property or the property of such investor account or accounts be at all times within its or their control and to compliance with any applicable state securities laws

     Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

REGULATORY APPROVALS

     Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

     We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value, less the original issue discount (net of amortization) as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

TRANSFER TAXES

     We will pay all transfer taxes, if any, required to be paid by Sovereign in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

THE EXCHANGE AGENT

     The Bank of New York is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                               Attn: Duong Nguyen

                    Reorganization Section 7th Floor, 7 East

                          By Facsimile: (212) 815-6339

                               Attn: Duong Nguyen

                      Confirm by Telephone: (212) 815-5920

     Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. income and federal estate tax consequences, of the acquisition, ownership and disposition of the exchange notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury Department regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with exchange notes held as capital assets within the meaning of the Internal Revenue Code, and does not address holders of the exchange notes that may be subject to special rules. Holders that may be subject to special rules include

     - certain U.S. expatriates

     - financial institutions

     - insurance companies

     - tax-exempt entities

     - dealers in securities or currencies

     - traders in securities

     - holders whose functional currency is not the U.S. dollar

     - persons that hold the exchange notes as part of a straddle, hedge, conversion or other integrated transaction

     You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the exchange notes that may be applicable to you.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     For purposes of the following discussion, a U.S. holder is a beneficial owner of an exchange note that is, for U.S. federal income tax purposes

     - a citizen or individual resident of the United States

     - a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source

     - a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code.

     Taxation of Stated Interest. In general, stated interest paid on an exchange note will be included in the gross income of a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

     Market Discount and Bond Premium. If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the exchange note or outstanding note, as the case may be.

     Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, the U.S. holder will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of the U.S. holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. holder may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder's prior interest inclusions on the exchange note, and finally as a carryforward allowable against the U.S. holder's future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     Dispositions. Upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under "U.S. Federal Income Tax Consequences of the Exchange Offer"), increased by the amount of any market discount previously included in the U.S. holder's gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to the exchange note.

     Gain or loss recognized by a U.S. holder on the taxable disposition of an exchange note generally will be capital gain or loss (except with respect any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "Taxation of Stated Interest"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

     Backup Withholding. In general, "backup withholding" at a rate of 31% may apply

     - to payments of principal and interest made on an exchange note

     - to payment of the proceeds of a sale or exchange of an exchange note before maturity that are made to a non-corporate U.S. holder if the holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service. Corporate U.S. holders are not subject to backup withholding. To avoid backup withholding, corporate holders may also be required to provide a correct taxpayer identification number.

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For the purposes of the following discussion, a non-U.S. holder is a beneficial owner of an exchange note that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States:

     - on at least 31 days in the calendar year

     - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year

     See "U.S. Federal Income Tax Consequences to U.S. holders" for a discussion of the U.S. federal income tax consequences applicable to a resident alien.

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

        (a) payments of principal, premium, if any, and interest on an exchange note by us or any of our paying agents to a non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest

        - the non-U.S. holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder

        - the non-U.S. holder is not (x) a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code

        - such interest is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder

        - either (A) the beneficial owner of the exchange note certifies to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Internal Revenue Code and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the exchange note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement

     Non-U.S. holders may also be eligible for exemption or reduction from applicable U.S. withholding taxes if the non-U.S. holder is eligible for the benefits of an income tax treaty with the U.S. and satisfy applicable documentation requirements.

     (b) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note (provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph
(a) above are met) unless

     - in the case of gain, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and specific other conditions are met

     - the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder

     (c) an exchange note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of death if, at the time of death

     - the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of
       Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder

     - the income on the exchange note would not have been effectively connected with the conduct of a trade or business by the individual in the United States

     If a non-U.S. holder is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of that trade or business or, if an income tax treaty applies, and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest is generally attributable, interest on the exchange note will be exempt from the withholding tax discussed in the preceding paragraph (a), provided that the holder furnishes a properly executed IRS form on or before any payment date to claim the exemption, but will be taxable income for U.S. federal income tax purposes, and, accordingly, will be taxable in the manner described above under "U.S. Federal Income Tax Consequences to U.S. holders-Taxation of Stated Interest."

     A foreign corporation that is a holder of an exchange note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on an exchange note or gain recognized on the disposition of an exchange note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Treasury regulations scheduled to be generally applicable to payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in paragraph (a) above. These regulations may require a non-U.S. holder that provides an IRS form (as discussed above), or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of an exchange note held by a foreign partnership, that

     - the certification described in paragraph (a) above be provided by the partners

     - the partnership provide certain information, including a U.S. taxpayer identification number

     Further, a look-through rule will apply in the case of tiered partnerships.

     Backup Withholding. Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder of an exchange note if the holder has provided the required certification that it is not a United States person as set forth in paragraph (a) above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. We or our paying agents may, however, report payments of interest on the exchange notes. Payments of the proceeds from a disposition by a non-U.S. holder of an exchange note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting and, under Treasury regulations scheduled to be generally applicable to payments made after December 31, 2000, backup withholding may apply to those payments if the broker is:

     - a United States person

     - a controlled foreign corporation for U.S. federal income tax purposes

     - a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period

     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business

     Payments of the proceeds from a disposition by a non-U.S. holder of an exchange note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations and the Treasury regulations that are scheduled to become generally effective after December 31, 2000. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Any broker-dealer who holds outstanding notes that are restricted securities and notes that were acquired for its own account as a result of market-marking activities or other trading activities other than restricted securities acquired directly from us may exchange such outstanding notes pursuant to the exchange offer. Such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer in the exchange offer.

     Each broker-dealer participating in the exchange offer is required to acknowledge in the letter of transmittal that, if the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with the resale of the exchange notes.

     Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes if the outstanding notes were acquired as a result of market-making activities or other trading activities.

     We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date.

     Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

     - in the over-the-counter market

     - in negotiated transactions

     - through the writing of options on the exchange notes or a combination of such methods of resale

     - at market prices prevailing at the time of resale

     - at prices related to such prevailing market prices or

     - at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes.

     We and each of our guarantor subsidiaries have jointly and severally agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the outstanding notes (including any broker-dealers) against liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes as well as the validity of the guarantees of the notes by SIA Adhesives, Inc. and Pierce & Stevens Corp. has been passed upon for us by our counsel, Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Fried, Frank, Harris, Shriver & Jacobson, on behalf of its partners, is a limited partner in a partnership which owns all of the equity in SSCI Investors LLC which, in turn, owns approximately 75% of our capital stock. The validity of the guarantees of the notes by OSI Sealants, Inc. and Tanner Chemicals, Inc. has been passed upon by McBride Baker & Coles, and Wiggin & Nourie, P.A., respectively.

                                    EXPERTS

     The consolidated financial statements of Sovereign Specialty Chemicals, Inc. and Subsidiaries, as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in this prospectus and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We and our guarantor subsidiaries have filed with the Securities and Exchange Commission a Registration Statement on Form S-4, the "exchange offer registration statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Sovereign, the guarantor subsidiaries and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

     Pursuant to the indenture we have agreed, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, to furnish to the holders of the exchange notes and, to the extent permitted by applicable law or regulation, file with the Securities and Exchange Commission all reports and information that would be required to be filed with the Securities and Exchange Commission pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provision by a person subject to those provisions. In addition, for so long as any of the exchange notes remain outstanding we have agreed under the indenture to make available to any record holder, securities analysts and prospective investors, upon their request, the information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended, during any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may read and copy any reports or other information filed by us at the Securities and Exchange Commission public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at http://www.sec.gov.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                      SOVEREIGN SPECIALTY CHEMICALS, INC.


                                                                PAGE
                                                                ----
CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Auditors............................     F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................     F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1999, 1998
     and 1997...............................................     F-4
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1999, 1998
     and 1997...............................................     F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998
     and 1997...............................................     F-6
  Notes to the Consolidated Financial Statements............     F-7
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheet as of March 31, 2000
     (unaudited)............................................    F-26
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 2000
     and 1999 (unaudited)...................................    F-27
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2000
     and 1999 (unaudited)...................................    F-28
  Notes to the Consolidated Financial Statements............    F-29

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sovereign Specialty Chemicals, Inc.

     We have audited the accompanying consolidated balance sheets of Sovereign Specialty Chemicals, Inc. and Subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovereign Specialty Chemicals, Inc. and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ERNST & YOUNG LLP

Chicago, Illinois
February 25, 2000,
(Except for Note 18, as to which the date is March 23, 2000)

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 17,005   $  5,863
  Accounts receivable, less allowance of $730 and $528......    38,756     32,710
  Inventories...............................................    26,028     19,822
  Deferred income taxes.....................................     1,177      1,560
  Other current assets......................................     3,206      3,799
                                                              --------   --------
Total current assets........................................    86,172     63,754
Property, plant, and equipment, net.........................    51,525     49,497
Goodwill, net...............................................   106,157    101,205
Deferred financing costs, net...............................    11,011      9,913
Other assets................................................     2,974      1,198
                                                              --------   --------
Total assets................................................  $257,839   $225,567
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 18,591   $ 16,400
  Accrued expenses..........................................    19,814     13,452
  Other current liabilities.................................       924      2,200
  Current portion of long-term debt.........................    29,303      1,802
  Current portion of capital lease obligations..............       229        161
                                                              --------   --------
Total current liabilities...................................    68,861     34,015
Long-term debt, less current portion........................   125,700    126,900
Capital lease obligations, less current portion.............     3,350      3,401
Deferred income taxes.......................................     2,676      2,849
Other long-term liabilities.................................       636      4,208
Stockholders' equity:
Common stock, $0.01 par value, 2,700,000 shares authorized,
  1,436,239 issued and outstanding..........................        15         --
Common stock, non-voting, $0.01 par value, 2,100,000 shares
  authorized, 730,182 issued and outstanding................         7         --
Additional paid-in capital..................................    63,578     55,652
Retained earnings (accumulated deficit).....................    (7,045)       949
Management notes receivable.................................        --     (2,535)
Cumulative translation adjustment...........................        61        128
                                                              --------   --------
Total stockholders' equity..................................    56,616     54,194
                                                              --------   --------
Total liabilities and stockholders' equity..................  $257,839   $225,567
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Net sales...................................................  $237,408   $211,335   $134,771
Cost of goods sold..........................................   162,550    144,039     92,889
                                                              --------   --------   --------
Gross profit................................................    74,858     67,296     41,882
Selling, general, and administrative expenses...............    48,350     46,418     30,294
Special charges.............................................    14,153         --         --
                                                              --------   --------   --------
Operating income............................................    12,355     20,878     11,588
Interest expense............................................   (15,276)   (14,979)    (9,080)
Interest income.............................................       200        267         --
Loss on sale of business....................................        --     (1,025)        --
                                                              --------   --------   --------
Income (loss) before income taxes and extraordinary loss....    (2,721)     5,141      2,508
Income taxes................................................     4,218      3,494      1,315
                                                              --------   --------   --------
Income (loss) before extraordinary loss.....................    (6,939)     1,647      1,193
Extraordinary losses, net of income tax benefits............     1,055        176      1,409
                                                              --------   --------   --------
Net income (loss)...........................................  $ (7,994)  $  1,471   $   (216)
                                                              ========   ========   ========
Pro forma (See Note 3, "Income Taxes"):
Net income before income taxes and extraordinary loss, as
  stated....................................................                        $  2,508
Income taxes:
  As stated.................................................                           1,315
  Additional pro forma income taxes.........................                             657
                                                                                    --------
                         ...................................                           1,972
                                                                                    --------
Net income before extraordinary loss........................                             536
Extraordinary loss..........................................                           1,409
                                                                                    --------
Net loss....................................................                        $   (873)
                                                                                    ========

          See accompanying notes to consolidated financial statements.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                               RETAINED                   ACCUMULATED
                                                COMMON                         EARNINGS     MANAGEMENT       OTHER
                                     COMMON     STOCK,       ADDITIONAL      (ACCUMULATED     NOTES      COMPREHENSIVE
                                     STOCK    NON-VOTING   PAID-IN CAPITAL     DEFICIT)     RECEIVABLE      INCOME        TOTAL
                                     ------   ----------   ---------------   ------------   ----------   -------------   -------
Balance at January 1, 1997.........   $ --       $ --          $17,689         $  (306)      $    --          $61        $17,444
Comprehensive loss:
  Net loss.........................     --         --               --            (216)           --           --           (216)
  Translation adjustment...........     --         --               --              --            --           35             35
                                                                                                                         -------
          Total
            comprehensive/loss.....                                                                                         (181)
Capital contributions..............     --         --           33,800              --            --           --         33,800
Issuance of equity to purchase
  minority interests...............     --         --              900              --            --           --            900
                                      ----       ----          -------         -------       -------          ---        -------
Balance at December 31, 1997.......     --         --           52,479            (522)           --           96         52,053
Comprehensive income:
  Net income.......................     --         --               --           1,471            --           --          1,471
  Translation adjustment...........     --         --               --              --            --           32             32
                                                                                                                         -------
          Total
            comprehensive/income...                                                                                        1,503
Contribution of management notes/
  receivable.......................     --         --            2,765              --        (2,765)          --             --
Payments received on management/
  notes receivable.................     --         --               --              --           230           --            230
Compensation expense under/
  management incentive plans.......     --         --              408              --            --           --            408
                                      ----       ----          -------         -------       -------          ---        -------
Balance at December 31, 1998.......     --         --           55,652             949        (2,535)         128         54,194
Comprehensive loss:
  Net loss.........................     --         --               --          (7,994)           --           --         (7,994)
  Translation adjustment...........     --         --               --              --            --          (67)           (67)
                                                                                                                         -------
          Total comprehensive
            loss...................                                                                                       (8,061)
Recapitalization of capital
  stock............................     15          7              (22)             --            --           --             --
Payments received on management/
  notes receivable.................     --         --           (2,480)             --         2,535           --             55
Repurchase of common stock.........     --         --           (3,328)             --            --           --         (3,318)
Compensation expense under/
  management incentive plans.......     --         --           13,746              --            --           --         13,746
                                      ----       ----          -------         -------       -------          ---        -------
Balance at December 31, 1999.......   $ 15       $  7          $63,578         $(7,045)      $    --          $61        $56,616
                                      ====       ====          =======         =======       =======          ===        =======


          See accompanying notes to consolidated financial statements.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1999       1998       1997
                                                              --------   --------   ---------
OPERATING ACTIVITIES
  Net income (loss).........................................  $ (7,994)  $  1,471   $    (216)
  Adjustments to reconcile net income (loss)to net cash
     provided by operating activities:
     Depreciation and amortization..........................    10,965      9,477       6,049
     Loss on sale of business...............................        --      1,025          --
     Compensation expense under management incentive
       plans................................................    13,746        408          --
     Deferred income taxes..................................       200      2,025         238
     Amortization of deferred financing costs...............     1,185      1,213         651
     Extraordinary losses...................................     1,055        176       1,409
     Changes in operating assets and liabilities (net of
       acquisitions and disposition):
       Accounts receivable..................................    (4,751)    (7,371)        642
       Inventories..........................................    (5,350)    (1,293)       (114)
       Prepaid expenses and other assets....................       747        567      (1,889)
       Accounts payable and other liabilities...............     1,148      5,920        (384)
                                                              --------   --------   ---------
Net cash provided by operating activities...................    10,951     13,618       6,386

INVESTING ACTIVITIES
Proceeds from sale of business..............................        --     35,308          --
Acquisition of businesses, net of acquired cash.............   (15,769)   (15,089)   (133,338)
Purchase of property, plant, and equipment..................    (6,280)    (4,472)     (1,834)
                                                              --------   --------   ---------
Net cash provided by (used in) investing activities.........   (22,049)    15,747    (135,172)

FINANCING ACTIVITIES
Capital contributions.......................................        --         --      33,800
Payments on management notes receivable.....................        55        230          --
Proceeds from credit facilities.............................    69,861      6,524         593
Payments on credit facilities...............................   (42,660)    (6,215)         --
Proceeds from issuance of long term debt....................        --         --     155,000
Deferred financing costs....................................    (4,041)      (282)    (12,672)
Payments on acquisition notes payable.......................      (900)        --          --
Payments on long-term debt..................................        --    (30,081)    (41,360)
Payments on capital lease obligations.......................      (194)      (122)       (270)
                                                              --------   --------   ---------
Net cash provided by (used in) financing activities.........    22,121    (29,946)    135,091
Effect of exchange rate changes on cash.....................       119         31           4
                                                              --------   --------   ---------
Net increase (decrease) in cash and cash equivalents........    11,142       (550)      6,309
Cash and cash equivalents at beginning of year..............     5,863      6,413         104
                                                              --------   --------   ---------
Cash and cash equivalents at end of year....................  $ 17,005   $  5,863   $   6,413
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE PERIODS ENDED DECEMBER 31, 1999, 1998 AND 1997
                 (DOLLARS IN THOUSANDS, UNLESS OTHERWISE NOTED)

1. RECAPITALIZATION AND BASIS OF PRESENTATION

     On December 28, 1999, Sovereign Specialty Chemicals, Inc. (the Company) amended and restated its certificate and articles of incorporation in order to reclassify, change and convert its Capital Stock which was wholly owned by Sovereign Specialty Chemicals L.P. (the Parent Partnership). This recapitalization converted 1,000 shares of common stock, par value $0.01 per share into 2,700,000 authorized shares of common stock, par value $0.01 per share (common stock) and 2,100,000 authorized shares of non-voting common stock, par value $0.01 per share (non-voting common stock). Immediately upon the effectiveness of the amended and restated certificate of incorporation, the Company had outstanding 1,469,418 shares of common stock and 730,182 share of non-voting common stock.

     On December 28, 1999, the Company repurchased 33,179 shares of outstanding common stock held by the Parent Partnership for an aggregate price of approximately $3.3 million. The repurchase price of $2.3 million, net of $1.0 million in receivables due from the Parent Partnership, is a current liability at December 31, 1999.

     On December 30, 1999, SSCI Investors LLC, a newly formed entity owned by an investor group acquired approximately 75% of the Company's outstanding common stock directly from the Company's Parent Partnership, which represented all of their remaining shares owned by the Parent Partnership (Former Parent Partnership). The balance of the common stock is owned by other investors and members of the Company's management. The transaction resulted in a change of controlling stockholder of the Company; however, generally accepted accounting principles do not require a change in carrying value of assets and liabilities and, as such, the Company continues to carry its assets and liabilities at their historical carrying value.

     Effective July 31, 1997, the Parent Partnership reorganized its corporate structure. The Parent Partnership purchased the outstanding minority interests in its majority-owned subsidiaries through the exchange of partnership units for the outstanding membership interests in Sovereign Engineered Adhesives, L.L.C.
(SEA) and common stock in P&S Holdings, Inc. which were not previously owned. The acquisition of minority interests was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", and goodwill in the amount of $990 was recognized. Concurrently, SEA was merged with and into SIA Adhesives, Inc. (SIA), a newly formed C corporation and SEA was dissolved. Also, P&S Holdings, Inc., was merged into its wholly owned subsidiary, Pierce & Stevens Corp. (P&S). At the same time, Sovereign Specialty Chemicals, Inc. (Sovereign) was formed as a wholly owned subsidiary of the Parent Partnership. The initial capitalization of Sovereign was comprised of a $33.8 million contribution from investors through the Parent Partnership. Additionally the Parent Partnership contributed its wholly owned subsidiaries, SIA and P&S, to Sovereign. The contribution of the Subsidiaries was accounted for at historical book value (after accounting for the purchase of the minority interests) in a manner similar to pooling of interests. Upon the consummation of the transactions, SIA and P&S became wholly owned subsidiaries of Sovereign. The financial statements as of and for the year ended December 31, 1997 are presented on a basis "as if "the Company existed prior to July 31, 1997 and included the operations of the subsidiaries from their respective dates of acquisition.

     Unless otherwise noted, all references to "the Company" herein refer to Sovereign and its wholly owned subsidiaries.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

2. NATURE OF BUSINESS

     The Company develops, produces and distributes adhesives, sealants and coatings utilized in numerous industrial and commercial applications. Commercial applications of the Company's products include housing repair, remodeling and construction, industrial, overprint coatings, and flexible packaging. Products are sold and distributed primarily throughout the United States.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined primarily using the first-in first-out (FIFO) method.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the respective estimated useful lives of the assets for financial reporting purposes, as follows: three to ten years for machinery and equipment; five to seven years for furniture and fixtures, and 39 years for buildings and improvements. Accelerated depreciation methods are used for income tax purposes. Depreciation expense was $4,591, $4,237 and $2,979 for the periods ended December 31, 1999, 1998 and 1997, respectively.

  Goodwill

     Goodwill represents the excess of acquisition cost over the fair value of net assets acquired and is being amortized using the straight-line method over periods ranging from 15 to 25 years. Accumulated amortization of goodwill was $13,533 and $7,926 at December 31, 1999 and 1998, respectively.

  Deferred Financing Costs

     The costs of obtaining financing are capitalized and are being amortized over the life of the related debt using a method which approximates the interest method. Accumulated amortization was $2,645 and $1,877 at December 31, 1999 and 1998, respectively.

  Long-Lived Assets

     The Company evaluates its long-lived assets (including related goodwill) on an ongoing basis. Long-lived assets are reviewed for impairment wherever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

  Income taxes

     Deferred taxes have been recognized for the tax consequences of temporary differences by applying the enacted statutory income tax rates applicable to future years of differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities. Deferred taxes have been recognized due to differences in timing for financial reporting and tax reporting of depreciation, net operating loss carryforwards, goodwill, inventory reserves and capitalization, the allowance for doubtful accounts, and various accruals.

     Prior to its restructuring on July 31, 1997 (see also Note 1), the consolidated entity was composed of various types of entities including a limited partnership and a limited liability company. Income tax liabilities for such entities are generally "passed through" to their owners. Subsequent to the restructuring, the Company and its subsidiaries have filed a consolidated federal tax return. The statement of operations for the year ended December 31, 1997 include "pro forma" income taxes as if the companies had been subject to income taxes for all periods presented.

  Revenue Recognition

     Revenue is recognized when products are shipped to the customer.

  Research and Development

     Research and development costs are charged to expense as incurred. Research and development expenses were $4.7 million, $4.2 million and $3.0 million for the periods ended December 31, 1999, 1998 and 1997, respectively.

  Translation of Foreign Currencies

     Except as noted below, the Company's foreign subsidiaries use the local currency as their functional currency; accordingly, their balance sheets are translated using the current exchange rates as of the reporting dates and the statement of operations accounts are translated using a weighted-average exchange rate during the period. Adjustments resulting from such translation are included in cumulative translation adjustment, a separate component of stockholder's equity. Mexico was classified as a hyperinflationary economy through December 31, 1998 and, as a result, the Company's Mexican subsidiary was required to use the U.S. dollar as its functional currency. Accordingly, the financial statements of the Mexican subsidiary have been remeasured from the peso to the U.S. dollar and gains and losses on such remeasurement were included in the statement of operations for the two years ended December 31, 1998. Effective January 1, 1999, Mexico was no longer classified as a hyper-inflationary economy and as a result the Company's Mexican subsidiary used its local currency as its functional currency for the year ended December 31, 1999.

  Segment Information

     Management and the Company's chief operating decision maker assess performance and make decisions about resource allocation on a consolidated basis as the Company operates in one business segment, the adhesive sealants and coatings segment of the specialty chemicals industry. Products are sold and distributed primarily throughout the United States. No customer accounted for more than 10.0% of the Company's accounts receivable or net sales for the years ended December 31, 1999, 1998 and 1997.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

  Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, trade accounts receivable, loans receivable, related party, accounts payable and accrued expenses, and other current liabilities approximate to their fair value at December 31, 1999 and 1998, due to the short-term nature of these instruments.

     The carrying amounts reported in the Company's balance sheets for variable-rate long term debt, including current portion, approximate fair-value, as the underlying long-term debt instruments are comprised of notes that are repriced on a short term basis.

     The Company estimates the fair value of fixed rate long-term debt obligations including current portion, using the discounted cash flow method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheets for these obligations approximate fair value.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. In addition, the Company maintains an allowance for potential credit losses. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its allowance for doubtful accounts.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications

     Certain prior years' amounts have been reclassified to conform to the 1999 presentation.

4. BUSINESS COMBINATIONS AND SALE OF BUSINESS

     Effective June 12, 1998, the Company acquired the net assets of the C&A Division of KJ Quinn (C&A Division) a Seabrook, New Hampshire developer and manufacturer of specialty polyurethane formulations for adhesives and coatings. The Company paid cash and issued $2.8 million in notes payable to former owners. Goodwill of $1.2 million was recognized in the acquisition and is being amortized over a period of 15 years.

     Effective August 3, 1998, the Company acquired the PL Adhesives and Sealants brand and product line ("PL") from ChemRex Inc. in Shakopee, Minnesota. PL consists of solvent-based and polyurethane adhesives and sealants. The purchase price was approximately $9.8 million. Goodwill of $9.1 million was recognized in the acquisition and is being amortized over a period of 15 years.

     Effective April 21, 1998, the Company sold Mercer to Burke Industries, Inc. Net proceeds from the sale were approximately $35.3 million. The book value of the net assets sold, including goodwill of approximately $25.0 million, was approximately $36.3 million and the Company recognized a book loss on the sale of approximately $1.0 million.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

     Effective April 19, 1999, the Company acquired the net assets of the flexible packaging coatings business from The Valspar Corporation. The purchase price was approximately $15.8 million. Goodwill of approximately $10.5 million and a covenant not to compete of $3.0 million were recognized in the acquisition and are being amortized over a period of 15 and three years, respectively.

     These acquisitions have been accounted for under the purchase method of accounting. Accordingly, the allocation of the cost of the acquired assets and liabilities have been made on the basis of the estimated fair value. The consolidated financial statements include the operating results of each business from the date of acquisition.

5. INVENTORIES

     Inventories are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Raw materials...............................................  $ 9,920   $ 8,515
Work in process.............................................      386       326
Finished goods..............................................   15,722    10,981
                                                              -------   -------
                                                              $26,028   $19,822
                                                              =======   =======

6. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Land........................................................  $ 5,148   $ 4,891
Building and improvements...................................   22,956    19,677
Machinery and equipment.....................................   32,018    28,017
Furniture and fixtures......................................    1,121       936
Construction-in-progress....................................    2,618     3,742
                                                              -------   -------
                                                               63,861    57,263
Less: Accumulated depreciation..............................   12,336     7,766
                                                              -------   -------
                                                              $51,525   $49,497
                                                              =======   =======

7. OTHER ASSETS

     Other assets are summarized as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
Covenants not to compete....................................  $2,483   $  250
Other.......................................................     491      948
                                                              ------   ------
                                                              $2,974   $1,198
                                                              ======   ======

     The Company recorded covenants not to compete of $3.0 million and $0.3 million from certain acquisitions. These covenants are being amortized over a three year period, the lives of the agreements. Accumulated amortization related to the covenants was $817 and $50, at December 31, 1999 and 1998, respectively.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

8. ACCRUED EXPENSES

     Accrued expenses are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Interest....................................................  $ 5,212   $ 5,121
Compensations and benefits..................................    5,816     4,118
Rebates and warranty........................................    2,352     1,173
Stock repurchase............................................    2,348        --
Long Term Incentive Plan payable............................    1,536        --
Other.......................................................    2,550     3,040
                                                              -------   -------
                                                              $19,814   $13,452
                                                              =======   =======

9. LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Senior subordinated notes...................................  $125,000   $125,000
Credit facilities...........................................    28,103        902
Acquisition notes payable...................................     1,900      2,800
                                                              --------   --------
                                                               155,003    128,702
Less: Current maturities....................................    29,303      1,802
                                                              --------   --------
                                                              $125,700   $126,900
                                                              ========   ========

  Senior Subordinated Notes

     On July 31, 1997, the Company completed a private placement issuance of $125.0 million in principal amount of 9.5% Senior Subordinated Notes due 2007 (the Notes) which were subsequently registered with the Securities and Exchange Commission. As a result of the change in control of the controlling stockholder on December 30, 1999, the Company was required under the provisions of the indenture, to offer to repurchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest. See Note 18, "Subsequent Events".

     The Notes are general obligations of the Company, subordinated in right of payment to all existing and future senior debt and are guaranteed by the Company's wholly-owned domestic subsidiaries -- SIA, P&S, OSI and Tanner (the Guarantor Subsidiaries). The Company's wholly-owned foreign subsidiaries are not guarantors of the Notes (the Non-Guarantor Subsidiaries). Each of the Guarantor Subsidiaries' guarantees of the Notes are full, unconditional, and joint and several. The Company may incur additional indebtedness, including borrowings under its credit facilities, subject to certain limitations. See also Note 19 "Other Financial Information" for financial information as of December 31, 1999, of the Guarantor and the Non-Guarantor Subsidiaries.

     The indenture under which the Notes were issued contains certain covenants that, among other things, limit the Company from incurring other indebtedness, engaging in transactions with affiliates, incurring liens, making certain restricted payments (including dividends), and making certain asset sales.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

  Credit Facilities

     On December 30, 1999, the Company repaid all outstanding amounts under its former credit facility and entered into a new credit agreement (Credit Agreement) providing for aggregate borrowings of $200.0 million. The Credit Agreement includes (1) a $50.0 million revolving credit facility (Credit Facility) (including letters of credit of up to $1.5 million, $1.1 million balance at December 31, 1999), (2) a $75.0 million term loan (Term Loan A) and
(3) a $75.0 million term loan (Term Loan B) for, among other uses, working capital purposes and to fund acquisitions.

     The Credit Facility matures December 30, 2005. Commitment fees on the unused portion of the Credit Facility of 0.375% to 0.050% are payable quarterly in arrears. At December 31, 1999, the Company had $6.0 million outstanding and $42.9 million in available borrowings under the Credit Facility.

     Term Loan A and Term Loan B are payable in quarterly principal installments based on a percentage of the aggregate principal balance outstanding, as defined in the Credit Agreement, beginning March 31, 2001 through December 30, 2005 and December 30, 2006, respectively. At December 31, 1999, the Company had $75.0 million available under Term Loan A and had $21.0 million outstanding and $54.0 million available under Term Loan B.

     At the Company's election, amounts outstanding under the Credit Facility, Term Loan A and Term Loan B will bear interest, payable quarterly, at either the higher of the bank's prime rate (8.50% at December 31, 1999) or the Federal Funds rate plus 1/2 to 1%, plus 0.75% to 2.00%, or LIBOR (6.00% at December 31,
1999) plus 1.75% to 3.00%. The variable spread to the prime rate or LIBOR is determined by the Company's ratios of total debt to earnings before income taxes, interest, depreciation and amortization expense (EBITDA) and senior debt, as defined in the Agreement, to EBITDA after June 30, 2000.

     The Credit Agreement contains covenants that, among other things, restrict the ability to incur additional indebtedness, dispose of assets, repay or amend other indebtedness, pay dividends, or make other changes in the business conducted by the Company or its subsidiaries. In addition the Credit Agreement requires compliance with specific financial ratios and tests, as defined in the Credit Agreement. All covenants were met at December 31, 1999. The Credit Facility and term loans are collateralized by substantially all assets of the Company and pledged by the common stock of the Company's subsidiaries.

     The Company's Singapore-based sales office has a facility providing for borrowings up to SG $1.9 million and secured by a SG $1.9 million letter of credit. Interest is payable at United States prime plus 1.0%. At December 31, 1999, approximately $1.1 million was drawn on the facility.

  Acquisition Notes Payable

     In connection with its acquisition of the C&A Division in June 1998, the Company issued notes payable to the former owners aggregating $2.8 million, of which $1.8 million is payable in two annual installments, and a $1.0 million note payable that has a maturity date of June 30, 2003. Both notes accrue interest at a rate of 8.5% payable on each June 30.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

  Annual Maturities

     Annual maturities of the Company's long-term debt are as follows at December 31, 1999:

2000......................................................  $ 29,303
2001......................................................       200
2002......................................................       200
2003......................................................       300
2004......................................................        --
2005 and thereafter.......................................   125,000
                                                            --------
                                                            $155,003
                                                            ========

10. INCOME TAXES

     The components of the provision for income taxes, are as follows for the years ended December 31, 1999, 1998 and 1997:

                                                              1999     1998     1997
                                                             ------   ------   ------
Current income taxes:
  Federal..................................................  $3,417   $  979   $  801
  State....................................................     601      205      245
  Foreign..................................................      --      207       31
                                                             ------   ------   ------
                                                              4,018    1,391    1,077
Deferred income taxes......................................     200    2,103      238
                                                             ------   ------   ------
                                                              4,218    3,494    1,315
Extraordinary items........................................    (703)    (118)    (948)
                                                             ------   ------   ------
Income taxes...............................................  $3,515   $3,376   $  367
                                                             ======   ======   ======

     The reconciliation of income tax expense computed at the U.S. federal statutory tax rates to income tax expense (benefit), inclusive of tax benefits on extraordinary items, is as follows for the years ended December 31, 1999, 1998 and 1997:

                                                              1999      1998    1997
                                                             -------   ------   -----
Income taxes at federal statutory rate.....................  $(1,523)  $1,663   $  47
Income not subject to income taxes.........................       --       --    (558)
State taxes, net of federal benefit........................      359      358     181
Foreign income taxes.......................................       --      207      31
Increase (decrease) in valuation allowance.................       --     (400)    400
Non-deductible amortization of goodwill....................      487      596     281
Non-deductible stock compensation expense..................    4,151      124      --
Other......................................................       41      828     (15)
                                                             -------   ------   -----
Income taxes at the effective rate.........................  $ 3,515   $3,376   $ 367
                                                             =======   ======   =====

     Income not subject to income taxes represents income from the Parent Partnership and SEA which, prior to the reorganization (see also Note 1), was taxed at the partner/member level. Pro forma income taxes, as if the Company and its subsidiaries were subject to income taxes for all periods presented, are presented in the statement of operations. In 1998, the Company reversed the valuation allowance it had established relative to the deferred tax asset associated with its net operating loss carryforwards as it was able to utilize those carryforwards in 1998. Stock compensation expense represents the tax impact of non-

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES deductible stock compensation expense recognized by the Company. This significant increase in 1999 is due primarily to the accelerated vesting of incentive units as a result of the sale of equity by the Parent Partnership.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $   366   $   292
  Inventory obsolescence reserve............................      372       218
  Inventory capitalization..................................       --       197
  Accrued liabilities.......................................      421       531
  Deferred financing costs..................................      310       334
  Other.....................................................      262       553
                                                              -------   -------
Deferred tax assets.........................................    1,731     2,125
Deferred tax liabilities:
  Accelerated depreciation..................................   (2,562)   (2,244)
  Inventory capitalization..................................      (42)       --
  Amortization of goodwill..................................     (623)   (1,051)
  Refundable investment tax credits.........................       --      (126)
                                                              -------   -------
Deferred tax liabilities....................................   (3,227)   (3,421)
                                                              -------   -------
Net deferred tax liability..................................  $(1,496)  $(1,296)
                                                              =======   =======

11. RETIREMENT PLANS

     The Company sponsors a defined benefit pension plan covering certain salaried employees of one subsidiary of the Company. Employees vest in the plan over a five-year period, and the plan is frozen to new participants. Participants in the plan were given credit for prior years of service.

     The Company has a pension plan covering all union employees of a different subsidiary. The Company's funding policy has been to contribute annually at least the minimum required by ERISA. The Plan provides monthly benefits under a benefit formula.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

     The following tables set forth the Company's two defined benefit plans:

                                                               1999     1998
                                                              ------   ------
Change in projected benefit obligations
  Projected benefit obligation at beginning of year.........  $1,965   $1,752
  Service cost..............................................      88      121
  Interest cost.............................................     129      123
  Actuarial (gains) losses..................................    (181)      75
  Benefits paid.............................................    (109)    (106)
                                                              ------   ------
  Projected benefit obligation at end of year...............  $1,892   $1,965
                                                              ======   ======
Change in plan assets
  Fair value of plan assets at beginning of year............  $1,621   $1,742
  Actual return on plan assets..............................     443     (114)
  Company contributions.....................................      75       99
  Benefits paid.............................................    (108)    (106)
                                                              ------   ------
  Fair value of plan assets at end of year..................  $2,031   $1,621
                                                              ======   ======
Funded status
  Funded status.............................................  $  139   $ (344)
  Unrecognized net actuarial (gain) loss....................     243     (223)
                                                              ------   ------
  Accrued benefit cost......................................  $  104   $  121
                                                              ======   ======
Amounts recognized in the consolidated balance sheets
  consist of:
  Accrued benefit liability.................................  $  104   $  121
                                                              ======   ======
Weighted-average assumptions as of December 31
  Discount rate.............................................     7.5%    6.75%
  Expected return on plan assets............................      10%      10%
  Rate of compensation increase.............................     4.5%     4.5%

                                                              1999    1998    1997
                                                              -----   -----   -----
Components of net periodic benefit cost:
  Service cost..............................................  $  88   $ 121   $ 104
  Interest cost.............................................    129     123     117
  Expected return on plan assets............................   (160)   (174)   (316)
                                                              -----   -----   -----
  Net periodic benefit cost.................................  $  57   $  70   $ (95)
                                                              =====   =====   =====

     The Company sponsored several defined contribution plans (IRS qualified 401(k) plans). Participation in the plans is available to all salaried and hourly employees of the Company. Participating employees contribute to the 401(k) plans based on a percentage of their compensation which are matched, based on a percentage of employee contributions by the Company. The Company recorded expense of $1,042, $1,020 and $600 for the periods ended December 31, 1999, 1998 and 1997, respectively.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

12. MANAGEMENT INCENTIVE PLANS AND NOTES RECEIVABLE

     The Company has implemented certain management incentive plans.

  Stock Incentive Pool

     The Former Parent Partnership established a Stock Incentive Pool in order to provide incentives to employees and directors (including nonemployee directors) of the Company and its subsidiaries by granting them ownership awards in the form of Parent Partnership units and common stock of its general partner. The Stock Incentive Pool awards were allocated by the Compensation Committee of the Board of Directors of the Company. An award granted from the Stock Incentive Pool was subject to five year time and performance vesting. The participant is awarded units in the Parent Partnership and common stock in its general partner. The Company recognized stock compensation expense for the excess of the fair market value of the units and common stock over the purchase price in the amount of $864, $408 and $22 for the years ended December 31, 1999, 1998 and 1997. The change in controlling stockholder on December 30, 1999, constituted a change in control under the securities agreements governing the Stock Incentive Pool. As a result all units and stock issued under the plan immediately vested on December 30, 1999. The Company recognized stock compensation expense for the excess of the fair market value of the units and common stock over the purchase price in the amount of approximately $11.3 million. This expense has been classified in special charges in our statement of operations. The Stock Incentive Pool was terminated on December 30, 1999.

  Long-Term Incentive Plan

     The Former Parent Partnership established a Long-Term Incentive Plan to provide long-term incentive awards to nonunion employees (excluding most executives who participated directly in the Stock Incentive Pool). In connection with the December 30, 1999 sale of the Company's common stock by the Parent Partnership, the Board of directors determined that $1.5 million of cash should be distributed to eligible employees. This value was contributed to the Company from the Parent Partnership's net proceeds on December 30, 1999. The Company recognized stock compensation expense for the value of the pool at December 30, 1999 of $1.5 million and has been classified in special changes in our statement of operations.

  Management Notes Receivable

     Certain members of management borrowed from the Parent Partnership a portion of the purchase price for their units in the Parent Partnership. In 1998, the Parent Partnership contributed those notes receivable to the Company as an equity contribution. The amount contributed was approximately $2.8 million. The notes receivable were collateralized by the Parent Partnership units, and as such, the balance had been reflected as a reduction of the Company's stockholder's equity. The balance of the management loans at December 30, 1999 was approximately $2.5 million. Upon the change of controlling stockholder of the Company on December 30, 1999, the balance of management loans were repaid by certain members of management from their net sale proceeds.

  1999 Stock Option Plan

     On December 29, 1999, the Company adopted its Sovereign Specialty Chemicals, Inc. Stock Option Plan (the Plan), which provides incentives to key employees and directors (including nonemployee directors) of the Company by granting them nonqualified stock options of up to 240,713 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors which has the authority to determine the employees to whom options will be granted, the number of options, and other terms and conditions of the options. Options are granted at not less than the fair value on the date of

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES grant. Options granted from the Plan are subject to a five year vesting period and expire ten years from the date of grant. Options available for grant are 87,663 at December 31, 1999.

     As allowed under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company will continue to apply APB Opinion No. 25 and related interpretations in accounting for the options under the Company's Plan. Accordingly, compensation expense has only been recognized for options with an exercise price below the market value at the date of grant. Had compensation cost for the Company's Plan been determined in accordance with SFAS No. 123, it would have resulted in net income that approximate the amounts reported.

     The fair value of each award is estimated on the date of award using the Minimum Value award-pricing model with risk free interest rates of 6.50% and expected award lives of 5 years for 1999. The Company has not paid and does not anticipate paying dividends; therefore, the expected dividend yield is assumed to be zero.

     Because the Company's options have characteristics significantly different from those of traded stock options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its awards.

13. CAPITAL LEASES

     Property under capital leases included within property, plant, and equipment are as follows:

                                                                DECEMBER 31
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
Buildings...................................................  $1,912   $1,912
Machinery and equipment.....................................     298      105
                                                              ------   ------
                                                               2,210    2,017
Less: Accumulated depreciation..............................     539      324
                                                              ------   ------
                                                              $1,671   $1,693
                                                              ======   ======

     Future minimum lease payments under capital leases at December 31, 1999, together with the present value of the minimum lease payments are as follows:

2000.......................................................   $  692
2001.......................................................      688
2002.......................................................      708
2003.......................................................      684
2004.......................................................      676
2005 and thereafter........................................    2,611
                                                              ------
Total minimum payments.....................................    6,059
Less: Amounts representing interest........................    2,480
                                                              ------
Present value of minimum payments..........................    3,579
Less: Current portion......................................      229
                                                              ------
Total long-term portion....................................   $3,350
                                                              ======

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

14. ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state, local, and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of solid and hazardous wastes, the remediation of contamination, and otherwise relating to health, safety, and protection of the environment. These laws and regulations provide for substantial fines and criminal sanctions for violations and impose liability for the costs of clean up, and for certain damages resulting from past spills, disposals, or other releases of hazardous substances. In connection with its acquisitions of businesses, the Company has conducted substantial investigations to assess potential environmental liabilities. The investigations, performed by independent consultants of all facilities, found that certain facilities have had or may have had releases of hazardous materials that require or may require remediation. In addition, certain subsidiaries have been named as potentially responsible parties under the Comprehensive Environment Response, Compensation, and Liability Act (CERCLA) and/or similar environmental laws for cleanup of multiparty waste disposal sites.

     The Company has negotiated contractual indemnifications from previous owners of acquired businesses, which, supplemented by commercial insurance coverage designed for each acquisition, is currently expected to adequately address a substantial portion of known and foreseeable environmental liabilities. At December 31, 1999, the Company had accrued reserves relating to environmental matters of approximately $0.4 million. The liabilities are included in the balance sheet as "other current liabilities" and represent known environmental liabilities for which the Company have been indemnified. Management estimates that it will incur approximately $0.4 million of these indemnified liabilities in 2000. The Company does not currently believe that potential additional expenses for environmental liabilities will have a material adverse effect on the financial condition or results of operations of the Company.

15. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table provides supplemental cash flow data in addition to the information provided in the consolidated statements of cash flows for the years ended December 31, 1999, 1998 and 1997:

                                                            1999      1998      1997
                                                           -------   -------   ------
Cash paid for:
  Interest...............................................  $13,427   $13,675   $3,536
  Income taxes...........................................    3,544     2,223      302
Supplemental disclosure of non-cash activity:
  Debt issued for capital leased assets..................      193        --       --

16. SPECIAL CHARGES

     As a result of the change of controlling stockholder of the Company on December 30, 1999, the Company incurred incremental expenses totaling $14.2 million, consisting of $11.3 million in stock compensation expense related to accelerated vesting of incentive equity awards previously issued to certain members of management, $1.5 million in compensation expense related to a disbursement made to employees under the Long-Term Incentive Plan, $0.8 million in cash bonuses related to the transaction and $0.6 million in legal, accounting and other fees.

17. EXTRAORDINARY LOSSES

     During 1997, the Company repaid its outstanding debt obligations under certain credit agreements and recognized an extraordinary loss related to the write-off of unamortized deferred financing costs of $1,409, net of tax benefit of $948.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

     During 1998, the Company repaid its outstanding debt obligations under its $30.0 million term loan and recognized an extraordinary loss related to the write-off of unamortized deferred financing costs of $176, net of tax benefit of $118.

     During 1999, the Company refinanced its prior credit facility and recognized an extraordinary loss related to the write-off of unamortized deferred financing costs of $1,055, net of tax benefit of $703.

18. SUBSEQUENT EVENTS

  Employee Stock Purchase Plan

     On January 26, 2000, the Company adopted its Sovereign Specialty Chemicals, Inc. Employee Stock Purchase Plan in order to provide incentives to salaried employees (excluding executives who participate directly in the Sovereign Specialty Chemicals, Inc. Stock Option Plan) by providing them the opportunity to purchase up to 20,000 shares of common stock of the Company. The compensation committee of the Board of Directors will administer the plan. As of March 23, 2000, the Company's employees have subscribed to purchase 7,045 Class A common shares.

  Senior Subordinated Notes

     The change of controlling stockholder of the Company constituted a change of control under the terms of the indenture relating to the Company's 9 1/2% Senior Subordinated Notes due 2007 and, as a result, the Company was required to make an offer to purchase for cash any and all of its outstanding $125.0 million principal amount of 9 1/2% notes for 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The repurchase of 100% of the outstanding Notes was completed on March 6, 2000 with the repurchase of the entire $125.0 million principal amount of 9 1/2% notes for an aggregate purchase price of approximately $127.4 million which was financed with borrowings under the Credit Agreement.

     The Company is proposing to issue $150.0 million in aggregate principal amount of senior subordinated notes due 2010 in a private placement to qualified institutional investors in accordance with Securities Exchange Commission Rule 144A and outside of the United States in accordance with Regulation S under the Securities Act of 1933. The Company intends to use proceeds from this offering, if consummated, to repay amounts drawn under the Credit Agreement for the repurchase of the 9 1/2% notes.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

19. OTHER FINANCIAL INFORMATION

     The Company is a holding company with no independent assets or operations. Full separate financial statements of the Guarantor Subsidiaries have not been presented as the guarantors are wholly-owned subsidiaries of the Company. Management does not believe that inclusion of such financial statements would be material to investors. The financial statement data as of December 31, 1999, 1998 and 1997, respectively of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are below. The financial statement data of the Guarantor Subsidiaries include SIA, P&S, OSI, and Tanner under the caption "the Company."

                                                           GUARANTOR
                                                          SUBSIDIARIES
                                                          ------------   NON-GUARANTOR
                                                          THE COMPANY    SUBSIDIARIES     TOTAL
                                                          ------------   -------------   --------
STATEMENT OF OPERATIONS DATA:
Net sales...............................................    $227,794        $9,614       $237,408
Cost of goods sold......................................     155,803         6,747        162,550
                                                            --------        ------       --------
Gross profit............................................      71,991         2,867         74,858
Selling, general, and administrative expenses...........      60,293         2,210         62,503
                                                            --------        ------       --------
Operating income........................................      11,698           657         12,355
Interest expense, net...................................      14,927           149         15,076
                                                            --------        ------       --------
Income (loss) before income taxes and extraordinary
  loss..................................................    $ (3,229)       $  508       $ (2,721)
                                                            ========        ======       ========

BALANCE SHEET DATA:
Assets:
Current assets..........................................    $ 80,156        $6,016       $ 86,172
Property, plant and equipment, net......................      50,462         1,063         51,525
Goodwill, net...........................................     106,157            --        106,157
Deferred financing costs, net...........................      11,011            --         11,011
Other assets............................................       2,878            96          2,974
                                                            --------        ------       --------
Total assets............................................    $250,664        $7,175       $257,839
                                                            ========        ======       ========

Liabilities and stockholders' equity:
Current liabilities.....................................    $ 62,799        $6,062       $ 68,861
Long-term liabilities...................................     132,362            --        132,362
Total stockholders' equity..............................      55,503         1,113         56,616
                                                            --------        ------       --------
Total liabilities and stockholders' equity..............    $250,664        $7,175       $257,839
                                                            ========        ======       ========


              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                                                           GUARANTOR
                                                          SUBSIDIARIES
                                                          ------------   NON-GUARANTOR
                                                          THE COMPANY    SUBSIDIARIES     TOTAL
                                                          ------------   -------------   --------
STATEMENT OF CASH FLOWS DATA
OPERATING ACTIVITIES
Net income (loss).......................................    $ (8,457)       $  463       $ (7,994)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.........................      10,836           129         10,965
  Deferred income taxes.................................         200            --            200
  Compensation expense on management incentive plan.....      13,746            --         13,746
  Amortization of deferred financing costs..............       1,185            --          1,185
  Extraordinary losses..................................       1,055            --          1,055
  Changes in operating assets and liabilities (net of
     effect of acquired companies)......................      (7,883)         (323)        (8,206)
                                                            --------        ------       --------
Net cash provided by operating activities...............      10,682           269         10,951

INVESTING ACTIVITIES
Acquisition of business, net of acquired cash...........     (15,769)           --        (15,769)
Purchase of property, plant, and equipment..............      (5,908)         (372)        (6,280)
                                                            --------        ------       --------
Net cash used in investing activities...................     (21,677)         (372)       (22,049)

FINANCING ACTIVITIES
Capital contributions...................................          55            --             55
Net proceeds from revolving credit facilities...........      27,000           201         27,201
Deferred financing costs................................      (4,041)           --         (4,041)
Payments on acquisition notes payable...................        (900)           --           (900)
Payments on capital lease obligations...................        (194)           --           (194)
                                                            --------        ------       --------
Net cash provided by financing activities...............      21,920           201         22,121
Effect of exchange rate changes on cash.................         221          (102)           119
                                                            --------        ------       --------
Net increase (decrease) in cash and cash equivalents....      11,146            (4)        11,142
Cash and cash equivalents at beginning of year..........       5,523           340          5,863
                                                            --------        ------       --------
Cash and cash equivalents at end of year................    $ 16,669        $  336       $ 17,005
                                                            ========        ======       ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

     The following sets forth the financial data at December 31, 1998 and for the year then ended. For purposes of this disclosure, the results of operations for Mercer for the period ended April 21, 1998 (date of disposition) are separately reported.

                                                  GUARANTOR SUBSIDIARIES
                                                  ----------------------   NON-GUARANTOR
                                                  THE COMPANY    MERCER    SUBSIDIARIES     TOTAL
                                                  ------------   -------   -------------   --------
STATEMENT OF OPERATIONS DATA:
Net sales.......................................    $196,989     $7,218       $ 7,128      $211,335
Cost of goods sold..............................     133,997      4,700         5,342       144,039
                                                    --------     ------       -------      --------
Gross profit....................................      62,992      2,518         1,786        67,296
Selling, general, and administrative expenses...      43,094      1,439         1,885        46,418
                                                    --------     ------       -------      --------
Operating income (loss).........................      19,898      1,079           (99)       20,878
Interest expense, net...........................      13,718        840           154        14,712
Loss on sale of business........................       1,025         --            --         1,025
                                                    --------     ------       -------      --------
Income (loss) before income taxes and
  extraordinary losses..........................    $  5,155     $  239       $  (253)     $  5,141
                                                    ========     ======       =======      ========
BALANCE SHEET DATA:
Assets:
Current assets..................................    $ 60,379                  $ 3,375      $ 63,754
Property, plant and equipment, net..............      48,702                      795        49,497
Goodwill, net...................................     101,205                       --       101,205
Deferred financing costs, net...................       9,913                       --         9,913
Other assets....................................       1,016                      182         1,198
                                                    --------                  -------      --------
Total assets....................................    $221,215                  $ 4,352      $225,567
                                                    ========                  =======      ========
Liabilities and stockholder's equity (deficit):
Current liabilities.............................    $ 30,665                  $ 3,350      $ 34,015
Long-term liabilities...........................     135,130                    2,228       137,358
Total stockholder's equity (deficit)............      55,420                   (1,226)       54,194
                                                    --------                  -------      --------
Total liabilities and stockholder's equity......    $221,215                  $ 4,352      $225,567
                                                    ========                  =======      ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                                                  GUARANTOR SUBSIDIARIES
                                                  ----------------------   NON-GUARANTOR
                                                  THE COMPANY    MERCER    SUBSIDIARIES     TOTAL
                                                  ------------   -------   -------------   --------
STATEMENT OF CASH FLOWS DATA
OPERATING ACTIVITIES
Net income (loss)...............................    $  1,486     $  238       $  (253)     $  1,471
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization.................       8,699        422           356         9,477
  Deferred income taxes.........................       2,025         --            --         2,025
  Loss on sale of business......................       1,025         --            --         1,025
  Compensation expense on management incentive
     plan.......................................         408         --            --           408
  Amortization of deferred financing costs......       1,129         84            --         1,213
  Extraordinary losses..........................         176         --            --           176
  Changes in operating assets and liabilities
     (net of effect of acquired companies)......      (1,189)    (1,021)           33        (2,177)
                                                    --------     ------       -------      --------
Net cash provided by (used in) operating
  activities....................................      13,759       (277)          136        13,618

INVESTING ACTIVITIES
Acquisition, disposition of businesses, net (net
  of acquired cash).............................      20,255        (36)           --        20,219
Purchase of property, plant, and equipment......      (3,960)      (188)         (324)       (4,472)
                                                    --------     ------       -------      --------
Net cash provided by (used in) investing
  activities....................................      16,295       (224)         (324)       15,747

FINANCING ACTIVITIES
Capital contributions...........................         230         --            --           230
Net proceeds from revolving credit facilities...         (29)        --           338           309
Proceeds from issuance of long-term debt........          --         --            --            --
Deferred financing costs........................        (282)        --            --          (282)
Payments on long-term debt......................     (30,081)        --            --       (30,081)
Payments on capital lease obligations...........        (122)        --            --          (122)
                                                    --------     ------       -------      --------
Net cash used in provided by financings
  activities....................................     (30,284)        --           338       (29,946)
Effect of exchange rate changes on cash.........          31         --            --            31
                                                    --------     ------       -------      --------
Net increase decrease in cash and cash
  equivalents...................................        (199)      (501)          150          (550)
Cash and cash equivalents at beginning of
  year..........................................       5,722        501           190         6,413
                                                    --------     ------       -------      --------
Cash and cash equivalents at end of year........    $  5,523     $   --       $   340      $  5,863
                                                    ========     ======       =======      ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

     The following sets forth the financial data at December 31, 1997 and for the year then ended:


                                                  GUARANTOR SUBSIDIARIES
                                                  ----------------------   NON-GUARANTOR
                                                  THE COMPANY    MERCER    SUBSIDIARIES     TOTAL
                                                  ------------   -------   -------------   --------
STATEMENT OF OPERATIONS DATA:
Net sales.......................................   $ 119,951     $9,945       $4,875       $134,771
Cost of goods sold..............................      82,608      6,921        3,360         92,889
                                                   ---------     ------       ------       --------
Gross profit....................................      37,343      3,024        1,515         41,882
Selling, general, and administrative expenses...      26,692      1,899        1,703         30,294
                                                   ---------     ------       ------       --------
Operating income (loss).........................      10,651      1,125         (188)        11,588
Interest expense................................       7,858      1,117          105          9,080
                                                   ---------     ------       ------       --------
Income (loss) before income taxes and
  extraordinary losses..........................   $   2,793     $    8       $ (293)      $  2,508
                                                   =========     ======       ======       ========
STATEMENT OF CASH FLOWS DATA
OPERATING ACTIVITIES
Net income (loss)...............................   $      75     $    2       $ (293)      $   (216)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization.................       5,323        699           27          6,049
  Deferred income taxes.........................          72        166           --            238
  Amortization of deferred financing costs......         651         --           --            651
  Extraordinary losses..........................       1,409         --           --          1,409
  Changes in operating assets and liabilities
     (net of effect of acquired companies)......      (1,251)      (391)        (103)        (1,745)
                                                   ---------     ------       ------       --------
Net cash provided by (used in) operating
  activities....................................       6,279        476         (369)         6,386

INVESTING ACTIVITIES
Acquisition of businesses, net (net of acquired
  cash).........................................    (133,338)        --           --       (133,338)
Purchase of property, plant, and equipment......      (1,429)       (37)        (368)        (1,834)
                                                   ---------     ------       ------       --------
Net cash used in investing activities...........    (134,767)       (37)        (368)      (135,172)

FINANCING ACTIVITIES
Capital contributions...........................      33,800         --           --         33,800
Proceeds from revolving credit facility.........          --         --          593            593
Payments on revolving credit facility...........          --         --           --             --
Proceeds from issuance of long-term debt........     155,000         --           --        155,000
Deferred financing costs........................     (12,672)        --           --        (12,672)
Payments on long-term debt......................     (41,360)        --           --        (41,360)
Payments on capital lease obligations...........        (270)        --           --           (270)
Distributions...................................          --         --           --             --
                                                   ---------     ------       ------       --------
Net cash provided by financings activities......     134,498         --          593        135,091
Effect of exchange rate changes on cash.........          --         --            4              4
                                                   ---------     ------       ------       --------
Net increase (decrease) in cash and cash
  equivalents...................................       6,010        439         (140)         6,309
Cash and cash equivalents at beginning of
  year..........................................        (288)        62          330            104
                                                   ---------     ------       ------       --------
Cash and cash equivalents at end of year........   $   5,722     $  501       $  190       $  6,413
                                                   =========     ======       ======       ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                        AS OF MARCH 31, 2000 (UNAUDITED)


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



ASSETS
Current assets:
  Cash and cash equivalents.................................    $  9,483
  Accounts receivable, net..................................      42,673
  Inventories...............................................      27,109
  Deferred income taxes.....................................       1,177
  Other current assets......................................       5,517
                                                                --------
Total current assets........................................      85,959
Property, plant, and equipment, net.........................      50,518
Goodwill, net...............................................     104,687
Deferred financing costs, net...............................       9,714
Other assets................................................       3,887
                                                                --------
Total assets................................................    $254,765
                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 18,498
  Accrued expenses..........................................      10,123
  Other current liabilities.................................         777
  Current portion of long-term debt.........................      16,298
  Current portion of capital lease obligations..............         229
                                                                --------
Total current liabilities...................................      45,925
Long-term debt, less current portion........................     149,632
Capital lease obligations, less current portion.............       3,291
Deferred income taxes.......................................       2,676
Other long-term liabilities.................................         626
Stockholders' equity:
Common stock, $0.01 par value, 2,700,000 shares authorized,
  1,436,239 issued and outstanding..........................          15
Common stock, non-voting, $0.01 par value, 2,100,000 shares
  authorized, 730,182 issued and outstanding................           7
Additional paid-in capital..................................      63,578
Accumulated deficit.........................................     (10,936)
Cumulative translation adjustments..........................         (49)
                                                                --------
Total stockholders' equity..................................      52,615
                                                                --------
Total liabilities and stockholders' equity..................    $254,765
                                                                ========



          See accompanying notes to consolidated financial statements.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



                                                                       THREE MONTHS ENDED
                                                                --------------------------------
                                                                MARCH 31, 2000    MARCH 31, 1999
                                                                --------------    --------------
                                                                 (UNAUDITED)       (UNAUDITED)
Net sales...................................................       $60,812           $55,766
Cost of goods sold..........................................        41,302            37,880
                                                                   -------           -------
Gross profit................................................        19,510            17,886
Selling, general and administrative expenses................        13,176            11,938
                                                                   -------           -------
Operating income............................................         6,334             5,948
Interest expense, net.......................................         4,176             3,462
                                                                   -------           -------
Income before income taxes and extraordinary loss...........         2,158             2,486
Income taxes................................................         1,221             1,106
                                                                   -------           -------
Income before extraordinary loss............................           937             1,380
Extraordinary loss, net of income tax benefit...............        (4,828)               --
                                                                   -------           -------
Net (loss) income...........................................       $(3,891)          $ 1,380
                                                                   =======           =======



          See accompanying notes to consolidated financial statements

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                             (DOLLARS IN THOUSANDS)



                                                                       THREE MONTHS ENDED
                                                                --------------------------------
                                                                MARCH 31, 2000    MARCH 31, 1999
                                                                --------------    --------------
                                                                 (UNAUDITED)       (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income...........................................      $  (3,891)        $   1,380
Adjustments to reconcile net (loss) income to cash used in
  operating activities:
  Depreciation and amortization.............................          3,076             2,451
  Amortization of deferred financing costs..................            351               295
  Extraordinary loss........................................          4,828                --
  Compensation expense under management incentive plans.....             --                90
  Changes in operating assets and liabilities:
     Accounts receivable....................................         (3,917)           (5,476)
     Inventories............................................         (1,081)           (4,133)
     Prepaid expenses and other assets......................         (2,537)              490
     Accounts payable.......................................            (93)            3,436
     Accrued expenses and other.............................         (7,296)           (3,975)
                                                                  ---------         ---------
Net cash used in operating activities.......................        (10,560)           (5,442)
INVESTING ACTIVITIES
Purchase of property, plant and equipment...................           (780)           (2,180)
                                                                  ---------         ---------
Net cash used in investing activities.......................           (780)           (2,180)
FINANCING ACTIVITIES
Payments on long-term debt..................................       (126,250)               --
Proceeds from issuance of long-term debt....................        148,932                --
Payments for deferred financing costs.......................         (5,773)               --
Payments on capital lease obligations.......................            (59)              (47)
Proceeds from revolving credit facilities...................        134,000             8,000
Payments on revolving credit facilities.....................       (147,000)              (57)
                                                                  ---------         ---------
Net cash provided by financing activities...................          3,851             7,896
Effect of exchange rate changes on cash.....................            (32)              (84)
                                                                  ---------         ---------
Net (decrease) increase in cash and cash equivalents........         (7,522)              190
Cash and cash equivalents at beginning of period............         17,005             5,863
                                                                  ---------         ---------
Cash and cash equivalents at end of period..................      $   9,483         $   6,053
                                                                  =========         =========



          See accompanying notes to consolidated financial statements

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES



                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



                             (Dollars in Thousands)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION



     The consolidated financial statements as of and for the periods ended March 31, 2000 and 1999, respectively, include the accounts of Sovereign Specialty Chemicals, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. Management and the Company's chief operating decision makers assess performance and make decisions about resource allocation on a consolidated basis as the Company operates in one business segment. The Company operates in the adhesives sealants and coatings segment of the specialty chemicals industry.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



  INTERIM FINANCIAL INFORMATION



     The unaudited interim consolidated financial statements of the Company, in the opinion of management, reflect all necessary adjustments, consisting only of normal recurring adjustments, for a fair presentation of results as of the dates and for the interim periods covered by the financial statements. The results for the interim periods are not necessarily indicative of the results of operations to be expected for the entire year.



     The unaudited interim consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission; however, the Company believes the disclosures are adequate to make the information not misleading. The unaudited interim consolidated financial statements contained herein should be read in conjunction with the audited financial statements and notes included herein.



  RECLASSIFICATIONS



     Certain prior year amounts have been reclassified to conform to current year presentation.



2. INVENTORIES



     Inventories are summarized as follows:



                                                       MARCH 31,    DECEMBER 31,
                                                         2000           1999
                                                       ---------    ------------
Raw Materials......................................     $ 9,821       $ 9,920
Work in process....................................         448           386
Finished Goods.....................................      16,840        15,722
                                                        -------       -------
                                                        $27,109       $26,028
                                                        =======       =======



3. LONG-TERM DEBT



     The change of controlling stockholder of the Company, on December 30, 1999, constituted a change of control under the terms of the indenture relating to the Company's 9 1/2% Senior Subordinated Notes

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)



due 2007 and, as a result, the Company was required to make an offer to purchase for cash any and all of its outstanding $125.0 million principal amount of 9 1/2% notes for 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. On March 6, 2000, the entire $125.0 million principal amount of 9 1/2% notes was repurchased for an aggregate purchase price of $127.4 million which was financed with borrowings under the credit agreement. In connection with the repurchase transaction, the Company recognized an extraordinary loss of $4.8 million, net of tax benefit of $3.2 million resulting from the 1% premium paid at repurchase and the write-off of approximately $3.5 million of unamortized deferred financing costs.



     On March 29, 2000, the Company completed a private placement issuance of $150.0 million in principal amount of 11 7/8% Senior Subordinated Notes (the Notes) due 2010 (the offering). The offering was made to qualified institutional buyers pursuant to Rule 144A of the Securities and Exchange Commission (SEC). The Notes were issued at a discount of $1.1 million which will be amortized to interest expense over the life of the Notes.



     Proceeds from the offering were used to repay $60.0 million principal drawn under the Term A Loan Facility, $75.0 million drawn under Term B Loan Facility and $6.0 million drawn under the Revolving Credit Facility and for general corporate purposes. In connection with this repayment, Term B Loan Facility was terminated and the aggregate borrowings under the credit agreement were reduced from $200 million to $125 million.



     The Notes mature on March 15, 2010. Interest is payable semi-annually in arrears each March 15 and September 15, commencing September 15, 2000. On or after March 15, 2005, the Notes may be redeemed at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest:



        YEAR           REDEMPTION PRICE
        ----           ----------------
2005                       105.938%
2006                       103.958%
2007                       101.979%
2008 and thereafter        100.000%



     In addition, at any time on or prior to March 15, 2003, the Company may redeem, in the aggregate, up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to the original issuance of additional Notes, if any) with the net cash proceeds of one or more public equity offerings by the Company, at a redemption price in cash equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest. In the event of a change in control, the Company would be required to offer to repurchase the Notes at a price equal to 101.0% of the principal amount plus accrued and unpaid interest.



     The Notes are general obligations of the Company, subordinated in right of payment to all existing and future senior debt and are guaranteed by the Company's wholly-owned domestic subsidiaries -- SIA, P&S, OSI and Tanner (the Guarantor Subsidiaries). Each of the Guarantor Subsidiaries' guarantees of the Notes are full, unconditional, and joint and several.



     The indenture under which the Notes were issued contains certain covenants that, among other things, limit the Company from incurring other indebtedness, engaging in transactions with affiliates, incurring liens, making certain restricted payments (including dividends), and making certain asset sales.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)



4. COMPREHENSIVE (LOSS) INCOME



     For the three months ended March 31, 2000 and 1999, respectively, the calculation of comprehensive (loss) income is as follows:



                                                             2000       1999
                                                            -------    ------
Net (loss) income as reported...........................    $(3,891)   $1,380
Foreign currency translation adjustments................       (110)      (84)
                                                            -------    ------
Comprehensive (loss) income.............................    $(4,001)   $1,296
                                                            =======    ======



5. EMPLOYEE STOCK PURCHASE PLAN



     On January 26, 2000, the Company adopted its Sovereign Specialty Chemicals, Inc. Employee Stock Purchase Plan in order to provide incentives to salaried employees (excluding executives who participate directly in the Sovereign Specialty Chemicals, Inc. Stock Option Plan) by providing them the opportunity to purchase up to 20,000 shares of common stock of the Company. The compensation committee of the Board of Directors will administer the plan. As of March 31, 2000, the Company's employees had subscribed to purchase 7,045 Class A common shares.



6. SUBSEQUENT EVENT



     On April 10, 2000, the Company repurchased 7,045 Class A Common Shares from AEA Investors Inc. at fair market value. All shares repurchased were sold to employees at fair market value.

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)


7. OTHER FINANCIAL INFORMATION



     The Company is a holding company with no independent assets or operations. Full separate financial statements of the Guarantor Subsidiaries have not been presented as the guarantors are wholly-owned subsidiaries of the Company. Management does not believe that inclusion of such financial statements would be material to investors. The financial statement data as of March 31, 2000 and 1999, respectively of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are below. The financial statement data of the Guarantor Subsidiaries include SIA, P&S, OSI, and Tanner under the caption "the Company."



                                                       GUARANTOR
                                                      SUBSIDIARIES
                                                      ------------    NON-GUARANTOR
                                                      THE COMPANY     SUBSIDIARIES        TOTAL
                                                      ------------    -------------    -----------
                                                      (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................      $ 58,513         $2,299         $ 60,812
Cost of goods sold................................        39,758          1,544           41,302
                                                        --------         ------         --------
Gross profit......................................        18,755            755           19,510
Selling, general and administrative expenses......        12,722            454           13,176
                                                        --------         ------         --------
Operating income..................................         6,033            301            6,334
Interest income, net..............................         4,138             38            4,176
                                                        --------         ------         --------
Income before income taxes and extraordinary
  loss............................................      $  1,895         $  263         $  2,158
                                                        ========         ======         ========

BALANCE SHEET DATA:
Assets:
Current assets....................................      $ 82,134         $3,825         $ 85,959
Property, plant and equipment, net................        49,433          1,085           50,518
Goodwill, net.....................................       104,687             --          104,687
Deferred financing costs, net.....................         9,714             --            9,714
Other assets......................................         3,808             79            3,887
                                                        --------         ------         --------
Total assets......................................      $249,776         $4,989         $254,765
                                                        ========         ======         ========

Liabilities and stockholders' equity:
Current liabilities...............................      $ 41,356         $4,569         $ 45,925
Long-term liabilities.............................       156,225             --          156,225
Total stockholders' equity........................        52,195            420           52,615
                                                        --------         ------         --------
Total liabilities and stockholders' equity........      $249,776         $4,989         $254,765
                                                        ========         ======         ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)


                                                        GUARANTOR
                                                       SUBSIDIARIES
                                                       ------------    NON-GUARANTOR
                                                       THE COMPANY     SUBSIDIARIES        TOTAL
                                                       ------------    -------------    -----------
                                                       (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
STATEMENT OF CASH FLOWS DATA:
OPERATING ACTIVITIES
Net income(loss)...................................     $  (4,154)         $263          $  (3,891)
Adjustments to reconcile net income (loss) to net
  cash
  provided by operating activities:
  Depreciation and amortization....................         3,036            40              3,076
  Compensation expense on management incentive
     plan..........................................            --            --                 --
  Amortization of deferred financing costs.........           351            --                351
  Extraordinary losses.............................         4,828            --              4,828
  Changes in operating assets and liabilities......       (15,056)          132            (14,924)
                                                        ---------          ----          ---------
Net cash provided by (used in) operating
  activities.......................................       (10,995)          435            (10,560)
INVESTING ACTIVITIES
Acquisition, disposition of businesses.............            --            --                 --
Purchase of property, plant and equipment..........          (716)          (64)              (780)
                                                        ---------          ----          ---------
Net cash provided by (used in) investing
  activities.......................................          (716)          (64)              (780)
FINANCING ACTIVITIES
Payments on long-term debt.........................      (126,250)           --           (126,250)
Proceeds from long-term debt.......................       148,932            --            148,932
Deferred financing costs...........................        (5,773)           --             (5,773)
Payments on capital lease obligations..............           (59)           --                (59)
Proceeds from revolving credit facility............       134,000            --            134,000
Payments on revolving credit facility..............      (146,996)           (4)          (147,000)
                                                        ---------          ----          ---------
Net cash provided by (used in) financing
  activities.......................................         3,854            (4)             3,850
Effect of foreign currency changes on cash.........            45           (77)               (32)
                                                        ---------          ----          ---------
Net increase (decrease) in cash....................        (7,812)          290             (7,522)
Cash and cash equivalents at beginning of period...        16,669           336             17,005
                                                        ---------          ----          ---------
Cash and cash equivalents at end of period.........     $   8,857          $626          $   9,483
                                                        =========          ====          =========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)


  The following sets forth financial data at March 31, 1999 and for the three months then ended.



                                                       GUARANTOR
                                                      SUBSIDIARIES
                                                      ------------    NON-GUARANTOR
                                                      THE COMPANY     SUBSIDIARIES        TOTAL
                                                      ------------    -------------    -----------
                                                      (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................      $ 54,124         $1,642         $ 55,766
Cost of goods sold................................        36,685          1,195           37,880
                                                        --------         ------         --------
Gross profit......................................        17,439            447           17,886
Selling, general and administrative expenses......        11,613            325           11,938
                                                        --------         ------         --------
Operating income..................................         5,826            122            5,948
Interest expense, net.............................         3,423             39            3,462
                                                        --------         ------         --------
Income before income taxes and extraordinary
  loss............................................      $  2,403         $   83         $  2,486
                                                        ========         ======         ========

              SOVEREIGN SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES

                             (Dollars in Thousands)


                                                       GUARANTOR
                                                      SUBSIDIARIES
                                                      ------------    NON-GUARANTOR
                                                      THE COMPANY     SUBSIDIARIES        TOTAL
                                                      ------------    -------------    -----------
                                                      (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
STATEMENT OF CASH FLOWS DATA:
OPERATING ACTIVITIES
Net income(loss)..................................      $ 1,305           $ 75           $ 1,380
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
  Depreciation and amortization...................        2,421             30             2,451
  Compensation expense on management incentive
     plan.........................................           90             --                90
  Amortization of deferred financing costs........          295             --               295
  Extraordinary losses............................           --             --                --
  Changes in operating assets and liabilities.....       (9,857)           199            (9,658)
                                                        -------           ----           -------
Net cash provided by (used in) operating
  activities......................................       (5,746)           304            (5,442)
INVESTING ACTIVITIES
Acquisition, disposition of businesses............           --             --                --
Purchase of property, plant and equipment.........       (2,094)           (86)           (2,180)
                                                        -------           ----           -------
Net cash provided by (used in) investing
  activities......................................       (2,094)           (86)           (2,180)
FINANCING ACTIVITIES
Payments on long-term debt........................           --             --                --
Proceeds from long-term debt......................           --             --                --
Deferred financing costs..........................           --             --                --
Payments on capital lease obligations.............          (47)            --               (47)
Proceeds from revolving credit facility...........        8,000             --             8,000
Payments on revolving credit facility.............          (57)            --               (57)
                                                        -------           ----           -------
Net cash provided by (used in) financing
  activities......................................        7,896             --             7,896
Effect of foreign currency changes on cash........           (3)           (81)              (84)
                                                        -------           ----           -------
Net increase (decrease) in cash...................           53            137               190
Cash and cash equivalents at beginning of
  period..........................................        5,523            340             5,863
                                                        -------           ----           -------
Cash and cash equivalents at end of period........      $ 5,576           $477           $ 6,053
                                                        =======           ====           =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $150,000,000

                   [SOVERIGN SPECIALTY CHEMICALS, INC. LOGO]

                                   SOVEREIGN
                           SPECIALTY CHEMICALS, INC.

                   11 7/8% SENIOR SUBORDINATED NOTES DUE 2010

                              --------------------

                                   PROSPECTUS
                              --------------------


                                  May 26, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sovereign and SIA Adhesives, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The respective by-laws of Sovereign and SIA Adhesives provide that the corporation shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer or member of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and that such indemnification will continue as to an indemnity who has ceased to be a director or officer. The by-laws of Sovereign and SIA Adhesives further provide that any employee or agent of the corporation, or any person serving at the request of the corporation will be indemnified in the same manner as a director or officer of the corporation.

     The respective by-laws of Sovereign and SIA Adhesives provide that the corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under its by-laws.

     Pierce & Stevens is incorporated under the laws of the State of New York. Sections 722 and 723 of the Business Corporation Law of the State of New York (the "New York Law") provides that a corporation may indemnify any person made a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation under the New York law.

     A New York corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     The New York Law also authorizes a corporation to purchase and maintain insurance to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers, to indemnify directors and officers in instances in which they may be indemnified by the corporation, and to indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of the New York Law provided the contract of insurance covering such directors and officers provides for a retention amount and for co-insurance.

     The by-laws of Pierce & Stevens do not contain provisions regarding the indemnification of directors and officers.

     OSI Sealants is incorporated under the laws of the State of Illinois.
Section 8.75 of the Business Corporation Act of 1983 of the State of Illinois (the "Illinois Law") contains provisions permitting an Illinois corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith an in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     An Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     The Illinois Law further authorizes an Illinois corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 8.75.

     Tanner Chemicals, Inc. is incorporated under the laws of the State of New Hampshire. Section 293-A:8 of the Business Corporation Act of the State of New Hampshire (the "New Hampshire Law") contains provisions permitting a New Hampshire corporation to indemnify directors, employees, and agents of the corporation who are made a party to a proceeding if they acted in good faith and reasonably believed that their conduct was in the best interests of the corporation, or in the case of an employee benefit plan, in the best interests of the participants and beneficiaries of the plan.

     The New Hampshire Law further authorizes a New Hampshire corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against this liability under the provisions of the New Hampshire Law.

     The by-laws of each of OSI Sealants and Tanner provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of such corporation or other entity, or is or was serving at the request of such corporation as a director, officer or member of another corporation so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and that such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The by-laws of each of OSI Sealants and Tanner further provide that any employee or agent of such corporation, or any person serving at the request of such corporation an employee or agent of another corporation, partnership, joint venture or other enterprise shall be indemnified in the same manner as a director or officer of such entity.

     The by-laws of each of OSI Sealants and Tanner provide that each such corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of such corporation or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under its by-laws.

     We have obtained an indemnification insurance policy insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


        EXHIBIT
         NUMBER                              DOCUMENT DESCRIPTION
        -------                              --------------------
          3.1            -- Certificate of Incorporation Sovereign Specialty
                            Chemicals, Inc., incorporated by reference to Exhibit 4.1
                            of the Company's Registration Statement on Form S-8 as
                            filed on January 28, 2000.
          3.2            -- By-Laws of Sovereign Specialty Chemicals, Inc.,
                            incorporated by reference to Exhibit 4.2 of the Company's
                            Registration Statement on Form S-8 as filed on January
                            28, 2000.
          3.3            -- Certificate of Incorporation of Pierce & Stevens Corp.,
                            incorporated by reference to Exhibit 3.3 of the Company's
                            Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).
          3.4            -- By-laws of Pierce & Stevens Corp., incorporated by
                            reference to Exhibit 3.4 of the Company's Registration
                            Statement on Form S-4, as amended (Registration No.
                            333-39373).
          3.5            -- Certificate of Incorporation of SIA Adhesives, Inc.,
                            incorporated by reference to Exhibit 3.5 of the Company's
                            Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).
          3.6            -- By-Laws of SIA Adhesives, Inc., incorporated by reference to Exhibit 3.6 of the Company's Registration Statement on
                            Form S-4, as amended (Registration No. 333-39373).
          3.7            -- Amended and Restated Articles of Incorporation of OSI
                            Sealants, Inc., incorporated by reference to Exhibit 3.7
                            of the Company's Registration Statement on Form S-4, as
                            amended (Registration No. 333-39373).
          3.8            -- By-Laws of OSI Sealants, Inc., incorporated by reference to Exhibit 3.8 of the Company's Registration Statement on
                            Form S-4, as amended (Registration No. 333-39373).
          3.9            -- Articles of Incorporation of Tanner Chemicals, Inc.,
                            incorporated by reference to Exhibit 3.11 of the
                            Company's Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).
          3.10           -- By-Laws of Tanner Chemicals, Inc., as amended,
                            incorporated by reference to Exhibit 3.12 of the
                            Company's Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).
          4.1            -- Amended and Restated Credit Agreement, dated April 6,
                            2000 among Sovereign Specialty Chemicals, Inc., the
                            Guarantors and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, J.P. Morgan Securities Inc. and the Chase
                            Manhattan Bank.+*
          4.2            -- Amended and Restated Shareholders Agreement, dated May
                            12, 2000 between and among Sovereign Specialty Chemicals,
                            Inc., SSCI Investors LLC and the Shareholders listed on
                            Schedule I thereto.*
          4.3            -- Amended and Restated Shareholders Agreement, dated
                            December 14, 1999, by and among Sovereign Specialty
                            Chemicals, Inc., SSCI Investors LLC, and Sovereign
                            Specialty Chemicals, L.P., incorporated by reference to
                            Exhibit 4.3 of the Company's Annual Report on Form 10-K
                            as filed on March 24, 2000.

        EXHIBIT
         NUMBER                              DOCUMENT DESCRIPTION
        -------                              --------------------
          4.3A           -- Amendment No. 1 to Amended and Restated Shareholders
                            Agreement dated December 14, 1999, by and among Sovereign
                            Specialty Chemicals, Inc., SSCI Investors LLC, and
                            Sovereign Specialty Chemicals, L.P., incorporated by
                            reference to Exhibit 4.3A of the Company's Annual Report
                            on Form 10-K as filed on March 24, 2000.
          4.4            -- Indenture dated March 29, 2000 among Sovereign Specialty
                            Chemicals, Inc., the Guarantors and The Bank of New York,
                            as trustee.*
          4.5            -- Forms of 11 7/8% Senior Subordinated Notes due 2010,
                            Series A and Series B Notes (contained in Exhibit 4.4 as
                            Exhibit A and B thereto, respectively).*
          4.6            -- Form of Guarantee (contained in Exhibit 4.4 as Exhibit A and B thereto).*
          4.7            -- Registration Rights Agreement dated March 29, 2000 among
                            Sovereign Specialty Chemicals, Inc., the Guarantors, J.P.
                            Morgan Securities Inc., Merrill Lynch, Pierce Fenner &
                            Smith Incorporated and Chase Securities Inc.*
          5.1            -- Opinion and consent of Fried, Frank, Harris, Shriver &
                            Jacobson.*
          5.2            -- Opinion and consent of McBride Baker & Coles.*
          5.3            -- Opinion and consent of Wiggin & Nourie, P.A.*
         10.1            -- Employment Agreement, dated December 29, 1999 between
                            Sovereign Specialty Chemicals, Inc., and Robert B.
                            Covalt, incorporated by reference to Exhibit 10.1 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         10.1A           -- First Amendment to Employment Agreement between Sovereign
                            Specialty Chemicals, Inc. and Robert B. Covalt, dated
                            January 2, 2000, incorporated by reference to Exhibit
                            10.1A of the Company's Annual Report on Form 10-K as
                            filed on March 24, 2000.
         10.2            -- Employment Agreement, dated December 29, 1999 between
                            Sovereign Specialty Chemicals, Inc. and Gerard A. Loftus,
                            incorporated by reference to Exhibit 10.2 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         10.3            -- Employment Agreement, dated December 29, 1999 between
                            Sovereign Specialty Chemicals, Inc. and Peter Longo,
                            incorporated by reference to Exhibit 10.3 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         10.4            -- Employment Agreement, dated December 29, 1999 between
                            Sovereign Specialty Chemicals, Inc. and Frederick Quinn,
                            incorporated by reference to Exhibit 10.4 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         10.5            -- Employment Agreement, dated December 29, 1999 between
                            Sovereign Specialty Chemicals, Inc. and John Mellett,
                            incorporated by reference to Exhibit 10.5 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         10.6            -- Sovereign Specialty Chemicals, Inc. Management Incentive
                            Compensation Plan dated January 1, 2000, incorporated by
                            reference to Exhibit 10.6 of the Company's Annual Report
                            on Form 10-K as filed on March 24, 2000.
         10.7            -- Sovereign Specialty Chemicals, Inc. Stock Option Plan,
                            dated December 29, 1999, incorporated by reference to
                            Exhibit 10.7 of the Company's Annual Report on Form 10-K
                            as filed on March 24, 2000.
         10.8            -- Non-qualified Stock Option Agreement between Sovereign
                            Specialty Chemicals, Inc. and Robert B. Covalt, dated
                            December 31, 1999, incorporated by reference to Exhibit
                            10.8 of the Company's Annual Report on Form 10-K as filed
                            on March 24, 2000.

        EXHIBIT
         NUMBER                              DOCUMENT DESCRIPTION
        -------                              --------------------
         10.8A           -- First Amendment to Non-qualified Stock Option Agreement between Sovereign Specialty Chemicals, Inc. and Robert B.
                            Covalt, dated January 4, 2000, incorporated by reference
                            to Exhibit 10.8A of the Company's Annual Report on Form
                            10-K as filed on March 24, 2000.
         10.9            -- Sovereign Specialty Chemicals, Inc. Employee Stock
                            Purchase Plan, incorporated by reference to Exhibit 10.9
                            of the Company's Registration Statement on Form S-8 as
                            filed on January 28, 2000.
         10.10           -- Non-qualified stock option Agreement between Sovereign
                            Specialty Chemicals, Inc. and the individuals listed in
                            Schedule 1 thereto, dated December 29, 1999, incorporated
                            by reference to Exhibit 10.10 of the Company's Annual
                            Report on Form 10-K as filed on March 24, 2000.
         10.14           -- Asset Purchase Agreement dated March 31, 1996 among The
                            BFGoodrich Company, Sovereign Engineered Adhesives,
                            L.L.C. and the Parent Partnership, incorporated by
                            reference to Exhibit 10.14 of the Company's Registration
                            Statement on Form S-4, as amended (Registration No.
                            333-39373).+
         10.15           -- Purchase Agreement, dated August 19, 1996 among The
                            Sherwin-Williams Company, Pierce & Stevens Canada, Inc.,
                            the Parent Partnership and P&S Holdings, Inc,
                            incorporated by reference to Exhibit 10.15 of the
                            Company's Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).+
         10.16           -- Stock Purchase Agreement dated May 22, 1997 between
                            Laporte Inc. and the Parent Partnership, incorporated by
                            reference to Exhibit 10.16 of the Company's Registration
                            Statement on Form S-4, as amended (Registration No.
                            333-39373).+
         10.17           -- Closing Agreement dated August 5, 1997 between Laporte
                            Inc., the Parent Partnership and the Company,
                            incorporated by reference to Exhibit 10.17 of the
                            Company's Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).+
         10.20           -- Stock Purchase Agreement, dated March 5, 1998, by among
                            Burke Industries, Inc., Mercer and the Company,
                            incorporated by reference to Exhibit 10.20 of the
                            Company's Registration Statement on Form S-4, as amended
                            (Registration No. 333-39373).+
         12              -- Computation of ratios of earnings to fixed charges.
         21.1            -- Subsidiaries of the Company and the Guarantors,
                            incorporated by reference to Exhibit 21.1 of the
                            Company's Annual Report on Form 10-K as filed on March
                            24, 2000.
         23.1            -- Consent of Ernst & Young LLP (independent auditors).
         23.2            -- Consent of Fried, Frank, Harris, Shriver and Jacobson
                            (included in Exhibit 5.1).*
         23.3            -- Consent of McBride Baker & Coles (included in Exhibit
                            5.2).*
         23.4            -- Consent of Wiggin & Nourie, P.A. (included in Exhibit
                            5.3).*
         24.1            -- Powers of Attorney.*
         25.1            -- Statement of Eligibility of Trustee on Form T-1.*

        EXHIBIT
         NUMBER                              DOCUMENT DESCRIPTION
        -------                              --------------------
         99.1            -- Cautionary Statements for Purposes of "Safe Harbor"
                            Provisions of Securities Reform Act of 1995, incorporated
                            by reference to Exhibit 99.1 of the Company's Annual
                            Report on Form 10-K as filed on March 24, 2000.
         99.2            -- Form of Letter of Transmittal.
         99.3            -- Form of Notice of Guaranteed Delivery.
         99.4            -- Form of Instructions to Registered Holder and/or
                            Book-Entry Transfer Facility Participant From Beneficial
                            Owner.

---------------

+ The Company agrees to furnish supplementary to the Commission a copy of any omitted schedule to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.


* Previously filed.


  (b) Schedules

     Schedule II -- Financial Statement Schedules

ITEM 22. UNDERTAKINGS

     The registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Sovereign Specialty Chemicals, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of May, 2000.


                                            SOVEREIGN SPECIALTY CHEMICALS, INC.


                                            By:     /s/ JOHN R. MELLETT

                                              ----------------------------------

                                                       John R. Mellett


                                               Vice President, Chief Financial
                                                            Officer,


                                                 Chief Accounting Officer and
                                                           Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                        TITLE
                      ---------                        -----

                          *                            Chairman and Director
-----------------------------------------------------
                  Robert B. Covalt

                 /s/ JOHN R. MELLETT                   Vice President, Chief Financial Officer, Chief
-----------------------------------------------------    Accounting Officer and Treasurer
                   John R. Mellett

                          *                            Director
-----------------------------------------------------
                   John L. Garcia

                          *                            Director
-----------------------------------------------------
                    Karl D. Loos

                          *                            Director
-----------------------------------------------------
                  John D. Macomber

                          *                            Director
-----------------------------------------------------
                  Robert H. Malott

                          *                            Director
-----------------------------------------------------
                  Thomas P. Salice

                          *                            Director
-----------------------------------------------------
                Norman E. Wells, Jr.



* The undersigned, by signing his name hereto, does sign and execute this Amended Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               By: /s/ JOHN R. MELLETT                 Attorney-in-Fact
  -------------------------------------------------
                   John R. Mellett



Dated:  May 26, 2000

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Pierce & Stevens Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of May, 2000.


                                            PIERCE & STEVENS CORP.


                                            By:     /s/ JOHN R. MELLETT

                                              ----------------------------------
                                                      John R. Mellett

                                              Vice President, Chief Financial
                                                          Officer,


                                                Chief Accounting Officer and
                                                         Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Chairman and Director
-----------------------------------------------------
                  Robert B. Covalt

                 /s/ JOHN R. MELLETT                   Vice President, Chief Financial
-----------------------------------------------------    Officer, Chief Accounting
                   John R. Mellett                       Officer and Treasurer

                          *                            Director
-----------------------------------------------------
                   John L. Garcia

                          *                            Director
-----------------------------------------------------
                  Thomas P. Salice



* The undersigned, by signing his name hereto, does sign and execute this Amended Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               By: /s/ JOHN R. MELLETT                 Attorney-in-Fact
  -------------------------------------------------
                   John R. Mellett



Dated:  May 26, 2000

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, SIA Adhesives, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of May, 2000.


                                            SIA ADHESIVES, INC.


                                            By:     /s/ JOHN R. MELLETT

                                              ----------------------------------
                                                      John R. Mellett

                                              Vice President, Chief Financial
                                                          Officer,


                                                Chief Accounting Officer and
                                                         Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Chairman and Director
-----------------------------------------------------
                  Robert B. Covalt

                 /s/ JOHN R. MELLETT                   Vice President, Chief Financial Officer, Chief
-----------------------------------------------------    Accounting Officer and Treasurer
                   John R. Mellett

                          *                            Director
-----------------------------------------------------
                   John L. Garcia

                          *                            Director
-----------------------------------------------------
                  Thomas P. Salice



* The undersigned, by signing his name hereto, does sign and execute this Amended Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               By: /s/ JOHN R. MELLETT                 Attorney-in-Fact
  -------------------------------------------------
                   John R. Mellett



Dated:  May 26, 2000

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, OSI Sealants, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of May, 2000.


                                            OSI SEALANTS, INC.


                                            By:     /s/ JOHN R. MELLETT

                                              ----------------------------------
                                                      John R. Mellett

                                              Vice President, Chief Financial
                                                          Officer,


                                                Chief Accounting Officer and
                                                         Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Chairman and Director
-----------------------------------------------------
                  Robert B. Covalt

                 /s/ JOHN R. MELLETT                   Vice President, Chief Financial
-----------------------------------------------------    Officer, Chief Accounting
                   John R. Mellett                       Officer and Treasurer

                          *                            Director
-----------------------------------------------------
                   John L. Garcia

                          *                            Director
-----------------------------------------------------
                  Thomas P. Salice



* The undersigned, by signing his name hereto, does sign and execute this Amended Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               By: /s/ JOHN R. MELLETT                 Attorney-in-Fact
  -------------------------------------------------
                   John R. Mellett



Dated:  May 26, 2000

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Tanner Chemicals, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of May, 2000.


                                            TANNER CHEMICALS, INC.


                                            By:     /s/ JOHN R. MELLETT

                                              ----------------------------------
                                                      John R. Mellett

                                              Vice President, Chief Financial
                                                          Officer,


                                                Chief Accounting Officer and
                                                         Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Chairman and Director
-----------------------------------------------------
                  Robert B. Covalt

                 /s/ JOHN R. MELLETT                   Vice President, Chief Financial Officer, Chief
-----------------------------------------------------    Accounting Officer and Treasurer
                   John R. Mellett

                          *                            Director
-----------------------------------------------------
                   John L. Garcia

                          *                            Director
-----------------------------------------------------
                  Thomas P. Salice



* The undersigned, by signing his name hereto, does sign and execute this Amended Registration Statement pursuant to the Power of Attorney executed by the above-named officers directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               By: /s/ JOHN R. MELLETT                 Attorney-in-Fact
  -------------------------------------------------
                   John R. Mellett



Dated:  May 26, 2000